UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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LEAP WIRELESS INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

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10307 Pacific Center Court
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 21, 2009

To the Stockholders of Leap Wireless International, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Leap Wireless International, Inc., a Delaware corporation (“Leap”), will be held at the Renaissance Schaumburg Hotel & Convention Center, 1551 N. Thoreau Drive, Schaumburg, Illinois 60173, on Thursday, May 21, 2009, at 1:00 p.m. local time, for the following purposes:

1. To elect the following five directors to hold office until the next Annual Meeting of Stockholders or until their successors have been elected and have qualified:

John D. Harkey, Jr.	Mark H. Rachesky, M.D.
S. Douglas Hutcheson	Michael B. Targoff
Robert V. LaPenta

2. To ratify the selection of PricewaterhouseCoopers LLP as Leap’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

3. To approve an amendment to the Leap Wireless International, Inc. 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan to increase the number of shares of common stock authorized for issuance under the plan by 1,000,000 shares.

4. To transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement associated with this Notice.

We are pleased to take advantage of the new Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this new e-proxy process will expedite stockholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our annual meeting. We sent a notice of Internet availability of proxy materials and began providing access to our proxy materials over the Internet on April 10, 2009. If you received a notice of Internet availability of proxy materials by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice of Internet availability of proxy materials instructs you on how to access and review our Proxy Statement and 2008 Annual Report and authorize a proxy online or by telephone. If you received a notice of Internet availability of proxy materials by mail and would like to receive a printed copy of our proxy materials or future proxy materials, you should follow the instructions included in the notice of Internet availability of proxy materials.

The Board of Directors has fixed the close of business on March 25, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any continuation, adjournment or postponement thereof.

By Order of the Board of Directors

S. Douglas Hutcheson
President and Chief Executive Officer

San Diego, California
April 10, 2009

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE AUTHORIZE YOUR PROXY BY INTERNET OR TELEPHONE OR, IF YOU RECEIVED A PAPER COPY OF OUR PROXY MATERIALS BY MAIL, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

10307 Pacific Center Court
San Diego, California 92121

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The associated proxy is solicited by the Board of Directors (the “Board”) of Leap Wireless International, Inc., a Delaware corporation (“Leap”), for use at the Annual Meeting of Stockholders to be held on Thursday, May 21, 2009, at 1:00 p.m. local time (the “Annual Meeting”), or at any continuation, adjournment or postponement thereof, for the purposes set forth herein and in the associated Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Renaissance Schaumburg Hotel & Convention Center, 1551 N. Thoreau Drive, Schaumburg, Illinois 60173. If you need directions to the location of the Annual Meeting, please contact Leap’s Investor Relations department at (858) 882-6000. The approximate date on which this proxy statement is first being furnished or sent to stockholders is April 10, 2009. As used in this proxy statement and accompanying appendix, the terms “we,” “us,” “our,” “ours” and the “Company” refer to Leap and its wholly owned subsidiaries, including Cricket Communications, Inc. (“Cricket”).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 21, 2009

Pursuant to rules promulgated by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. The proxy statement and our 2008 Annual Report are available at proxy.leapwireless.com.

Solicitation

Leap will bear the cost of soliciting proxies for the upcoming Annual Meeting. Leap will ask banks, brokerage houses, fiduciaries and custodians holding stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such stock, and Leap will reimburse them for their reasonable expenses in doing so. In addition, Leap has retained D.F. King & Co, Inc. to act as a proxy solicitor in conjunction with the meeting. Leap has agreed to pay that firm a fee not to exceed $6,000, plus reasonable expenses, costs and disbursements for proxy solicitation services. Leap and its directors, officers and regular employees may supplement the proxy solicitor’s solicitation of proxies by mail, personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

Stockholders of record at the close of business on March 25, 2009 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, Leap had 70,171,248 shares of common stock outstanding and entitled to vote. Stockholders of record on such date will be entitled to one vote on all matters to be voted upon for each share of common stock held. If you are a stockholder of record and plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name” (which means your shares are held of record by a broker, bank or other nominee) and you wish to vote in person at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the record holder of the shares (your broker, bank or other nominee) authorizing you to vote at the Annual Meeting.

A quorum is necessary for the transaction of business at the Annual Meeting. A quorum exists when holders of a majority of the total number of outstanding shares of common stock entitled to vote at the meeting are present in person or by proxy. At the Annual Meeting, the inspector of election appointed for the Annual Meeting will determine the presence of a quorum and tabulate the results of the voting by stockholders. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes (i.e., shares held by a broker or nominee that are represented at the meeting but which the broker or nominee is not empowered to vote on a particular proposal) are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. Proxies may be revoked by authorizing a new proxy on a later date over the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted) or by filing with the Corporate Secretary of Leap at Leap’s principal executive offices, 10307 Pacific Center Court, San Diego, California 92121, a written notice of revocation or a duly executed proxy bearing a later date. A stockholder of record at the close of business on the Record Date may vote in person if present at the Annual Meeting, whether or not he or she has previously given a proxy. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

Leap’s Board has nominated five nominees for election at the Annual Meeting. Each of the nominees is currently a member of Leap’s Board and is standing for re-election by the stockholders. If elected at the Annual Meeting, each of the five nominees will serve until Leap’s next annual meeting of stockholders, in each case until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

Leap’s Amended and Restated Certificate of Incorporation provides that the number of directors that shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. The authorized number of directors currently is six. We are currently searching for one or more additional directors to join our Board, and our Nominating and Corporate Governance Committee has engaged a professional search firm to assist in identifying and recruiting potential director candidates. Any potential candidates will be reviewed and evaluated by the Nominating and Corporate Governance Committee and our Board under the processes and procedures described further below under “Board of Directors and Board Committees — Director Nomination Process.”

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In no event may such shares be voted for the election of more than five nominees. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and the Board does not believe that any nominee will be unable to serve.

Biographical information for each person nominated as a director is set forth below.

Nominees for Election

Mark H. Rachesky, M.D., 50, has served as a member and Chairman of our Board since August 2004. Dr. Rachesky is the co-founder and president of MHR Fund Management LLC, which is an investment manager of various private investment funds that invest in inefficient market sectors, including special situation equities and distressed investments. From 1990 through June 1996, Dr. Rachesky served in various positions at Icahn Holding Corporation, including as a senior investment officer and for the last three years as sole managing director and acting chief investment advisor. Dr. Rachesky serves as a member and chairman of the boards of directors of Loral Space & Communications, Inc. (NASDAQ: LORL) and Telesat Canada, and as a member of the boards of directors of Emisphere Technologies, Inc. (NASDAQ: EMIS), and NationsHealth, Inc. (NASDAQ: NHRX). Dr. Rachesky holds a B.S. in molecular aspects of cancer from the University of Pennsylvania, an M.D. from the Stanford University School of Medicine and an M.B.A. from the Stanford University School of Business.

John D. Harkey, Jr., 48, has served as a member of our Board since March 2005. Since 1998, Mr. Harkey has served as chief executive officer and chairman of Consolidated Restaurant Companies, Inc., and as chief executive officer and vice chairman of Consolidated Restaurant Operations, Inc. Mr. Harkey also has been manager of the investment firm Cracken, Harkey & Street, L.L.C. since 1997. From 1992 to 1998, Mr. Harkey was a partner with the law firm Cracken & Harkey, LLP. Mr. Harkey was founder and managing director of Capstone Capital Corporation and Capstone Partners, Inc. from 1989 until 1992. He currently serves on the boards of directors and audit committees of Loral Space & Communications, Inc. (NASDAQ: LORL), Energy Transfer Partners, L.P. (NYSE: ETP), Energy Transfer Equity, L.P. (NYSE: ETE) and Emisphere Technologies, Inc. (NASDAQ: EMIS). He also serves on the board of directors of the Baylor Health Care System Foundation, on the President’s Development Council of Howard Payne University, and on the executive board of Circle Ten Council of the Boy Scouts of America. Mr. Harkey obtained a B.B.A. with honors and a J.D. from the University of Texas at Austin and an M.B.A. from the Stanford University School of Business.

S. Douglas Hutcheson, 53, has served as our president, chief executive officer, or CEO, and a member of our Board since February 2005. Mr. Hutcheson has held a number of positions with us since joining in September 1998 as part of our founding management team, having served as our chief financial officer, or CFO, between August

2002 and February 2005 and again between September 2007 and June 2008, and also having served in a number of vice president roles between September 1998 and January 2004 with responsibility for areas including strategic planning and product and business development. From February 1995 to September 1998, Mr. Hutcheson served as vice president, marketing in the Wireless Infrastructure Division at Qualcomm Incorporated. Mr. Hutcheson holds a B.S. in mechanical engineering from California Polytechnic University and an M.B.A. from University of California, Irvine.

Robert V. LaPenta, 63, has served as a member of our Board since March 2005. Mr. LaPenta is the chairman, president and chief executive officer of L-1 Identity Solutions, Inc. (NYSE: ID), a provider of technology solutions for protecting and securing personal identities and assets. From April 2005 to August 2006, Mr. LaPenta served as the chairman and chief executive officer of L-1 Investment Partners, LLC, an investment firm seeking investments in the biometrics area. Mr. LaPenta served as president, chief financial officer and director of L-3 Communications Holdings, Inc., a company he co-founded, from April 1997 until his retirement from those positions effective April 1, 2005. From April 1996, when Loral Corporation was acquired by Lockheed Martin Corporation, until April 1997, Mr. LaPenta was a vice president of Lockheed Martin and was vice president and chief financial officer of Lockheed Martin’s C3I and Systems Integration Sector. Prior to the April 1996 acquisition of Loral, Mr. LaPenta was Loral’s senior vice president and controller, a position he held since 1981. Mr. LaPenta previously served in a number of other executive positions with Loral since he joined that company in 1972. Mr. LaPenta is on the board of trustees of Iona College and is chairman of the board of directors of Core Software Technology. Mr. LaPenta received a B.B.A. in accounting and an honorary degree in 2000 from Iona College in New York.

Michael B. Targoff, 64, has served as a member of our Board since September 1998. He is founder of Michael B. Targoff and Co., a company that seeks active or controlling investments in telecommunications and related industry early stage companies. In February 2006, Mr. Targoff was appointed chief executive officer and vice-chairman of the board of directors of Loral Space & Communications Inc. (NASDAQ: LORL). From its formation in January 1996 through January 1998, Mr. Targoff was president and chief operating officer of Loral Space & Communications Ltd. Mr. Targoff was senior vice president of Loral Corporation until January 1996. Previously, Mr. Targoff was the president of Globalstar Telecommunications Limited, the public owner of Globalstar, Loral’s global mobile satellite system. Mr. Targoff also serves as a member of the board of directors of ViaSat, Inc. (NASDAQ: VSAT) and CPI International, Inc. (NASDAQ: CPII), in addition to serving as chairman of the boards of directors of three small private telecommunications companies. Before joining Loral Corporation in 1981, Mr. Targoff was a partner in the New York law firm of Willkie Farr & Gallagher LLP. Mr. Targoff holds a B.A. from Brown University and a J.D. from the Columbia University School of Law.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE NAMED ABOVE.

BOARD OF DIRECTORS AND BOARD COMMITTEES

Board Meetings

Leap’s Board held eight meetings, including telephonic meetings, during the 2008 fiscal year. During the past fiscal year, each incumbent director attended at least 75% of the total number of meetings of the Board and meetings of committees of the Board on which he served.

Director Attendance at Annual Meetings of Stockholders

Leap’s policy is to encourage the members of its Board to attend Leap’s annual meetings of stockholders. All of Leap’s directors attended the annual meeting of stockholders held on May 29, 2008.

Communications with Our Board

Any stockholder may communicate with the Board and its committees by addressing his or her communication to the Board, the independent directors, a committee of the Board, or an individual director by sending a communication addressed to the recipient group or individual at:

Leap Wireless International, Inc.
Attn: Board of Directors
c/o Corporate Secretary
10307 Pacific Center Court
San Diego, CA 92121

Copies of written communications received by the Corporate Secretary will be provided to the relevant director(s) unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of stockholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Leap or its business, or communications that relate to improper or irrelevant topics. Any such improper communication will be made available to any non-employee director upon request.

Director Independence

The Board has determined that, except for Mr. Hutcheson, all of its members are independent directors as defined in the NASDAQ Stock Market listing standards. Mr. Hutcheson is not considered independent because he is employed by us as our president and CEO.

Committees of the Board of Directors

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee.  Our Audit Committee consists of Messrs. Targoff (Chairman), Harkey and LaPenta. Each member of the Audit Committee is an independent director, as defined in the NASDAQ Stock Market listing standards. Our Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The functions of this Committee include:

•	appointment, compensation, retention and oversight of our independent registered public accounting firm and senior internal audit executive;

•	pre-approval of audit and non-audit services to be rendered by our independent registered public accounting firm;

•	review of the independence and quality control procedures of our independent registered public accounting firm and the experience and qualifications of the senior personnel from our independent registered public accounting firm providing audit services to us;

•	meeting with our management, our independent registered public accounting firm and our senior internal audit executive to discuss: (i) the scope of the audit, the procedures to be followed and the staffing of the audit; (ii) each annual audit, major issues regarding accounting principles and financial statement presentations, complex or unusual transactions and other special financial issues; (iii) analyses prepared by management or the independent registered public accounting firm of significant financial reporting issues and judgments made in connection with the preparation of our financial statements; and (iv) the effect of recent regulatory and professional accounting pronouncements and off-balance sheet structures on our financial statements;

•	reviewing our financial statements and periodic reports and discussing these statements and reports with our management and our independent registered public accounting firm, and considering whether such statements and reports are complete and consistent with information known to the Audit Committee members;

•	meeting separately with representatives from the independent registered public accounting firm: (i) regarding any problems or difficulties encountered during the course of the audit work; (ii) to discuss the report the independent registered public accounting firm is required to make to the Audit Committee; and (iii) to discuss the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended; and

•	determining whether to recommend to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year subject to the audit.

Representatives from both our independent registered public accounting firm and our internal financial personnel regularly meet privately with the Audit Committee and have unrestricted access to this committee. The Audit Committee held seven meetings during the 2008 fiscal year. A copy of the Audit Committee Charter adopted by Leap’s Board is posted in the Investor Relations section of Leap’s website at www.leapwireless.com. The information on our website is not part of this proxy statement or any other report or registration statement that we furnish to or file with the SEC.

Compensation Committee.  Our Compensation Committee consists of Dr. Rachesky and Mr. Targoff. All members of the Compensation Committee are independent directors, as defined in the NASDAQ Stock Market listing standards. The functions of this Committee include:

•	reviewing our compensation philosophy and our employee compensation, pension and welfare benefit plans;

•	reviewing and approving corporate goals and objectives relating to the compensation of our CEO, and evaluating the performance of, and determining and approving the compensation of, our CEO;

•	evaluating the performance of our other executive officers, and reviewing and approving, or modifying, the recommendations of our CEO regarding compensation of such executive officers;

•	reviewing and approving any employment contracts and special employment arrangements to be entered into by Leap with any executive officer;

•	granting awards under, and setting and evaluating performance targets under, annual bonus and long-term incentive compensation plans; and

•	reviewing and approving, as well as reviewing and discussing with our management, the Compensation Discussion and Analysis to be included in our Annual Report on Form 10-K and proxy statement.

The Compensation Committee held six meetings during the 2008 fiscal year. A copy of the Compensation Committee Charter adopted by Leap’s Board is posted in the Investor Relations section of Leap’s website at www.leapwireless.com. Under the Compensation Committee Charter, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, and may delegate to one or more officers of Leap any or all of the Committee’s responsibilities to grant awards under Leap’s stock incentive plans to eligible participants (other than to Leap’s executive officers).

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee consists of Dr. Rachesky (Chairman) and Messrs. Harkey and Targoff. All members of the Nominating and Corporate Governance Committee are independent directors, as defined in the NASDAQ Stock Market listing standards. The functions of this Committee include:

•	identifying qualified candidates to become members of our Board;

•	recommending to the Board candidates for nomination for election as directors at each annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

•	recommending the membership of committees of the Board;

•	recommending to the Board candidates for appointment to fill vacancies on our Board;

•	overseeing the annual evaluation of the performance of the Board; and

•	overseeing our corporate governance guidelines.

The Nominating and Corporate Governance Committee held two meetings during the 2008 fiscal year. A copy of the Nominating and Corporate Governance Committee Charter adopted by Leap’s Board is posted in the Investor Relations section of Leap’s website at www.leapwireless.com.

Director Nomination Process

Director Qualifications

The Nominating and Corporate Governance Committee’s goal is to assemble a Board that brings to our company a variety of perspectives and skills derived from high quality business and professional experience. In evaluating director nominees, the Nominating and Corporate Governance Committee considers the following criteria, among others that the committee deems appropriate:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment;

•	experience in our industry;

•	experience as a board member of another publicly held company;

•	academic expertise in an area of our operations; and

•	practical and mature business judgment, including ability to make independent analytical inquiries.

The Nominating and Corporate Governance Committee has no stated minimum criteria for director nominees. In evaluating director nominees, in addition to the criteria described above, the Nominating and Corporate Governance Committee may consider other factors that it deems to be appropriate and in the best interests of Leap and its stockholders. The Nominating and Corporate Governance Committee believes it is appropriate for at least one, and preferably several, members of our Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our Board be independent directors, as defined under the NASDAQ Stock Market listing standards. At this time, the Nominating and Corporate Governance Committee also believes it is appropriate for our president and CEO to serve as a member of our Board.

Process for Identification and Evaluation of Nominees for Director

Nominating and Corporate Governance Committee Process.  The Nominating and Corporate Governance Committee identifies nominees for director by first evaluating the current members of the Board willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating and Corporate Governance Committee’s criteria for Board service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new perspectives. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. In such a case, the Nominating and Corporate Governance Committee generally polls the Board and members of management for their recommendations. The Nominating and Corporate Governance Committee may also seek input from industry experts or analysts. Once candidates are identified, the Nominating and Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are then interviewed by the Nominating and Corporate Governance Committee and certain other of our independent directors and executive management. In making its determinations, the Nominating and Corporate Governance Committee evaluates each individual in the context of our Board as a whole, with the objective of assembling a group that can best perpetuate our success and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating and Corporate Governance Committee makes its recommendation to the Board. Historically, the Nominating and Corporate Governance Committee has not relied on third-party search firms to identify Board candidates. However, the Nominating and Corporate Governance Committee has engaged the services of a professional search firm to assist in identifying and recruiting one or more potential director candidates to join our Board.

Recommendations from Stockholders.  The Nominating and Corporate Governance Committee’s policy is to consider and evaluate nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received any director candidate recommendations from our stockholders to date. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by Board members, management or other parties are evaluated.

Stockholders wishing to recommend a candidate for nomination for election as a director must do so in writing addressed to the Corporate Secretary of Leap. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes this candidate is qualified for service on our Board. The stockholder must also provide such other information about the candidate as would be required by SEC rules to be included in a proxy statement about the candidate. In addition, the stockholder must include the written consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the recommendation or nomination. In order to give the Nominating and Corporate Governance Committee sufficient time to evaluate a recommended candidate, the recommendation must be received by our Corporate Secretary at our principal executive offices by the deadline for submitting proposals to be included in the proxy statement for the next annual meeting of stockholders, as described below in the section entitled “Stockholder Proposals.” Recommendations received after such date will likely not be timely for consideration in connection with that year’s annual meeting of stockholders.

Nominations by Stockholders.  Nominations of persons for election to the Board may be made at the Annual Meeting by any stockholder who is entitled to vote at the meeting and who has complied with the notice procedures set forth in Article II, Section 8 of the Amended and Restated Bylaws of Leap. Generally, these procedures require stockholders to give timely notice in writing to the Corporate Secretary of Leap, including all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors and the nominee’s written consent to being named in the proxy and to serving as a director if elected. Stockholders are encouraged to review the Amended and Restated Bylaws of Leap for a complete description of the procedures.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR FISCAL 2009

Leap’s financial statements for the fiscal year ended December 31, 2008 have been examined by PricewaterhouseCoopers LLP, which has audited Leap’s financial statements since 1998. The Board has selected PricewaterhouseCoopers LLP as Leap’s independent registered public accounting firm for the fiscal year ending December 31, 2009 and has directed that management submit the selection of the independent registered public accounting firm to the stockholders for ratification at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

Stockholders are not required to ratify the selection of PricewaterhouseCoopers LLP as Leap’s independent registered public accounting firm. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of Leap and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2009

Audit Fees

The following table summarizes the aggregate fees billed to Leap by its independent registered public accounting firm, PricewaterhouseCoopers LLP, for the fiscal years ended December 31, 2008 and 2007 (in thousands):

	2008	2007

Audit fees(1)	$3,864	$4,360
Audit-related fees(2)	490	10
Tax fees(3)	441	698
All other fees(4)	—	—

Total	$4,795	$5,068

(1)	Audit fees consist of fees billed for professional services rendered for the audit of Leap’s consolidated annual financial statements and internal control over financial reporting, review of the interim condensed consolidated financial statements included in quarterly reports, and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Leap’s consolidated financial statements and are not reported under “Audit fees.” For the fiscal year ended December 31, 2008, these services included procedures related to certain process improvement initiatives and the licensing of research materials. For the year ended December 31, 2007, these services consisted of the licensing of research materials.

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance and tax planning. For the fiscal years ended December 31, 2008 and 2007, these services included assistance regarding federal and state tax compliance and consultations regarding various income tax issues.

(4)	All other fees consist of fees for products and services other than the services reported above.

In considering the nature of the services provided by PricewaterhouseCoopers LLP, the Audit Committee determined that such services were compatible with the provision of independent audit services. The Audit Committee discussed these services with PricewaterhouseCoopers LLP and Leap management to determine that they were permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the Public Company Accounting Oversight Board. The Audit Committee requires that all services performed by PricewaterhouseCoopers LLP be pre-approved prior to the services being performed. During the fiscal years ended December 31, 2008 and 2007, all services were pre-approved in accordance with these procedures.

PROPOSAL 3

APPROVAL OF AMENDMENT TO
THE 2004 STOCK OPTION, RESTRICTED STOCK AND DEFERRED STOCK UNIT PLAN

We are asking our stockholders to approve an amendment to our 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan, as previously amended (the “2004 Stock Plan”). Currently, the 2004 Stock Plan authorizes 8,300,000 shares of Leap common stock for issuance. The proposed amendment would increase the number of shares authorized for issuance under the 2004 Stock Plan by 1,000,000 shares to a total of 9,300,000 shares. Leap’s Board approved the amendment to the 2004 Stock Plan on April 1, 2009 but specified that the amendment was subject to approval by Leap’s stockholders.

The following summary of the terms of the 2004 Stock Plan and the proposed amendment is qualified in its entirety by reference to the text of the 2004 Stock Plan and the various award agreements used thereunder, forms of which have been filed as exhibits to Leap’s current, quarterly and annual reports filed with the SEC. The proposed amendment to the 2004 Stock Plan, the text of which is attached as Appendix A to this proxy statement, would become effective immediately upon stockholder approval at the Annual Meeting. The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting is required to approve the proposed amendment.

Description of Proposed Amendment

Under the current terms of the 2004 Stock Plan, a total of 8,300,000 shares of our common stock are reserved for issuance pursuant to awards granted under the 2004 Stock Plan. As of April 1, 2009, stock options and restricted stock awards for an aggregate of 6,390,413 shares were outstanding or approved for issuance under the 2004 Stock Plan, 1,649,634 shares were outstanding as a result of option exercises, vesting of restricted stock awards or distributions under deferred stock unit awards, and 259,953 shares (plus any shares that might in the future be returned to the 2004 Stock Plan as a result of cancellations, forfeitures, repurchases or expiration of awards) remained available for future grants. The closing share price for our common stock on the NASDAQ Global Select Market on April 1, 2009, was $35.68. We are now asking our stockholders to approve the proposed amendment to the 2004 Stock Plan which would provide that the number of shares of our common stock authorized for issuance under the 2004 Stock Plan would increase by 1,000,000 shares to a total of 9,300,000 shares.

The proposed increase in shares available for issuance under the 2004 Stock Plan has been reviewed and approved by the Compensation Committee of Leap’s Board, which determined that the existing number of shares available for issuance under the 2004 Stock Plan was insufficient to meet our ongoing needs to provide long-term incentive grants on an ongoing and regular basis to motivate, reward, and retain key employees who create shareholder value. The increase in shares has been necessitated by the hiring of new employees and by granting additional stock awards to current employees as long-term incentives. The increase will enable us to continue our policy of equity ownership by employees, directors and consultants as an incentive to contribute to our success. If this proposal is approved by our stockholders, a maximum of 1,000,000 additional shares would become available for issuance under the 2004 Stock Plan. If this proposal is not approved, the amendment will not become effective and no equity awards will be granted pursuant to such amendment.

The 2004 Stock Plan is not being amended in any respect other than to reflect the changes described above.

Purposes of the 2004 Stock Plan

The purposes of the 2004 Stock Plan are to attract and retain the best available personnel for positions of responsibility and to provide additional incentive to our employees, directors and consultants to promote the success of our business.

Securities Subject to the 2004 Stock Plan

The aggregate number of shares of common stock authorized for issuance under the 2004 Stock Plan is currently 8,300,000. That number may be adjusted for changes in Leap’s capitalization and certain corporate transactions, as described below under the heading “Changes in Control and Corporate Transactions.” As noted above, the proposed amendment to the 2004 Stock Plan would increase the number of shares authorized for issuance under the 2004 Stock Plan by 1,000,000 shares to a total of 9,300,000 shares. To the extent that an award expires, terminates or is cancelled without having been exercised in full, any unexercised shares subject to the award will be available for future grant or sale under the 2004 Stock Plan. Shares of restricted stock which are forfeited or repurchased by us pursuant to the 2004 Stock Plan may again be optioned, granted or awarded under the 2004 Stock Plan. In addition, shares of common stock which are delivered by the holder or withheld by us upon the exercise of any award under the 2004 Stock Plan in payment of the exercise or purchase price of such award or tax withholding thereon may again be optioned, granted or awarded under the 2004 Stock Plan.

The maximum number of shares that may be subject to awards granted under the 2004 Stock Plan to any individual in any calendar year may not exceed 1,500,000.

Administration

The 2004 Stock Plan is generally administered by the Compensation Committee of Leap’s Board, or the Administrator. However, Leap’s Board determines the terms and conditions of, interprets and administers the 2004 Stock Plan for awards granted to our non-employee directors and, with respect to these awards, the term “Administrator” refers to Leap’s Board. As appropriate, administration of the 2004 Stock Plan may be revested in Leap’s Board. In addition, for administrative convenience, Leap’s Board may determine to grant to one or more members of Leap’s Board or to one or more officers the authority to make grants to individuals who are not directors or executive officers.

Eligibility

The 2004 Stock Plan authorizes discretionary grants to our employees, consultants and non-employee directors, and to the employees and consultants of our subsidiaries, of stock options, restricted stock and deferred stock units. As of April 1, 2009, outstanding equity awards have been issued to approximately 270 of our nearly 3,500 employees and to our four non-employee directors.

Awards Under the 2004 Stock Plan

Stock Options.  The 2004 Stock Plan provides for discretionary grants of non-qualified stock options, or NQSOs, to employees, non-employee directors and consultants. The 2004 Stock Plan also provides for the grant of incentive stock options, or ISOs, which may only be granted to employees. Options may be granted with terms determined by the Administrator, provided that any ISOs must meet the requirements of Section 422 of the Code. The 2004 Stock Plan provides that an option holder may exercise his or her options for three months following termination of employment, directorship or consultancy (12 months in the event such termination results from death or disability). With respect to options granted to employees, such options terminate immediately in the event of an option holder’s termination for cause. The exercise price for stock options granted under the 2004 Stock Plan is set by the Administrator and may not be less than par value (except for ISOs and stock options granted to non-employee directors which must have an exercise price not less than fair market value on the date of grant). To date, however, all options granted under the 2004 Stock Plan have been NQSOs and have had an exercise price greater than or equal to the fair market value of our common stock on the date of grant, as determined under the 2004 Stock Plan. Options granted under the 2004 Stock Plan generally have a term of ten years.

Restricted Stock.  Unless otherwise provided in the applicable award agreement, holders of restricted stock generally have all of the rights of a stockholder with respect to restricted stock. Restricted stock may be issued for a nominal purchase price, or for no purchase price in exchange for services previously rendered to Leap or its subsidiaries by the recipient, and may be subject to vesting over time or upon attainment of performance targets. Any dividends or other distributions paid on restricted stock are also subject to restrictions to the same extent as the underlying stock. Award agreements related to restricted stock may provide that restricted stock is subject to forfeiture to Leap or repurchase by Leap in the event that the participant ceases to be an employee, director or consultant prior to vesting.

Deferred Stock Units.  Deferred stock units represent the right to receive shares of stock on a deferred basis. Stock distributed pursuant to deferred stock units may be issued for a nominal purchase price, or for no purchase price in exchange for services previously rendered to Leap or its subsidiaries by the recipient. Deferred stock units may be subject to vesting over time or upon attainment of performance targets. Stock distributed pursuant to a deferred stock unit award will not be issued before the deferred stock unit award has vested, and a participant granted a deferred stock unit award generally will have no voting or dividend rights prior to the time when the stock is distributed. The deferred stock unit award will specify when the stock is to be distributed. The Administrator may provide that the stock will be distributed pursuant to a deferred stock unit award on a deferred basis pursuant to a timely irrevocable election by the participant. The issuance of the stock distributable pursuant to a deferred stock unit award may not occur prior to the earliest of: (1) a date or dates set forth in the applicable award agreement; (2) the participant’s termination of employment or service with us (or in the case of any officer who is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, six months after such termination); (3) an unforeseeable financial emergency affecting the participant; or (4) a change in control, as described below. Under no circumstances may the time or schedule of distribution of stock pursuant to a deferred stock unit award be accelerated.

Awards Generally Not Transferable

Awards under the 2004 Stock Plan are generally not transferable during the award holder’s lifetime, except, with the consent of the Administrator, pursuant to qualified domestic relations orders. The Administrator may allow non-qualified stock options to be transferable to certain permitted transferees (for example, to immediate family members for estate planning purposes).

Repricing of Options Without Stockholder Approval Not Permitted

Under the 2004 Stock Plan, neither the Administrator nor the Board may authorize the amendment of any outstanding stock option to reduce its exercise price without the approval of Leap’s stockholders. In addition, no option may be cancelled and replaced with the grant of an option having a lesser exercise price without the approval of Leap’s stockholders.

Changes in Control and Corporate Transactions

In the event of certain changes in the capitalization of our company or certain corporate transactions involving our company and certain other events (including a change in control, as defined in the 2004 Stock Plan), the Administrator will make appropriate adjustments to awards under the 2004 Stock Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards. We will give award holders 20 days’ prior written notice of certain changes in control or other corporate transactions or events (or such lesser notice as the Administrator determines is appropriate or administratively practicable under the circumstances) and of any actions the Administrator intends to take with respect to outstanding awards in connection with such change in control, transaction or event. Award holders will also have an opportunity to exercise any vested awards prior to the consummation of such changes in control or other corporate transactions or events (and such exercise may be conditioned on the closing of such transactions or events).

For purposes of the 2004 Stock Plan, a “change in control” generally means the occurrence of any of the following events:

•	the occurrence of both (1) the acquisition by any person or group of beneficial ownership of 35% or more of Leap’s outstanding voting securities, and (2) the individuals who represent the incumbent members of the Board ceasing for any reason to constitute at least a majority of the Board (and any member of the Board whose appointment or election was approved by a vote of at least a majority of the incumbent members of the Board shall also be considered an incumbent member (other than any individual whose initial assumption of office as a director occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board)). Clause (2) will not apply and the occurrence of clause (1) alone will constitute a change in control if the acquisition in clause (1) is by any buyer of or investor in voting securities of Leap whose primary business is not financial investing;

•	the consummation by Leap of a merger, consolidation, reorganization, or business combination or a sale or other disposition of all or substantially all of its assets, other than a transaction (1) which results in Leap’s voting securities outstanding immediately before the transaction continuing to represent more than 50% of the combined voting power of the successor entity immediately after the transaction, (2) after which more than 50% of the members of the Board of the successor entity were incumbent members of the Board at the time of its approval of the transaction, and (3) after which no person or group beneficially owns voting securities representing 35% or more of the successor entity (and no person or group will be treated as beneficially owning 35% or more of the combined voting power of the successor entity solely as a result of the voting power held in Leap prior to the consummation of the transaction);

•	a liquidation or dissolution of Leap;

•	the acquisition by any person or group of beneficial ownership of 50% or more of Cricket’s outstanding voting securities, other than (1) an acquisition of Cricket’s voting securities by Leap or any person controlled by Leap or (2) an acquisition of Cricket’s voting securities pursuant to a transaction described in the following clause that would not be a change in control under such clause; or

•	the consummation by Cricket of a merger, consolidation, reorganization, or business combination or a sale or other disposition of all or substantially all of Cricket’s assets, other than a transaction which results in Cricket’s voting securities outstanding immediately before the transaction continuing to represent more than 50% of the combined voting power of the successor entity immediately after the transaction.

Term of the 2004 Stock Plan; Amendment and Termination

The 2004 Stock Plan will be in effect until December 2014, unless Leap’s Board terminates the 2004 Stock Plan at an earlier date. Leap’s Board may terminate the 2004 Stock Plan at any time with respect to any shares not then subject to an award under the 2004 Stock Plan. Leap’s Board may also modify the 2004 Stock Plan from time to time, except that Leap’s Board may not, without prior stockholder approval, amend the 2004 Stock Plan so as to increase the number of shares of stock that may be issued under the 2004 Stock Plan, reduce the exercise price per share of the shares subject to any outstanding option, or amend the 2004 Stock Plan in any manner which would require stockholder approval to comply with any applicable law, regulation or rule or which would alter the rights or obligations of any outstanding award.

Federal Income Tax Consequences Associated with the 2004 Stock Plan

The following is a general summary under current law of the material federal income tax consequences to participants in the 2004 Stock Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant in light of a holder’s personal investment circumstances. This summarized tax information is not tax advice.

Non-Qualified Stock Options.  For federal income tax purposes, if an optionee is granted NQSOs under the 2004 Stock Plan, the optionee will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, upon exercise of NQSOs the optionee will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the excess of the fair market value of a common share over the option exercise price on the date each such option is exercised. The optionee’s basis for the stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the common stock on the date the optionee exercises such option. Any subsequent gain or loss will be generally taxable as capital gains or losses.

Incentive Stock Options.  There is no taxable income to an optionee when an optionee is granted an ISO or when that option is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an “item of adjustment” for the optionee for purposes of the alternative minimum tax. Gain realized by the optionee on the sale of an ISO is taxable at capital gains rates, and no tax deduction is available to us, unless the optionee disposes of the shares within (a) two years after the date of grant of the option or (b) within one year of the date the shares were transferred to the optionee. If the common shares are sold or otherwise disposed of before the end of the two-year and one-year periods specified above, the excess of the fair market value of a common share over the option exercise price on the date of the option’s exercise will be taxed at ordinary income rates (or, if less, the gain on the sale), and we will be entitled to a deduction to the extent the optionee must recognize ordinary income. If such a sale or disposition takes place in the year in which the optionee exercises the option, the income the optionee recognizes upon sale or disposition of the shares will not be considered an item of adjustment for alternative minimum tax purposes.

An ISO exercised more than three months after an optionee terminates employment, for reasons other than death or disability, will be taxed as a NQSO, and the optionee will recognize ordinary income on the exercise. We will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

Restricted Stock.  An individual to whom restricted stock is issued generally will not recognize taxable income upon such issuance, and we generally will not then be entitled to a deduction, unless an election is made by the participant under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the individual generally will recognize ordinary income, and we generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price. If a timely election is made under Section 83(b) with respect to restricted stock, the participant generally will recognize ordinary income on the date of the issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price of such shares, and we will be entitled to a deduction for the same amount.

Deferred Stock Units.  For federal income tax purposes, if an individual is granted deferred stock units, he or she generally will not have taxable income on the grant of the deferred stock units, nor will we then be entitled to any deduction. However, when shares of our common stock are distributed to the individual pursuant to the deferred stock units, he or she generally will recognize ordinary income, and we will be entitled to a corresponding deduction, for an amount equal to the difference between the fair market value of the shares at the date of distribution over the purchase price per share for the stock issuable pursuant to the deferred stock units.

Section 162(m) of the Code.  In general, under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for specified executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “qualified performance-based compensation” as provided in the Treasury Regulations under Section 162(m) of the Code if the compensation is awarded by an independent compensation committee and adequately disclosed to, and approved by, stockholders. In particular, stock options will satisfy the “qualified performance-based compensation” exception if the awards are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Restricted stock awards and deferred stock unit awards under the 2004 Stock Plan will not satisfy the “qualified performance-based compensation” exception.

The Administrator can determine the terms and conditions of stock options granted under the 2004 Stock Plan such that remuneration attributable to such awards will not be subject to the $1 million limitation. No assurance is given that any specific award will qualify as “qualified performance-based compensation” under the 2004 Stock Plan.

Section 409A of the Code.  Certain types of awards under the 2004 Stock Plan may constitute, or provide for, a deferral of compensation under Section 409A of the Code. Unless certain requirements set forth in Section 409A are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% federal penalty tax (and, potentially, certain interest penalties). To the extent applicable, the 2004 Stock Plan and awards granted under the 2004 Stock Plan will be structured and interpreted to comply with Section 409A of the Code and the Treasury Regulations and other interpretive guidance that may be issued pursuant to Section 409A of the Code.

If a plan award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize the compensation deferred under the award as ordinary income when such amounts are vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply, Section 409A imposes an additional 20% federal income tax on the deferred compensation recognized as ordinary income, as well as interest on such deferred compensation.

2004 Stock Plan Benefits

Our named executive officers have received the following equity awards under the 2004 Stock Plan (including certain restricted stock awards approved by the Compensation Committee which will be granted on April 14, 2009): S. Douglas Hutcheson, our president and CEO, has received options to purchase 377,007 shares of common stock, 211,987 shares of restricted stock and 30,000 deferred stock units; Albin F. Moschner, our chief operating officer, has received options to purchase 240,660 shares of common stock and 116,000 shares of restricted stock; Walter Z. Berger, our executive vice president and CFO, has received options to purchase 100,000 shares of common stock and 45,000 shares of restricted stock; Glenn T. Umetsu, our executive vice president and chief technology officer, has received options to purchase 133,106 shares of common stock, 127,560 shares of restricted stock and 25,520 deferred stock units; and William D. Ingram, our senior vice president, strategy, has received options to purchase 80,000 shares of common stock and 47,500 shares of restricted stock. As of April 1, 2009:

•	all of our executive officers as a group have received the following under the 2004 Stock Plan:

•	stock options to purchase an aggregate of 1,096,581 shares,

•	717,647 shares of restricted stock (including certain restricted stock awards approved by the Compensation Committee which will be granted on April 14, 2009), and

•	72,020 deferred stock units.

•	in the aggregate we have granted to employees the following under the 2004 Stock Plan:

•	stock options to purchase 3,966,007 shares,

•	1,859,317 shares of restricted stock, and

•	174,464 deferred stock units.

•	our non-employee directors as a group have received the following under the 2004 Stock Plan:

•	stock options to purchase an aggregate of 132,400 shares, and

•	21,611 shares of restricted stock.

Following Leap’s announcement of its first quarter 2009 results, the Compensation Committee expects to meet to consider granting additional stock options to Leap’s executive officers. These and all other future grants under the 2004 Stock Plan are within the discretion of the Administrator and the benefits of such grants are, therefore, not determinable.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE 2004 PLAN

Securities Authorized For Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2008 with respect to equity compensation plans (including individual compensation arrangements) under which Leap’s common stock is authorized for issuance, and excludes the additional 1,000,000 shares of Leap common stock authorized under the proposed amendment to the 2004 Stock Plan, subject to stockholder approval.

Weighted-Average
	Number of Securities to be		Exercise Price of	Number of Securities
	Issued Upon Exercise of		Outstanding	Remaining Available for Future
	Outstanding Options,		Options, Warrants	Issuance Under Equity
Plan Category	Warrants and Rights		and Rights	Compensation Plans

Equity compensation plans approved by security holders	4,408,210	(1)(2)	$45.48	1,630,698	(3)
Equity compensation plans not approved by security holders(4)	—		—	—

Total	4,408,210		$45.48	1,630,698

(1)	Represents shares reserved for issuance under the 2004 Stock Plan adopted by the Compensation Committee of our Board on December 30, 2004 (as contemplated by our confirmed plan of reorganization) and as amended on March 8, 2007 and May 17, 2007. Stock options granted prior to May 17, 2007 were granted prior to the approval of the 2004 Stock Plan by Leap stockholders. See “Proposal 3 — Approval of Amendment to the 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan” for additional information regarding the 2004 Stock Plan.

(2)	Excludes 1,377,278 shares of restricted stock issued under the 2004 Stock Plan which are subject to release upon vesting of the shares.

(3)	Consists of 665,067 shares reserved for issuance under the Leap Wireless International, Inc. Employee Stock Purchase Plan and 965,631 shares reserved for issuance under the 2004 Stock Plan.

(4)	Excludes information with respect to our 2009 Employment Inducement Equity Incentive Plan, or the 2009 Inducement Plan, which was adopted in February 2009 without stockholder approval, as permitted under the rules and regulations of the NASDAQ Stock Market. The 2009 Inducement Plan authorizes the issuance of up to 300,000 shares of common stock and provides for awards consisting of stock options, restricted stock and deferred stock units, or any combination thereof. As of April 1, 2009, stock options and restricted stock awards for an aggregate of 76,400 shares were outstanding under the 2009 Inducement Plan, and 223,600 shares (plus any shares that might in the future be returned to the 2009 Inducement Plan as a result of cancellations, forfeitures, repurchases or expiration of awards) remained available for future grants.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of Leap’s Board of Directors is comprised solely of independent directors, as defined by the listing standards of the NASDAQ Stock Market, and operates pursuant to a written charter adopted by the Board of Directors. The Audit Committee reviews and reassesses the adequacy of the charter on an annual basis. The Audit Committee is responsible for monitoring and overseeing management’s conduct of Leap’s financial reporting process, Leap’s systems of internal accounting and financial controls, and the independent audit of Leap’s financial statements by Leap’s independent registered public accounting firm.

In this context, the Audit Committee has reviewed and discussed the audited financial statements of Leap as of and for the fiscal year ended December 31, 2008 with both management and PricewaterhouseCoopers LLP. Specifically, the Audit Committee has discussed with PricewaterhouseCoopers LLP those matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and it has discussed with PricewaterhouseCoopers LLP the issue of its independence from Leap.

Based on the Audit Committee’s review of the audited financial statements and its discussions with management and PricewaterhouseCoopers LLP noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Leap’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Michael B. Targoff, Chairman
John D. Harkey, Jr.
Robert V. LaPenta

EXECUTIVE OFFICERS

Biographical information for the executive officers of Leap who are not directors, as of the date of this proxy statement, is set forth below. There are no family relationships between any director or executive officer and any other director or executive officer. Executive officers serve at the discretion of the Board and until their successors have been duly elected and qualified, unless sooner removed by the Board.

Name	Age	Position

Albin F. Moschner	56	Chief Operating Officer
Walter Z. Berger	53	Executive Vice President and Chief Financial Officer
Glenn T. Umetsu	59	Executive Vice President and Chief Technical Officer
William D. Ingram	52	Senior Vice President, Strategy
Robert J. Irving, Jr.	53	Senior Vice President, General Counsel and Secretary
Jeffrey E. Nachbor	44	Senior Vice President, Financial Operations and Chief Accounting Officer
Leonard C. Stephens	52	Senior Vice President, Human Resources

Albin F. Moschner has served as our chief operating officer since July 2008, having previously served as our executive vice president and chief marketing officer from January 2005 to July 2008, and as our senior vice president, marketing from September 2004 to January 2005. Prior to this, Mr. Moschner was president of Verizon Card Services from December 2000 to November 2003. Prior to joining Verizon, Mr. Moschner was president and chief executive officer of OnePoint Services, Inc., a telecommunications company that he founded and that was acquired by Verizon in December 2000. Mr. Moschner also was a principal and the vice chairman of Diba, Inc., a development stage Internet software company, and served as senior vice president of operations, a member of the board of directors and ultimately president and chief executive officer of Zenith Electronics from October 1991 to July 1996. Mr. Moschner holds a master’s degree in electrical engineering from Syracuse University and a B.E. in electrical engineering from the City College of New York.

Walter Z. Berger has served as our executive vice president and CFO since June 2008. From 2006 to 2008, Mr. Berger served in senior management roles at CBS Corporation, including as executive vice president and chief financial officer for CBS Radio, a division of CBS Corporation. Prior to joining CBS Radio, Mr. Berger served as executive vice president and chief financial officer and a director of Emmis Communications from 1999 to 2005. From 1996 to 1997, Mr. Berger served as executive vice president and chief financial officer of LG&E Energy Corporation and in 1997 was promoted to group president of the Energy Marketing Division, where he served until 1999. From 1985 to 1996, Mr. Berger held a number of financial and operating management roles in the manufacturing, service and energy fields. Mr. Berger began his career in audit at Arthur Andersen in 1977. Mr. Berger is a certified public accountant and holds a B.A. in business administration from the University of Massachusetts, Amherst.

Glenn T. Umetsu has served as our executive vice president and chief technical officer since January 2005, having previously served as our executive vice president and chief operating officer from January 2004 to January 2005, as our senior vice president, engineering operations and launch deployment from June 2002 to January 2004, and as vice president, engineering operations and launch development from April 2000 to June 2002. From September 1996 to April 2000, Mr. Umetsu served as vice president, engineering and technical operations for Cellular One in the San Francisco Bay Area. Before Cellular One, Mr. Umetsu served in various telecommunications operations roles for 24 years with AT&T Wireless, McCaw Communications, RAM Mobile Data, Honolulu Cellular, PacTel Cellular, AT&T Advanced Mobile Phone Service, Northwestern Bell and the United States Air Force. Mr. Umetsu holds a B.A. in mathematics and economics from Brown University.

William D. Ingram has served as our senior vice president, strategy since April 2008, having previously served as our senior vice president, financial operations and strategy from February 2008 to April 2008 and as a consultant to us beginning August 2007. Prior to joining us, Mr. Ingram served as vice president and general manager of AudioCodes, Inc., a telecommunications equipment company from July 2006 to March 2007. Prior to that, Mr. Ingram served as the president and chief executive officer of Nuera Communications, Inc., a provider of VoIP infrastructure solutions, from September 1996 until it was acquired by AudioCodes, Inc. in July 2006. Prior to joining Nuera Communications in 1996, Mr. Ingram served as the chief operating officer of the clarity products division of Pacific Communication Sciences, Inc., a provider of wireless data communications products, as president of Ivie Industries, Inc., a computer security and hardware manufacturer, and as president of KevTon, Inc., an electronics manufacturing company. Mr. Ingram holds an A.B. in economics from Stanford University and an M.B.A. from Harvard Business School.

Robert J. Irving, Jr. has served as our senior vice president, general counsel and secretary since May 2003, having previously served as our vice president, legal from August 2002 to May 2003, and as our senior legal counsel from September 1998 to August 2002. Previously, Mr. Irving served as administrative counsel for Rohr, Inc., a corporation that designed and manufactured aerospace products from 1991 to 1998, and prior to that served as vice president, general counsel and secretary for IRT Corporation, a corporation that designed and manufactured x-ray inspection equipment. Before joining IRT Corporation, Mr. Irving was an attorney at Gibson, Dunn & Crutcher LLP. Mr. Irving was admitted to the California Bar Association in 1982. Mr. Irving holds a B.A. from Stanford University, an M.P.P. from The John F. Kennedy School of Government of Harvard University and a J.D. from Harvard Law School.

Jeffrey E. Nachbor has served as our senior vice president, financial operations and chief accounting officer since May 2008, having previously served as our senior vice president, financial operations since April 2008. From September 2005 to March 2008, Mr. Nachbor served as the senior vice president & corporate controller for H&R Block, Inc. Prior to that, Mr. Nachbor served as senior vice president and chief financial officer of Sharper Image Corporation from February 2005 to August 2005 and served as senior vice president, corporate controller of Staples, Inc. from April 2003 to February 2005. Mr. Nachbor served as vice president of finance of Victoria’s Secret Direct, a division of Limited Brands, Inc., from December 2000 to April 2003, and as vice president of financial planning and analysis for Limited Brands, Inc. from February 2000 to December 2000. Mr. Nachbor is a certified public accountant and holds an M.B.A. in finance and accounting from the University of Kansas and a B.S. in accounting from Old Dominion University.

Leonard C. Stephens has served as our senior vice president, human resources since our formation in June 1998. From December 1995 to September 1998, Mr. Stephens was vice president, human resources operations for Qualcomm Incorporated. Before joining Qualcomm Incorporated, Mr. Stephens was employed by Pfizer Inc., where he served in a number of human resources positions over a 14-year career. Mr. Stephens holds a B.A. from Howard University.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our compensation and benefits programs are designed to attract and retain key employees necessary to support our business plans and to create and sustain a competitive advantage for us in the market segment in which we compete. For all of our executive officers, a substantial portion of total compensation is performance-based. We believe that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis and linked to specific, measurable results intended to create value for stockholders.

In particular, our fundamental compensation philosophies and objectives for executive officers include the following:

•	Using total compensation to recognize each individual officer’s scope of responsibility within the organization, experience, performance and overall contributions to our company.

•	Providing incentives to achieve key strategic, financial and individual performance measures by linking incentive award opportunities to the achievement of performance goals in these areas.

•	Using external compensation data from similarly-sized wireless companies and other “high-tech” companies as part of our due diligence in determining base salary, target bonus amounts and equity awards for individual officers at Leap.

•	Using long-term equity-based compensation (generally restricted stock and stock options) to align employee and stockholder interests, as well as to attract, motivate and retain employees and enable them to share in our long-term success.

Our compensation program includes cash compensation, which we view as a short-term incentive, and equity compensation, which we believe provides incentives over a longer term. Our equity compensation awards are designed to reward executives for the financial and operating performance of the company as a whole, as well as the executive’s individual contributions to our overall success. We do not have any requirements that executive officers hold a specific amount of our common stock or stock options; however, we periodically review executive officer equity-based incentives to ensure that our executives maintain sufficient unvested awards to promote their continued retention. In general, we seek to provide executives who have the greatest influence on our financial and operating success with compensation packages in which their equity awards could provide a significant portion of their total potential compensation. This focus on equity awards is intended to provide meaningful compensation opportunities to executives with the greatest potential influence on our financial and operating performance. Thus, we make the most substantial equity awards to our senior executive management team, comprised of our CEO, chief operating officer, or COO, executive vice presidents and senior vice presidents. In addition, we seek to provide vice presidents and other employees who have significant influence over our operating and financial success with equity incentives that provide high retention value and alignment of these managers’ interests with those of our stockholders. We have not adopted any other formal or informal policies or guidelines for allocating compensation between long-term and short-term incentives, between cash and non-cash compensation, or among different forms of non-cash compensation.

Procedures for Determining Compensation Awards

The Compensation Committee

The Compensation Committee of our Board has primary authority to determine and recommend the compensation payable to our executive officers. In fulfilling this oversight responsibility, the Compensation Committee annually reviews the performance of our senior executive management team in light of our compensation philosophies and objectives described above. To aid the Compensation Committee in making its compensation determinations, each year our CEO, assisted by our senior vice president, human resources, provides recommendations to the Compensation Committee regarding the compensation of the other executive officers. In addition, the Compensation Committee has retained Mercer (US), Inc., or Mercer, a consulting firm specializing in executive compensation matters, to assist the committee in evaluating our compensation programs, policies and objectives. Mercer began providing these services to the Compensation Committee in January 2006.

Comparison of Compensation to Market Data

The Compensation Committee strives to provide compensation opportunities for our executive officers that are competitive with the market in which Leap competes for executive talent. To aid the Compensation Committee in its review of our executive compensation programs, management and/or Mercer periodically prepares a comparison of executive compensation levels at similarly-sized wireless telecommunications companies and other “high-tech” companies. This comparison typically includes statistical summaries of compensation information derived from a number of large, third-party studies and surveys, which, for purposes of considering 2008 compensation for our executive officers, included the Mercer US Americas Executive Remuneration Database, the Watson Wyatt Data Services Report on Top Management Compensation, the Radford Executive Survey, the Culpepper U.S. Survey and the Thobe Telecom Benchmark and Wireless Survey. These summaries and databases contain executive compensation information for telecommunications, wireless and other companies, although the surveys do not provide the particular names of those companies whose pay practices are surveyed with respect to any particular position being reviewed. In addition to this third-party survey information, Mercer may also present comparative compensation information for a select number of other telecommunications and “high-tech” companies with annual revenues generally comparable to ours and against which we compete for executive talent. As part of its review of compensation for 2008, the Compensation Committee reviewed comparative data prepared by Mercer with respect to CEO and COO compensation provided by the following companies: American Tower, CenturyTel, Crown Castle International, Cincinnati Bell, Citizens Communications, IDT Corporation, MetroPCS Communications, NII

Holdings and Time Warner Telecommunications. This peer group represented a select group of companies in the wireless telecommunications industry with revenues, business operations and numbers of employees comparable to ours and are companies against which we compete for executive talent. This comparative information, together with the statistical summaries described above, was presented to help the Compensation Committee generally assess comparative compensation levels for positions held by our executive officers. This approach is designed to help us provide executive compensation opportunities that will allow us to remain competitive.

Our Compensation Committee has historically determined base salary, bonus amounts and long-term equity awards for our executive officers with reference to and in the context of the 75th percentile of compensation awarded to executives with similar positions. Comparative compensation levels, however, are only one of several factors that our Compensation Committee considers in determining compensation levels for our executive officers, and individual elements of an executive officer’s targeted overall compensation opportunity may deviate from the 75th percentile based on other considerations, including the executive officer’s experience and tenure in his respective position, as well as his individual performance, leadership and other skills. In addition, because Leap has experienced, and expects to continue to experience, rapid growth in its business and revenues, the companies against which we measure our compensation will continue to evolve. As a result, although we intend to continue to strive to provide compensation opportunities that are competitive, the Compensation Committee may determine not to fully adjust the compensation levels of our executive officers to keep pace with the 75th percentile of the larger peer companies against which we may be measured.

The extent to which actual compensation to be received by an executive may materially deviate from the targeted compensation opportunity will also depend upon Leap’s corporate and operational performance and the individual performance of the relevant officer as measured against his pre-determined individual performance goals for the year, as well as a more subjective assessment of the individual’s contributions. This approach is intended to ensure that there is a direct relationship between Leap’s overall performance in the achievement of its financial and operational goals and each individual named executive officer’s total compensation.

With respect to targeted cash compensation for 2008, the Compensation Committee set base salary and target bonus amounts for our named executive officers that, in general, were slightly below the 75th percentile of compensation provided to executives with comparable positions as determined by reference to the survey data and peer group information described above. In setting compensation levels for 2008, the Compensation Committee attempted to target base salary and target bonus amounts for our executive officers that were at responsible and appropriate levels to support our compensation objectives of attracting and retaining executive talent and determined that it was not necessary to increase these amounts further to simply match other companies who may have increased compensation levels to a greater degree than the Compensation Committee deemed appropriate. Actual cash compensation amounts earned by our named executive officers in 2008 were generally at these targeted cash compensation levels due, in large part, to the significant progress we made against the corporate and individual performance goals established for 2008, as described further below. Because the compensation levels of our named executive officers reflect, in part, the compensation levels associated with the varying roles and responsibilities of corporate executives in the marketplace, there were significant differentials between the 2008 compensation awarded to our CEO and to our other named executive officers. The difference in Mr. Hutcheson’s compensation relative to the other executive officers, however, is not the result of any internal compensation equity standard but rather reflects the Compensation Committee’s review of the compensation of CEOs of other comparable companies as well as its view of the relative importance of Mr. Hutcheson’s leadership.

Performance Goals

As indicated above, an important objective of our compensation program is to provide incentives to our executives to achieve key strategic, financial and individual performance measures. Corporate and individual performance goals are generally established at the beginning of each year. Annual corporate goals are generally formulated by our executive management team and are submitted to the Board for review. Management then typically recommends a subset of these goals to the Compensation Committee as the corporate performance goals underlying the annual cash bonus plan for our named executive officers. The corporate performance goals established by our Compensation Committee for our named executive officers generally focus on two key performance metrics: (i) a financial measure we call adjusted OIBDA, which we currently define as operating income (loss) less depreciation and amortization, adjusted to exclude the effects of: gain/loss on sale/disposal of assets; impairment of assets; and share-based compensation expense (benefit); and (ii) our number of net customer additions. We believe that the achievement of these performance goals is dependent in many respects upon the efforts and contributions of our named executive officers and the attainment of their individual performance goals. When determining whether Leap has achieved its corporate performance goals, the Compensation Committee has the ability to make objective adjustments to the performance goals to account for any significant investments or special projects undertaken during the year which were not contemplated when the goals were originally determined. In addition, our Compensation Committee retains the authority to authorize bonus payments to our executive officers that are different from the bonus payments that would otherwise be awarded based on our achievement of the performance goals established for the bonus plans.

At the beginning of each year, our executive officers work with our CEO to establish their individual performance goals for the year, based on their respective roles within the company. For example, individual performance goals established for 2008 included, among others, the retention and expansion of our customer base, the launch of a significant number of new wireless markets, the expansion of our mobile broadband service, the launch and introduction of our prepaid wireless service, improvements to our billing system platform and financial close and reporting process, continued recruitment and development of our employees and continued management of our operating expenses. Individual performance goals are generally qualitative in nature.

Elements of Executive Compensation

Leap’s executive officer compensation program is comprised of three primary components: base salary; annual short-term incentive compensation in the form of cash bonuses; and long-term incentive compensation in the form of stock options and restricted stock. We also provide certain additional employee benefits and retirement programs to our executive officers.

Base Salary

The base salary for each executive officer is generally established through negotiation at the time the executive is hired, taking into account the executive’s qualifications, experience, prior salary and competitive salary information. As discussed above, in determining base salaries for our executive officers, the Compensation Committee considers compensation paid to comparable officers at comparable companies. In addition, each year the Compensation Committee determines whether to approve merit increases to our executive officers’ base salaries based upon their individual performance and the recommendations of our CEO. From time to time, an executive officer’s base salary may also be increased to reflect changes in competitive salaries for such executive’s position based on the compensation data for comparable companies prepared for our Compensation Committee. Our CEO does not participate in deliberations regarding his own compensation.

In early 2008, as part of its annual salary review, the Compensation Committee increased our CEO’s base salary by 6%. In addition, the Compensation Committee approved merit base salary increases between approximately 3% and 7% for our other named executive officers. These annual merit salary increases reflected the Compensation Committee’s review of the compensation levels of each of our named executive officers as compared to those of officers with similar positions at comparable companies, as well as the Committee’s assessment of each individual named executive officer’s performance during the prior year. Walter Z. Berger joined us as our executive vice president and CFO in June 2008, with an annual base salary of $530,000 and a target performance bonus of 80% of his base salary, which amounts were based upon comparative data with respect to CFO compensation and were established through negotiation at such time. In July 2008, Albin F. Moschner was promoted to COO, and the Compensation Committee increased his annual base salary to $500,000 and provided that he was eligible to receive a target performance bonus of 90% of his annual base salary based on the Compensation Committee’s review of his individual performance, the recommendation of our CEO and a review of comparative data prepared for the Compensation Committee by Mercer with respect to COO compensation at comparable companies. Our named executive officers’ base salaries for 2008 are set forth in the Summary Compensation Table below.

Annual Performance Bonus

We provide an annual cash performance bonus to our executive officers. The purpose of these bonus awards is to provide an incentive to our executive officers to assist us in achieving our principal financial and operating performance goals. In determining the potential bonus opportunity for an executive officer for a given year, the Compensation Committee generally intends that approximately 75% of the targeted amount of the annual performance bonus be based upon Leap’s corporate performance and that approximately 25% be based upon the officer’s individual performance.

Prior to 2007, the entire amount of an officer’s annual performance bonus was payable under the Cricket Non-Sales Bonus Plan for the relevant year. The Cricket Non-Sales Bonus Plan is a bonus plan established each year for eligible employees of Cricket and provides for the payment of cash bonuses to employees working a specified minimum number of hours per week (other than employees who are eligible to participate in Cricket’s separate sales bonus plan). Payment of bonuses to our executive officers under the Cricket Non-Sales Bonus Plan is administered by the Compensation Committee. Historically, 75% of the target amount payable to an officer under the Cricket Non-Sales Bonus Plan for the relevant year was based upon Leap’s achievement of corporate performance goals and 25% was based on an evaluation of the individual officer’s performance throughout the year.

In 2007, our Board adopted and our stockholders approved the Leap Wireless International, Inc. Executive Incentive Bonus Plan, or the Executive Bonus Plan. The Executive Bonus Plan is a bonus plan for our executive officers and other eligible members of management which provides for the payment of cash bonuses based on Leap’s achievement of certain predetermined corporate performance goals, with the intention that such bonuses be deductible as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The Executive Bonus Plan is further described below under the heading “— The Leap Wireless International, Inc. Executive Incentive Bonus Plan” and is administered by the Executive Bonus Plan Committee, or the Plan Committee, consisting of Compensation Committee members Mark Rachesky and Michael Targoff. For 2008, the 75% portion of the annual performance bonus attributable to corporate performance goals was payable to our executive officers under the Executive Bonus Plan, and the 25% portion attributable to their individual performance was payable under the Cricket Non-Sales Bonus Plan for 2008, or the 2008 Non-Sales Bonus Plan, at the discretion of the Compensation Committee based on its assessment of individual performance, as described below.

Determination of Targets and Performance Goals

Target and maximum bonus amounts payable to our executive officers are established early in the year, generally as a percentage of each individual executive officer’s base salary. For 2008 compensation, overall target bonuses were set at 100% of base salary for our CEO, 90% for our COO, 80% of base salary for our executive vice presidents and 65% of base salary for our senior vice presidents. The actual bonus award payable to the executive officers can range from 0% to 200% of the target bonus amount, based on the relative attainment of the corporate and individual performance objectives, subject to the Compensation Committee’s discretion to reduce the amount payable. These target and maximum bonus amounts are based, in part, on the Compensation Committee’s review of cash bonus payments made to similarly-situated executives of other comparable and surveyed companies, as described above.

As more fully described above, the corporate and individual performance goals used to determine the actual amount of the annual performance bonus are generally established at the beginning of the year. With respect to the 75% portion of the target bonus attributable to corporate performance, the performance goals generally relate to financial and operational goals for adjusted OIBDA and our number of net customer additions, each of which goals is weighted evenly in determining the amount of the bonus. The corporate performance bonus is payable to our executive officers following completion of the fiscal year.

With respect to the 25% portion of the target bonus attributable to individual performance, performance goals are determined for our CEO and other executive officers based on their respective roles within the company. Following the completion of our fiscal year, each of the executive officers is evaluated in light of the performance goals established for such officer for the year. The Compensation Committee determines the portion of our CEO’s bonus attributable to individual performance based upon his achievement of performance goals, as well as its subjective and more qualitative assessment of his performance. For our other named executive officers, the Compensation Committee determines the portion of the annual bonus attributable to individual performance based, in part, upon ratings assigned to each individual by our CEO based upon his assessment of such individual’s achievement of performance goals, as well as the Compensation Committee’s subjective and more qualitative assessment of such individual’s overall performance.

2008 Performance Bonus Awards

Corporate performance goals for the Executive Bonus Plan were approved in 2008. The performance targets to permit each of our named executive officers to receive 100% of their 2008 target bonus for corporate performance were: (i) approximately $425 million of adjusted OIBDA; and (ii) approximately 986,000 net customer additions. The threshold levels, below which no performance bonus would be paid, were: (i) approximately 80% of the adjusted OIBDA target; and (ii) approximately 60% of the net customer additions target. Individual performance goals established among our named executive officers for 2008 included, among others, the retention and expansion of our customer base, the launch of a significant number of new wireless markets, the expansion of our mobile broadband service, the launch and introduction of our prepaid wireless service, improvements to our billing system platform and financial close and reporting process, continued recruitment and development of our employees and continued management of our operating expenses. These individual performance goals were generally qualitative in nature.

Following the completion of fiscal 2008, the Plan Committee approved the payment of bonuses in February 2009 to our named executive officers based on Leap’s results for adjusted OIBDA and net customer additions for the year against the corporate performance goals described above. Based upon these results, the named executive officers received bonuses based upon corporate performance that were at approximately 85% of their individual targeted amounts. The amounts paid to the named executive officers under the Executive Bonus Plan for 2008 were as follows: Mr. Hutcheson, $412,850; Mr. Berger, $141,800 (a pro-rated amount for his partial year of employment); Mr. Moschner, $242,500; Mr. Umetsu, $191,400; and Mr. Ingram, $124,360. The adjusted OIBDA and net customer additions performance targets for 2009 have been set in a manner consistent with prior years, will be challenging to achieve and are intended to reward significant company performance.

With respect to the portion of the bonus based upon individual performance, the Compensation Committee determined the amount of the bonus based, in part, upon ratings assigned to each individual by our CEO based upon his assessment of such individual’s achievement of performance goals, as well as the Compensation Committee’s more subjective and qualitative assessment of such individual’s overall performance. Following its consideration of the named executive officers’ performance for the year in light of the goals set forth above, the Compensation Committee approved the payment of the following individual performance bonuses to our named executive officers under the 2008 Non-Sales Bonus Plan: Mr. Hutcheson, $332,960; Mr. Berger, $70,600 (a pro-rated amount for his partial year of employment); Mr. Moschner, $148,600; Mr. Umetsu, $104,900; and Mr. Ingram, $69,885. Each of the named executive officers received an individual performance bonus in excess of his individual target amount due, in large part, to the significant progress made by such officers against their individual performance goals for 2008 described above.

Aggregate cash bonuses paid to our named executive officers under the Executive Bonus Plan and the 2008 Non-Sales Bonus Plan, expressed as an approximate percentage of their 2008 base salary, were as follows: Mr. Hutcheson, 116%; Mr. Berger, 83%; Mr. Moschner, 91%; Mr. Umetsu, 79%; and Mr. Ingram, 67%.

Long-Term Incentive Compensation

We provide long-term incentive compensation to our executive officers and other selected employees through the 2004 Stock Plan. The 2004 Stock Plan was approved and adopted by the Compensation Committee in 2004 pursuant to authority delegated to it by the Board and is generally administered by the Compensation Committee. See “Proposal 3 — Approval of Amendment to the 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan” for additional information regarding the 2004 Stock Plan. In February 2009, we adopted the 2009 Inducement Plan, which was established to make awards solely to new employees as material inducements to their commencing employment with us. The 2009 Inducement Plan was approved by the Board and is also administered by the

Compensation Committee. See “— 2009 Employment Inducement Equity Incentive Plan” for additional information regarding the 2009 Inducement Plan.

Under these plans, we grant our executive officers and other selected employees non-qualified stock options at an exercise price equal to (or greater than) the fair market value of Leap common stock (as determined under the plans) on the date of grant and restricted stock at a nominal purchase price, or for no purchase price in exchange for services previously rendered to Leap or its subsidiaries by the recipient. The size and timing of equity awards is based on a variety of factors, including Leap’s overall performance, the recipient’s individual performance and competitive compensation information, including the value of awards granted to comparable executive officers as set forth in the statistical summaries of compensation data for comparable companies prepared for the Compensation Committee. We believe that the awards under these plans help us to reduce officer and employee turnover and to retain the knowledge and skills of our key employees.

In October 2008, the Compensation Committee adopted guidelines to memorialize and set forth our general practices regarding the granting of equity awards. Under these guidelines, equity awards to executive officers, employees or consultants are generally to be made on a monthly basis, to the extent practicable, with such awards to be granted and effective on the 14th calendar day of the month following their approval by the Board or Compensation Committee (or if that day is not a day on which Leap common stock is actively traded on an exchange, on the next trading day). In addition, any stock options for shares of Leap common stock to be granted to existing or newly-promoted executive officers and other senior vice presidents are generally to be approved and granted, to the extent practicable, during periods when trading in Leap common stock is permitted under our insider trading policy or are to be approved with the grant contingent upon, subject to and effective two trading days after, the release of any applicable, material non-public information.

The Compensation Committee generally grants awards of stock options and restricted stock to executive officers and other eligible employees when they initially join us. The initial approach of the Compensation Committee, following our adoption of the 2004 Stock Plan, was to grant initial awards which vested in full in three to five years after the date of grant (with no partial time-based vesting for the awards in the interim) but that were subject to accelerated performance-based vesting prior to that time if Leap met certain performance targets. Initial grants of stock options and restricted stock to executive officers who joined us or were promoted between May 2005 and May 2008 vest in full five years after the date of grant with no partial time-based vesting for the awards, but are subject to accelerated performance-based vesting in increments ranging from 10% to 30% of the applicable award per year if Leap meets certain performance targets for our adjusted earnings before interest, taxes, depreciation and amortization, or EBITDA and net customer additions. For grants occurring prior to February 2006, these targets are measured for fiscal years 2006 to 2008; for grants between February 2006 and November 2006, these targets are measured for fiscal years 2007 to 2009; and for grants made between January 2007 and May 2008, these targets are measured for fiscal years 2008 to 2010.

Based upon adjusted EBITDA and net customer additions achieved by Leap in fiscal 2006, 19.3% of the shares underlying the applicable awards vested on an accelerated basis. For fiscal 2006, the performance targets to entitle 20% of the shares underlying the awards to vest on an accelerated basis were: (i) approximately $264 million of adjusted EBITDA; and (ii) approximately 650,000 net customer additions; and the threshold levels, below which no accelerated performance-based vesting would occur, were: (i) approximately 90% of the adjusted EBITDA target; and (ii) approximately 70% of the net customer additions target.

Based upon adjusted EBITDA and net customer additions achieved by Leap in fiscal 2007, there was no additional accelerated vesting for any portion of our stock options and restricted stock. For fiscal 2007, the performance targets to entitle 20% of the shares underlying the awards to vest on an accelerated basis were: (i) approximately $450 million of adjusted EBITDA; and (ii) 870,000 net customer additions; and the threshold levels, below which no accelerated performance-based vesting would occur, were: (i) approximately 90% of the adjusted EBITDA target; and (ii) approximately 80% of the net customer additions target.

Based upon adjusted EBITDA and net customer additions achieved by Leap in fiscal 2008, approximately 13.8% of the shares underlying the applicable awards vested on an accelerated basis. For 2008, the performance targets to entitle 20% of the shares underlying the awards to vest on an accelerated basis were: (i) approximately $425 million of adjusted EBITDA; and (ii) 986,000 net customer additions; and the threshold levels, below which no accelerated performance-based vesting would occur, were: (i) approximately 94% of the adjusted EBITDA target; and (ii) approximately 90% of the net customer additions target.

The 2004 Stock Plan permits the Compensation Committee to update previously-determined performance targets for adjusted EBITDA and net customer additions to reflect changes in our scope of operations (for example, to reflect our commencement of operations in a new market not originally contemplated by the prior performance targets). As a result, we are in the process of updating our adjusted EBITDA and net customer additions performance targets for fiscal 2009 and 2010 to reflect our current plans and expect that such updated targets will be challenging to achieve and will result in accelerated vesting in the event of significant company performance.

Since mid-2008, the Compensation Committee has granted to executive officers and other eligible employees that join us initial awards that vest over a four year period. These initial grants of stock options and restricted stock generally vest in four years, with the options vesting in equal 25% annual increments and the shares of restricted stock vesting in 25% equal increments on the second and third anniversaries of the date of grant and 50% on the fourth anniversary of the date of grant. For a description of the grants made to Mr. Berger, who joined us in June 2008 as our executive vice president and CFO, see the table under the heading “2008 Grants of Plan-Based Awards.”

In addition to the initial stock options and restricted stock, the Compensation Committee also makes annual refresher grants of options and restricted stock to our executive officers and other eligible employees in order to help us achieve our executive compensation objectives noted above, including the long-term retention of members of our senior management team. These grants also generally vest in four years, with the options vesting in equal 25% annual increments and the shares of restricted stock vesting in 25% equal increments on the second and third anniversaries of the date of grant and 50% on the fourth anniversary of the date of grant. For a description of the refresher grants made to Messrs. Hutcheson, Moschner, Umetsu and Ingram in 2008, see the table under the heading “2008 Grants of Plan-Based Awards.”

401(k) Plan

Leap maintains a 401(k) plan for all employees, and provides a 50% match on employees’ contributions, with Leap’s matching funds limited to 6% of an employee’s base salary. Leap’s 401(k) plan allows eligible employees to contribute up to 30% of their salary, subject to annual limits. We match a portion of the employee contributions and may, at our discretion, make additional contributions based upon earnings. Our aggregate contributions for all employees for the year ended December 31, 2008 were approximately $2,796,000.

Other Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers. In addition, Leap provides our executive officers with supplemental health coverage with a maximum benefit of $50,000 per year per family unit, the ability to apply for supplemental, company-paid executive disability insurance that provides a benefit of up to $5,000 per month up to age 65, $750,000 of supplemental, company-paid executive life insurance, and $750,000 of executive accidental death and disability insurance. Leap also provides a tax planning reimbursement benefit with the amount of the annual reimbursement capped at $15,000. We believe that these additional benefits are reasonable in scope and amount and are typically offered by other companies against which we compete for executive talent. We do not maintain any pension plans or plans that provide for the deferral of compensation on a basis that is not tax-qualified.

Policy on Deductibility of Executive Officer Compensation

Section 162(m) of the Code generally disallows a tax deduction to a publicly-held company for compensation in excess of $1 million paid to its chief executive officer and its four most highly compensated executive officers. Performance-based compensation tied to the attainment of specific goals is excluded from the limitation. In late 2006, the Compensation Committee evaluated whether Leap should take action with respect to the tax deductibility of Leap’s executive compensation under Section 162(m) of the Code, and generally concluded that it would be advisable for Leap to undertake the necessary steps to cause Leap’s performance-based cash bonus payments and future grants of stock options to executive officers to qualify as potential performance-based compensation plans under Section 162(m) of the Code. Stockholders approved the Executive Bonus Plan and the 2004 Stock Plan in May 2007 at our 2007 annual meeting of stockholders. To the extent possible, the Board intends to generally administer the plans in the manner required to make future payments under the Executive Bonus Plan and to grant options under the 2004 Stock Plan that constitute qualified performance-based compensation under Section 162(m). In 2008, we launched a significant number of new wireless markets, expanded the availability of our mobile broadband service, and introduced a prepaid wireless service on a trial basis in select markets. Because the scope and pace of these new initiatives were being developed throughout the year, specific performance goals were still being reviewed and finalized after the date necessary to make any corporate performance bonuses payable under the Executive Bonus Plan with respect to fiscal 2008 fully deductible under Section 162(m). The Board also retains the discretion to pay discretionary bonuses or other types of compensation outside of the plans which may or may not be tax deductible.

Summary Compensation

The following table sets forth certain information with respect to compensation for the fiscal years ended December 31, 2008, 2007 and 2006 earned by or paid to our CEO, our CFO, and our three next most highly compensated executive officers as of the end of fiscal 2008. We refer to these officers collectively as our named executive officers for 2008.

					Non-Equity
					Incentive Plan	Stock	Option	All Other
Name and Principal Position	Year	Salary	Bonus		Compensation(1)	Awards(2)	Awards(3)	Compensation(4)	Total

S. Douglas Hutcheson	2008	$643,269	—		$745,810	$888,928	$1,691,749	$29,666 (5)	$3,999,422
President, CEO and	2007	$610,385	—		$472,648	$1,204,349	$1,759,639	$27,164	$4,074,185
Director	2006	$541,346	$100,000		$700,000	$926,452	$942,522	$20,801	$3,231,121
Walter Z. Berger(6)	2008	$254,808	$103,545	(7)	$212,400	$294,912	$334,085	$6,252	$1,206,002
Executive Vice President and CFO
Albin F. Moschner	2008	$428,923	—		$391,100	$588,819	$616,651	$40,626	$2,066,119
Chief Operating Officer	2007	$360,962	—		$242,360	$402,703	$1,206,153	$31,057	$2,243,235
	2006	$327,692	—		$336,684	$314,574	$994,830	$55,050	$2,028,830
Glenn T. Umetsu	2008	$374,308	—		$296,300	$757,290	$266,943	$40,906	$1,735,747
Executive Vice President	2007	$361,654	—		$233,542	$890,086	$760,115	$32,716	$2,278,113
and Chief Technical Officer	2006	$334,154	—		$342,725	$801,957	$548,791	$30,989	$2,058,616
William D. Ingram(8)	2008	$288,537	$25,000	(9)	$194,245	$336,467	$287,602	$9,948	$1,141,799
Senior Vice President, Strategy

(1)	For 2008 and 2007, the amounts represent aggregate cash bonuses earned during the year under the Executive Bonus Plan and the Non-Sales Bonus Plan for the year. For 2006, the amounts represent cash bonuses earned during 2006 under the 2006 Non-Sales Bonus Plan.

(2)	Represents annual compensation cost for 2008, 2007 or 2006 of restricted stock awards granted to our named executive officers, calculated in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”). For information regarding assumptions made in connection with this valuation, please see Note 9 to our consolidated financial statements found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Restricted stock awards to named executive officers under the 2004 Stock Plan granted such executives the right to purchase, subject to vesting, shares of common stock at a purchase price of $0.0001 per share.

(3)	Represents annual compensation cost for 2008, 2007 or 2006 of options to purchase Leap common stock granted to our named executive officers, calculated in accordance with SFAS 123(R). For information regarding assumptions made in connection with this valuation, please see Note 9 to our consolidated financial statements found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(4)	Includes the other compensation set forth in the table below:

		Matching	Executive	Financial	Housing and	Sick
		401(k)	Benefits	Planning	Other Living	Leave/Vacation	Total Other
Name	Year	Contributions	Payments	Services	Expenses	Payout	Compensation

S. Douglas Hutcheson	2008	$6,900	$10,266	$—	$—	$12,500	$29,666
	2007	$6,750	$7,898	$1,458	$—	$11,058	$27,164
	2006	$6,600	$4,357	$3,113	$—	$6,731	$20,801
Walter Z. Berger	2008	$851	$300	$—	$—	$5,101	$6,252
Albin F. Moschner	2008	$6,899	$12,606	$—	$11,506	$9,615	$40,626
	2007	$6,750	$4,457	$—	$13,504	$6,346	$31,057
	2006	$6,600	$2,929	$—	$40,156	$5,365	$55,050
Glenn T. Umetsu	2008	$6,900	$8,608	$18,167	$—	$7,231	$40,906
	2007	$6,750	$4,343	$15,161	$—	$6,462	$32,716
	2006	$6,600	$2,671	$15,564	$—	$6,154	$30,989
William D. Ingram	2008	$4,750	$540	$—	$—	$4,658	$9,948

(5)	Mr. Hutcheson’s spouse accompanied him on one chartered business flight in 2008. Because the flight was directly related to the performance of Mr. Hutcheson’s duties and his spouse used an unoccupied seat on the flight, we did not incur any incremental cost in connection with her travel and did not report any compensation related to the flight.

(6)	Mr. Berger joined us as our executive vice president and CFO in June 2008 and his 2008 compensation is for the partial year.

(7)	Represents a sign-on and relocation bonus paid to Mr. Berger in connection with his joining the Company.

(8)	Mr. Ingram joined us as our senior vice president, financial operations and strategy in February 2008 and was later appointed senior vice president, strategy in April 2008. Prior to joining us as an employee, Mr. Ingram served as a consultant to us beginning August 2007, and his 2008 base salary amount reflects compensation that he received as a consultant in January and February 2008.

(9)	Represents a sign-on bonus paid to Mr. Ingram in connection with his joining the Company as an employee.

2008 Grants of Plan-Based Awards

The following table sets forth certain information with respect to the grants of non-equity and equity incentive plan awards made during the fiscal year ended December 31, 2008 to the named executive officers under the Executive Bonus Plan, the 2008 Non-Sales Bonus Plan and the 2004 Stock Plan.

								Option
							Stock	Awards:		Grant Date
							Awards:	Number of	Exercise or	Fair Value
				Estimated Possible Payouts Under			Number of	Securities	Base Price of	of Stock
				Non-Equity			Shares of	Underlying	Option	and Option
	Grant	Approval		Incentive Plan Awards(1)			Stock	Options	Awards	Awards
Name	Date	Date		Threshold	Target	Maximum	(#)(2)	(#)	(3)	(4)

S. Douglas Hutcheson
Executive Bonus Plan	8/5/08	8/5/08		$18,214	$485,707	$971,414	—	—	—	—
2008 Non-Sales Bonus Plan	8/5/08	8/5/08		$121,427	$161,902	$323,805	—	—	—	—
2004 Stock Plan	3/25/08	3/25/08		—	—	—	50,000	—	—	$2,451,495
	3/25/08	3/25/08		—	—	—	—	100,000	$51.50	$2,410,240
Walter Z. Berger
Executive Bonus Plan	8/5/08	8/5/08		$6,256	$166,820	$333,639	—	—	—	—
2008 Non-Sales Bonus Plan	8/5/08	8/5/08		$41,705	$55,607	$111,213	—	—	—	—
2004 Stock Plan	6/23/08	6/17/08	(5)	—	—	—	45,000	—	—	$2,255,846
	6/23/08	6/17/08	(5)	—	—	—	—	100,000	$50.13	$2,555,490
Albin F. Moschner
Executive Bonus Plan	8/5/08	8/5/08		$10,697	$285,266	$570,531	—	—	—	—
2008 Non-Sales Bonus Plan	8/5/08	8/5/08		$71,316	$95,089	$190,177	—	—	—	—
2004 Stock Plan	2/29/08	2/20/08	(6)	—	—	—	30,000	—	—	$1,282,797
	2/29/08	2/20/08	(6)	—	—	—	—	18,000	$51.51	$350,305
	8/6/08	7/23/08	(7)	—	—	—	20,000	—	—	$913,798
	8/6/08	7/23/08	(7)	—	—	—	—	25,000	$45.69	$566,355
Glenn T. Umetsu
Executive Bonus Plan	8/5/08	8/5/08		$8,443	$225,149	$450,298	—	—	—	—
2008 Non-Sales Bonus Plan	8/5/08	8/5/08		$56,287	$75,050	$150,099	—	—	—	—
2004 Stock Plan	2/29/08	2/20/08	(6)	—	—	—	30,000	—	—	$1,282,797
	8/6/08	7/23/08	(7)	—	—	—	—	18,000	$45.69	$407,776
William D. Ingram
Executive Bonus Plan	8/5/08	8/5/08		$5,484	$146,237	$292,475	—	—	—	—
2008 Non-Sales Bonus Plan	8/5/08	8/5/08		$36,559	$48,746	$97,492	—	—	—	—
2004 Stock Plan	2/27/08	2/20/08	(8)	—	—	—	15,000	—	—	$561,599

(1)	Represents estimated potential payouts of non-equity incentive plan awards for 2008 under the Executive Bonus Plan and under the 2008 Non-Sales Bonus Plan. The material terms of the plans are described in “— Elements of Executive Compensation — Annual Performance Bonus” above. Actual amounts paid to the named executive officers pursuant to the Executive Bonus Plan and 2008 Non-Sales Bonus Plan are disclosed in the Summary Compensation Table above under the heading “Non-Equity Incentive Plan Compensation.”

(2)	The purchase price for restricted stock was the par value per share, or $0.0001 per share.

(3)	The exercise price for option awards is generally equal to the fair market value per share of Leap common stock on the grant date. With respect to the stock options granted to Mr. Hutcheson to purchase up to 100,000 shares of Leap common stock, the fair market value per share of Leap common stock on the grant date was $49.03. With respect to the stock options granted to Mr. Moschner to purchase up to 18,000 shares of Leap common stock, the fair market value per share of Leap common stock on the grant date was $42.76.

(4)	Represents the full grant date fair value of each individual equity award (on a grant-by-grant basis) as computed under SFAS 123(R).

(5)	The grants of stock options and restricted stock to Mr. Berger were approved by the Compensation Committee on June 17, 2008, to be granted effective upon his commencement of employment.

(6)	The grants of stock options and restricted stock to Mr. Moschner and the grant of restricted stock to Mr. Umetsu were approved by the Compensation Committee on February 20, 2008, to be granted effective on the close of the second trading day following Leap’s announcement of its results for fiscal 2007.

(7)	The grants of stock options and restricted stock to Mr. Moschner and the grant of stock options to Mr. Umetsu were approved by the Compensation Committee on July 23, 2008, to be granted effective on the close of the second trading day following Leap’s announcement of its results for the second quarter of 2008.

(8)	The grant of restricted stock to Mr. Ingram was approved by the Compensation Committee on February 20, 2008, to be granted effective upon his appointment as an executive officer.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

Amended and Restated Executive Employment Agreement with S. Douglas Hutcheson

Effective as of February 25, 2005, Cricket and Leap entered into an Amended and Restated Executive Employment Agreement with S. Douglas Hutcheson in connection with Mr. Hutcheson’s appointment as our CEO. The Amended and Restated Executive Employment Agreement amends, restates and supersedes the Executive Employment Agreement dated January 10, 2005, as amended, among Mr. Hutcheson, Cricket and Leap. The Amended and Restated Executive Employment Agreement was amended as of June 17, 2005, February 17, 2006 and December 31, 2008. As amended, the agreement is referred to in this proxy statement as the Executive Employment Agreement.

Under the Executive Employment Agreement, Mr. Hutcheson is entitled to receive an annual base salary, subject to adjustment pursuant to periodic reviews by our Board, and an opportunity to earn an annual performance bonus. Effective January 2008, Mr. Hutcheson’s base salary was increased from $615,000 to $650,000. In February 2009, the Board of Directors increased his salary from $650,000 to $750,000. Mr. Hutcheson’s annual target performance bonus is equal to 100% of his base salary, and the amount of any annual performance bonus is determined in accordance with Cricket’s prevailing annual performance bonus practices that are generally used to determine annual performance bonuses for Cricket’s senior executives. In addition, the Executive Employment Agreement specifies that Mr. Hutcheson is entitled to participate in all insurance and benefit plans generally available to Cricket’s executive officers.

Under the terms of the Executive Employment Agreement, if Mr. Hutcheson’s employment were terminated as a result of his discharge by Cricket other than for cause or if he resigned with good reason, he would be entitled to receive: (1) any unpaid portion of his salary and accrued benefits earned up to the date of termination; (2) a lump sum payment equal to two times the sum of his then current annual base salary plus his target performance bonus; and (3) if he elected continuation health coverage under COBRA, the premiums for such continuation health coverage paid by Cricket for a period of 24 months (or, if earlier, until he was eligible for comparable coverage with a subsequent employer). Mr. Hutcheson would be required to execute a general release as a condition to his receipt of any of these severance benefits.

The Executive Employment Agreement also provides that if Mr. Hutcheson’s employment were terminated by reason of his discharge other than for cause or his resignation with good reason, in each case within one year of a change in control of Leap, and he was subject to excise tax pursuant to Section 4999 of the Code as a result of any payments to him, then Cricket would pay him a “gross-up payment” equal to the sum of the excise tax and all federal, state and local income and employment taxes payable by him with respect to the gross-up payment. This gross-up payment would not exceed $1.0 million and, if Mr. Hutcheson’s employment were terminated by reason of his resignation for good reason, such payment would be conditioned on Mr. Hutcheson’s agreement to provide consulting services to Cricket or Leap for up to three days per month for up to a one-year period for a fee of $1,500 per day.

If Mr. Hutcheson’s employment were terminated as a result of his discharge by Cricket for cause or if he resigned without good reason, he would be entitled only to his accrued base salary through the date of termination. If Mr. Hutcheson’s employment were terminated as a result of his death or disability, he would be entitled only to his accrued base salary through the date of death or termination, as applicable, and his pro rata share of his target performance bonus for the year in which his death or termination occurs.

2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan

We provide long-term incentive compensation to our executive officers and other selected employees through the 2004 Stock Plan. The 2004 Stock Plan was approved and adopted by the Compensation Committee in 2004 pursuant to authority delegated to it by the Board and is generally administered by the Compensation Committee. See “Proposal 3 — Approval of Amendment to the 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan” for additional information regarding the 2004 Stock Plan.

2009 Employment Inducement Equity Incentive Plan

In February 2009, we adopted the 2009 Inducement Plan. The 2009 Inducement Plan was adopted without stockholder approval as permitted under the rules and regulations of the NASDAQ Stock Market. The 2009 Inducement Plan authorizes the issuance of up to 300,000 shares of common stock and provides for awards consisting of stock options, restricted stock and deferred stock units, or any combination thereof. As of April 1, 2009, stock options and restricted stock awards for an aggregate of 76,400 shares were outstanding under the 2009 Inducement Plan, and 223,600 shares (plus any shares that might in the future be returned to the 2009 Inducement Plan as a result of cancellations, forfeitures, repurchases or expiration of awards) remained available for future grants.

Awards under the 2009 Inducement Plan may only be made to our new employees or new employees of one of our subsidiaries (or following a bona fide period of non-employment) in connection with that employee’s commencement of employment with us or one of our subsidiaries if such grant is an inducement material to that employee’s entering into employment with us or one of our subsidiaries.

The 2009 Inducement Plan is administered by the Compensation Committee of Leap’s Board. The change in control provisions applicable under the 2009 Inducement Plan are generally consistent with the change in control provisions applicable to the 2004 Stock Plan described above under “Proposal 3 — Approval of Amendment to the 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan — Changes in Control and Corporate Transactions.” However, under the 2009 Inducement Plan, in the event of a change in control or certain other corporate transactions or events, for reasons of administrative convenience, we, in our sole discretion, may refuse to permit the exercise of any award during a period of 30 days prior to the consummation of any such transaction. The 2009 Inducement Plan will be in effect until February 2019, unless Leap’s Board terminates the 2009 Inducement Plan at an earlier date. Leap’s Board may terminate the 2009 Inducement Plan at any time with respect to any shares not then subject to an award under the 2009 Inducement Plan.

The Leap Wireless International, Inc. Executive Incentive Bonus Plan

The Executive Bonus Plan authorizes the Compensation Committee or such other committee as may be appointed by the Board to establish periodic bonus programs based on specified performance objectives. The purpose of the Executive Bonus Plan is to motivate its participants to achieve specified performance objectives and to reward them when those objectives are met with bonuses that are intended to be deductible to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Code. Leap may, from time to time, also pay discretionary bonuses, or other types of compensation, outside the Executive Bonus Plan which may or may not be tax deductible.

The Executive Bonus Plan is administered by the Compensation Committee, or such other committee as may be appointed by the Board consisting solely of two or more directors, each of whom is intended to qualify as an “outside director” within the meaning of Section 162(m) of the Code. In March 2007, the Board established the Plan Committee, consisting of Dr. Rachesky and Mr. Targoff, to conduct the general administration of the Executive Bonus Plan. The Executive Bonus Plan was approved by Leap’s stockholders in May 2007 at the 2007 annual meeting of stockholders.

Under the Executive Bonus Plan, an eligible participant will be eligible to receive awards based upon Leap’s performance against the targeted performance objectives established by the Plan Committee. If and to the extent the performance objectives are met, an eligible participant will be eligible to receive a bonus award to be determined by the Plan Committee, which bonus amount may be a specific dollar amount or a specified percentage of such participant’s base compensation for the performance period. Participation in the Executive Bonus Plan is limited to those senior vice presidents or more senior officers of Leap or any subsidiary who are selected by the Plan Committee to receive a bonus award under the Executive Bonus Plan.

For each performance period with regard to which one or more eligible participants in the Executive Bonus Plan is selected by the Plan Committee to receive a bonus award, the Plan Committee establishes in writing one or more objectively determinable performance objectives for such bonus award, based upon one or more of the business criteria set forth in the plan, any of which may be measured in absolute terms, as compared to any incremental increase or as compared to the results of a peer group. The performance objectives (including any adjustments) must be established in writing by the Plan Committee no later than the earlier of (i) the ninetieth day following the commencement of the period of service to which the performance goals relate or (ii) the date preceding the date on which 25% of the period of service (as scheduled in good faith at the time the performance objectives are established) has lapsed; provided that the achievement of such goals must be substantially uncertain at the time such goals are established in writing. Performance periods under the Executive Bonus Plan will be specified by the Plan Committee and may be a fiscal year of Leap or one or more fiscal quarters during a fiscal year.

The Plan Committee, in its discretion, may specify different performance objectives for each bonus award granted under the Executive Bonus Plan. Following the end of the performance period in which the performance objectives are to be achieved, the Plan Committee will, within the time prescribed by Section 162(m) of the Code, determine whether, and to what extent, the specified performance objectives have been achieved for the applicable performance period.

The maximum aggregate amount of all bonus awards granted to any eligible participant under the Executive Bonus Plan for any fiscal year is $1,500,000. The Executive Bonus Plan, however, is not the exclusive means for the Compensation Committee to award incentive compensation to those persons who are eligible for bonus awards under the Executive Bonus Plan and does not limit the Compensation Committee from making additional discretionary incentive awards. The Plan Committee, in its discretion, may reduce or eliminate the bonus amount otherwise payable to an eligible participant under the Executive Bonus Plan.

If an eligible participant’s employment with Leap or a subsidiary is terminated, including by reason of such participant’s death or disability, prior to payment of any bonus award, all of such participant’s rights under the Executive Bonus Plan will terminate and such participant will not have any right to receive any further payments from any bonus award granted under the Executive Bonus Plan. The Plan Committee may, in its discretion, determine what portion, if any, of the eligible participant’s bonus award under the Executive Bonus Plan should be paid if the termination results from such participant’s death or disability.

The Plan Committee or the Board may terminate the Executive Bonus Plan or partially amend or otherwise modify or suspend the Executive Bonus Plan at any time or from time to time, subject to any stockholder approval requirements under Section 162(m) of the Code or other requirements.

Employee Stock Purchase Plan

In September 2005, Leap commenced an Employee Stock Purchase Plan, or the ESP Plan, which allows eligible employees to purchase shares of Leap common stock during a specified offering period. A total of 800,000 shares of common stock were initially reserved for issuance under the ESP Plan. The aggregate number of shares that may be sold pursuant to options granted under the ESP Plan is subject to adjustment for changes in Leap’s capitalization and certain corporate transactions. The ESP Plan is a compensatory plan under SFAS 123(R) and is administered by the Compensation Committee of the Board. The ESP Plan will be in effect until May 25, 2015, unless the Board terminates the ESP Plan at an earlier date.

Our employees and the employees of our designated subsidiary corporations that customarily work more than 20 hours per week and more than five months per calendar year are eligible to participate in the ESP Plan as of the first day of the first offering period after they become eligible to participate in the ESP Plan. However, no employee is eligible to participate in the ESP Plan if, immediately after becoming eligible to participate, such employee would own or be treated as owning stock (including stock such employee may purchase under options granted under the ESP Plan) representing 5% or more of the total combined voting power or value of all classes of Leap’s stock or the stock of any of its subsidiary corporations.

Under the ESP Plan, shares of Leap common stock are offered during six month offering periods commencing on each January 1st and July 1st. On the first day of an offering period, an eligible employee is granted a nontransferable option to purchase shares of Leap common stock on the last day of the offering period.

An eligible employee can participate in the ESP Plan through payroll deductions. An employee may elect payroll deductions in any whole percentage (up to 15%) of base compensation, and may decrease or suspend his or her payroll deductions during the offering period. The employee’s cumulative payroll deductions (without interest) can be used to purchase shares of Leap common stock on the last day of the offering period, unless the employee elects to withdraw his or her payroll deductions prior to the end of the period. An employee’s cumulative payroll deductions for an offering period may not exceed $5,000.

The per share purchase price of shares of Leap common stock purchased on the last day of an offering period is 85% of the lower of the fair market value of such stock on the first or last day of the offering period. An employee may purchase no more than 250 shares of Leap common stock during any offering period. Also, an employee may not purchase shares of Leap common stock during a calendar year with a total fair market value of more than $25,000.

In the event of certain changes in Leap’s capitalization or certain corporate transactions involving Leap, the Compensation Committee will make appropriate adjustments to the number of shares that may be sold pursuant to options granted under the ESP Plan and options outstanding under the ESP Plan. The Compensation Committee is authorized to provide for the termination, cash-out, assumption, substitution or accelerated exercise of such options.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers at December 31, 2008.

	Option Awards					Stock Awards
						Number of		Market Value
	Number of Securities					Shares or Units		of Shares or
	Underlying			Option	Option	of Stock That		Units of Stock
	Unexercised Options (#)			Exercise	Expiration	Have Not		That Have
Name	Exercisable	Unexercisable		Price	Date	Vested (#)		Not Vested(1)

S. Douglas Hutcheson	68,085	—		$26.55	01/05/2015	12,500	(2)	$336,125
	75,901	—		$26.35	02/24/2015	50,000	(3)	$1,344,500
	58,000	58,000	(2)	$60.62	12/20/2016	—		—
	—	100,000	(3)	$51.50	03/25/2018	—		—
Walter Z. Berger	—	100,000	(4)	$50.13	06/23/2018	45,000	(4)	$1,210,050
Albin F. Moschner	120,160	—		$26.55	01/31/2015	13,070	(5)	$351,452
	7,720	32,280	(5)	$34.37	10/26/2015	6,000	(2)	$161,340
	15,000	15,000	(2)	$60.62	12/20/2016	30,000	(3)	$806,700
	—	18,000	(3)	$51.51	02/29/2018	20,000	(3)	$537,800
	—	25,000	(3)	$45.69	08/06/2018	—		—
Glenn T. Umetsu	15,000	15,000	(2)	$60.62	12/20/2016	6,000	(2)	$161,340
	—	18,000	(3)	$45.69	08/06/2018	30,000	(6)	$806,700
William Ingram	—	65,000	(5)	$79.00	09/19/2017	15,000	(5)	$403,350
	3,750	11,250	(3)	$51.51	12/22/2017	7,500	(3)	$201,675
	—	—		—	—	15,000	(3)	$403,350

(1)	Computed by multiplying the closing market price of Leap common stock ($26.89) on December 31, 2008 by the number of shares subject to such stock award.

(2)	Represents our 2006 form of stock option or restricted stock award for additional grants to individuals with existing equity awards. Each stock option vests in four equal annual installments on each of the first four anniversaries of the date of grant. Each restricted stock award vests on the fourth anniversary of the date of grant. Each award is also subject to certain accelerated vesting upon a change in control, or a termination of the named executive officer’s employment by us without cause or by the executive for good reason within 90 days prior to or 12 months following a change in control, as described under “— Severance and Change in Control Arrangements — Change in Control Vesting of Stock Options and Restricted Stock for Other Named Executive Officers” below.

(3)	Represents our new standard form of stock option or restricted stock award for new hires and for additional grants to individuals with existing equity awards. Each stock option vests in four equal annual installments on each of the first four anniversaries of the date of grant. For the restricted stock award, one-fourth of the award vests on the second anniversary of the date of grant, one-fourth of the award vests on the third anniversary of the date of grant and one-half of the award vests on the fourth anniversary of the date of grant. Each award is also subject to certain accelerated vesting upon a termination of the named executive officer’s employment by us without cause or by the executive for good reason within 90 days prior to or 12 months following a change in control, as described under “— Severance and Change in Control Arrangements — Change in Control Vesting of Stock Options and Restricted Stock for Other Named Executive Officers” below.

(4)	50,000 of the stock options granted vest in four equal annual installments on each of the first four anniversaries of the date of grant, and the remaining 50,000 options vest in two equal annual installments, with one-half of the options vesting on the third anniversary of the date of grant and one-half of the options vesting on the fourth anniversary of the date of grant. With respect to the restricted stock award, 25,000 of the shares vest over a four-year period, with one-fourth of the award vesting on the second anniversary of the date of grant, one-fourth on the third anniversary of the date of grant and one-half on the fourth anniversary of the date of grant. For the remaining 20,000 shares subject to the restricted stock award, one-half of the shares vest on the third anniversary of the date of grant and one-half vest on the fourth anniversary of the date of grant. Each award is also subject to certain accelerated vesting upon a termination of Mr. Berger’s employment by us without cause or by the executive for good reason within 90 days prior to or 12 months following a change in control, as described under “— Severance and Change in Control Arrangements — Change in Control Vesting of Stock Options and Restricted Stock for Other Named Executive Officers” below. 50,000 of the stock options and 25,000 of the shares of restricted stock granted will vest on an accelerated basis if Mr. Berger’s employment is terminated in connection with a change of control that occurs prior to his completion of at least eighteen months of service, and all of the stock options and shares of restricted stock will vest on an accelerated basis if his employment is terminated in connection with a change of control that occurs after that time.

(5)	Represents our standard form of stock option or restricted stock award for new equity grants to new hires between October 2005 and April 2008. The award vests on the fifth anniversary of the date of grant, subject to performance-based accelerated vesting. Such performance-based accelerated vesting is described in “— Elements of Executive Compensation — Long-Term Incentive Compensation” above. The award is also subject to certain accelerated vesting upon a change in control, or a termination of the named executive officer’s employment by us without cause or by the executive for good reason within 90 days prior to or 12 months following a change in control, as described under “— Severance and Change in Control Arrangements — Change in Control Vesting of Stock Options and Restricted Stock for Other Named Executive Officers” below.

(6)	One third of the restricted stock award vests on the first anniversary of the date of grant and two-thirds vest on the second anniversary of the date of grant. Each award is also subject to certain accelerated vesting upon a termination of the named executive officer’s employment by us without cause or by the executive for good reason within 90 days prior to or 12 months following a change in control, as described under “— Severance and Change in Control Arrangements — Change in Control Vesting of Stock Options and Restricted Stock for Other Named Executive Officers” below.

2008 Option Exercises and Stock Vested

The following table provides information on option exercises and restricted stock award vesting for each of the named executive officers during the fiscal year ended December 31, 2008.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise(1)	Vesting (#)	Vesting(2)

S. Douglas Hutcheson	—	$—	79,590	$3,248,247
Walter Z. Berger	—	$—	—	$—
Albin F. Moschner	7,500	$211,500	16,140	$682,398
Glenn T. Umetsu	68,681	$1,230,545	61,784	$2,612,221
William D. Ingram	—	$—	—	$—

(1)	The value realized upon exercise of an option is calculated based on the number of shares issued upon exercise of such option multiplied by the difference between the fair market value per share on the date of exercise less the exercise price per share of such option.

(2)	The value realized upon vesting of a restricted stock award is calculated based on the number of shares vesting multiplied by the difference between the fair market value per share of our common stock on the vesting date less the purchase price per share.

Severance and Change in Control Arrangements

Leap provides for certain severance benefits in the event that an executive’s employment is involuntarily or constructively terminated. Such severance benefits are designed to alleviate the financial impact of an involuntary termination through salary, bonus and health benefit continuation and with the intent of providing for a stable work environment. We believe that reasonable severance benefits for our executive officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time following certain qualifying terminations. In addition to normal severance, Leap provides enhanced benefits in the event of a change in control as a means of reinforcing and encouraging the continued attention and dedication of key executives of Leap to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control. We believe that the interests of stockholders are best served if they are aligned with the interests of senior management and believe that providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders.

Leap extends severance, continuity and change-in-control benefits because they are essential to help Leap fulfill its objectives of attracting and retaining key managerial talent. These agreements are intended to be competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by Leap. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the Compensation Committee when determining executive officer compensation, the decision to offer these benefits did not influence the Compensation Committee’s determinations concerning other direct compensation or benefit levels. The Compensation Committee has determined that such arrangements offer protection that is competitive within our industry and company size and attract highly qualified individuals and encourage them to be retained by Leap.

Chief Executive Officer

See “Discussion of Summary Compensation and Grants of Plan-Based Awards Tables — Amended and Restated Executive Employment Agreement with S. Douglas Hutcheson” above for a description of our severance and change in control arrangements with Mr. Hutcheson.

Executive Vice Presidents and Senior Vice Presidents

In February 2008, Cricket and Leap entered into Amended and Restated Severance Benefits Agreements with our executive vice presidents and senior vice presidents, including Messrs. Umetsu and Moschner. The Amended and Restated Severance Agreements amend, restate and supersede the Severance Benefits Agreements entered into beginning in 2005 with each such officer. These amended and restated agreements are referred to in this proxy statement as the “Severance Agreements.” Cricket and Leap also entered into Severance Agreements with Messrs. Berger and Ingram when they joined us.

Pursuant to the amendments to the Severance Agreements, the term of each such agreement was extended through December 31, 2009, with an automatic extension for each subsequent year unless notice of termination were to be provided to the executive no later than January 1st of the preceding year. In addition, officers who were terminated other than for cause or who resigned with good reason would be entitled to receive severance benefits consisting of: (1) any unpaid portion of his or her salary and accrued benefits earned up to the date of termination; (2) a lump sum payment equal to his or her then current annual base salary and target bonus, multiplied by 1.0 for senior vice presidents who are not executive officers and by 1.5 for executive vice presidents and senior vice presidents who are executive officers; and (3) the cost of continuation health coverage (COBRA) for a period of 12 months for senior vice presidents who are not executive officers and 18 months for executive vice presidents and senior vice presidents who are executive officers (or, if shorter, until the time when the respective officer is eligible for comparable coverage with a subsequent employer). In consideration for these benefits, the officers would provide a general release to Leap and its operating subsidiary, Cricket, prior to receiving severance benefits, and would agree not to solicit any of our employees and would maintain the confidentiality of our information for three years following their respective termination dates.

For purposes of the Severance Agreements, “cause” is generally defined to include: (i) the officer’s willful neglect of or willful failure substantially to perform his or her duties with Cricket (or its parent or subsidiaries), after written notice and the officer’s failure to cure; (ii) the officer’s willful neglect of or willful failure substantially to perform the lawful and reasonable directions of the board of directors of Cricket (or of any parent or subsidiary of Cricket which employs the officer or for which the officer serves as an officer) or of the individual to whom the officer reports, after written notice and the officer’s failure to cure; (iii) the officer’s commission of an act of fraud, embezzlement or dishonesty upon Cricket (or its parent or subsidiaries); (iv) the officer’s material breach of his or her confidentiality and inventions assignment agreement or any other agreement between the officer and Cricket (or its parent or subsidiaries), after written notice and the executive’s failure to cure; (v) the officer’s conviction of, or plea of guilty or nolo contendere to, the commission of a felony or other illegal conduct that is likely to inflict or has inflicted material injury on the business of Cricket (or its parent or subsidiaries); or (vi) the officer’s gross misconduct affecting or material violation of any duty of loyalty to Cricket (or its parent or subsidiaries). For purposes of the Severance Agreements, “good reason” is generally defined to include the occurrence of any of the following circumstances, unless cured within thirty days after Cricket’s receipt of written notice of such circumstance from the officer: (i) a material diminution in the officer’s authority, duties or responsibilities with Cricket (or its parent or subsidiaries), including the continuous assignment to the officer of any duties materially inconsistent with his or her position, a material negative change in the nature or status of his or her responsibilities or the conditions of his or her employment with Cricket (or its parent or subsidiaries); (ii) a material diminution in the officer’s annualized cash and benefits compensation opportunity, including base compensation, annual target bonus opportunity and aggregate employee benefits; (iii) a material change in the geographic location at which the officer must perform his or her duties, including any involuntary relocation of Cricket’s offices (or its parent’s or subsidiaries’ offices) at which the officer is principally employed to a location that is more than 60 miles from such location; or (iv) any other action or inaction that constitutes a material breach by Cricket (or its parent or subsidiaries) of its obligations to the officer under his or her Severance Agreement.

Change in Control Vesting of Stock Options and Restricted Stock for Other Named Executive Officers

The stock options and restricted stock awards granted to our named executive officers will become exercisable and/or vested on an accelerated basis in connection with certain changes in control. The period over which the award vests or becomes exercisable after a change in control varies depending upon the date that the award was granted and the date of the change in control.

For example, under the forms of stock option and restricted stock award agreements for new equity grants to new hires that we used between October 26, 2005 and May 2008, which generally provide for five-year cliff vesting with possible accelerated vesting based on achievement of adjusted EBITDA and net customer addition performance objectives, in the event of a change in control, one-third of the unvested portion of such award would vest and/or become exercisable on the date of the change in control. In the event the named executive officer were providing services to us as an employee, director or consultant on the first anniversary of the change in control, an additional one-third of the unvested portion of such award (measured as of immediately prior to the change in control) would vest and/or become exercisable on such date. In the event that a named executive officer were providing services to us as an employee, director or consultant on the second anniversary of the change in control, the entire remaining unvested portion of such award would vest and/or become exercisable on such date.

Under the form of stock option and restricted stock award agreements for refresher grants that we used in December 2006, which provided for four-year time based vesting, in the event of a change in control during the period ending 30 months after such an award was granted, if the individual were an employee, director or consultant 90 days after the change in control, 25% of the total number of shares subject to the award would become exercisable and/or vested. If the change in control were to occur more than 30 months after the option was granted and if the individual were an employee, director or consultant 90 days after the change in control, 50% of the total number of shares subject to the award would become exercisable and/or vested.

In the case of all of our outstanding stock option and restricted stock award agreements, in the event a named executive officer’s employment were terminated by us other than for cause, or if the named executive officer resigned with good reason, during the period commencing 90 days prior to a change in control and ending 12 months after such change in control, each stock option and restricted stock award would automatically accelerate and become exercisable and/or vested as to any remaining unvested shares subject to such stock option or restricted stock award on the later of (i) the date of termination of employment or (ii) the date of the change in control. Under the forms of stock option and restricted stock award agreements that we have generally used for refresher grants since December 2007, this is the only means by which the underlying awards would vest or become exercisable in connection with a change in control.

The terms “cause” and “good reason” are defined in the applicable award agreements and are substantially similar to the definitions of such terms found in the Severance Agreements, as described above.

For purposes of the foregoing equity awards, a “change in control” generally has the meaning given to such term under the 2004 Stock Plan. See “Proposal 3 — Approval of Amendment to the 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan — Changes in Control and Corporate Transactions.”

Except as otherwise described above, a named executive officer would be entitled to accelerated vesting and/or exercisability in the event of a change in control only if he were an employee, director or consultant on the effective date of such accelerated vesting and/or exercisability. Under our grants with performance-based acceleration of vesting, following the date of a change in control, there would be no further additional performance-based exercisability and/or vesting applicable to stock options and restricted stock awards based on our adjusted EBITDA and net customer addition performance.

The following table summarizes potential change in control and severance payments that could be made to our named executive officers. The four right-hand columns describe the payments that would apply in four different potential scenarios: (1) a termination of employment as a result of the named executive officer’s voluntary resignation without good reason or his termination by us for cause; (2) a change in control without a termination of employment; (3) a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case within 90 days before or within a year after a change in control; and (4) a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case not within 90 days before and not within 12 months after a change in control. The table assumes that the termination or change in control occurred on December 31, 2008 and reflects benefits that were payable under Mr. Hutcheson’s employment agreement and our named executive officers’ Severance Agreements as in effect on such date.

Potential Change in Control and Severance Payments

					Payment in the
				Payment in the	Case of a
				Case of a	Termination
				Termination	Other than
		Payment in the		Other than	for Cause or
		Case of a		for Cause or	for Good Reason,
		Voluntary		for Good Reason, if	Not Within 90 Days
		Termination	Payment in the	Within 90 Days	Prior to and
		Without Good	Case of a Change	Prior to or	Not Within 12
		Reason or	in Control	Within 12 Months	Months
		Termination for	Without	Following a	Following a
Name	Benefit Type	Cause	Termination	Change in Control	Change in Control

S. Douglas Hutcheson	Accrued Salary(1)	$7,500	—	$7,500	$7,500
	Accrued PTO(2)	$202,500	—	$202,500	$202,500
	Cash Severance(3)	—	—	$2,600,000	$2,600,000
	COBRA Payments(4)	—	—	$51,992	$51,992
	Value of Equity Award Acceleration	—	$84,031 (5)	$1,680,619 (6)	—
	Excise Tax Gross-Up	—	—	$1,000,000 (7)	—
	Payment
	Total Value:	$210,000	$84,031	$5,542,611	$2,861,992

Walter Z. Berger	Accrued Salary(1)	$6,115	—	$6,115	$6,115
	Accrued PTO(2)	$22,443	—	$22,443	$22,443
	Cash Severance(8)	—	—	$1,431,000	$1,431,000
	COBRA Payments(4)	—	—	$38,994	$38,994
	Value of Equity	—	—	$672,248 (6)	—
	Award Acceleration
	Total Value:	$28,558	$—	$2,170,800	$1,498,552

Albin F. Moschner	Accrued Salary(1)	$5,769	—	$5,769	$5,769
	Accrued PTO(2)	$47,433	—	$47,433	$47,433
	Cash Severance(8)	—	—	$1,425,000	$1,425,000
	COBRA Payments(4)	—	—	$38,994	$38,994
	Value of Equity	—	$157,474 (5)	$1,857,286 (6)	—
	Award Acceleration
	Total Value:	$53,202	$157,474	$3,374,482	$1,517,196

Glenn T. Umetsu	Accrued Salary(1)	$4,338	—	$4,338	$4,338
	Accrued PTO(2)	$32,005	—	$32,005	$32,005
	Cash Severance(8)	—	—	$1,015,200	$1,015,200
	COBRA Payments(4)	—	—	$38,994	$38,994
	Value of Equity	—	$40,335 (5)	$968,036 (6)	—
	Award Acceleration
	Total Value:	$36,343	$40,335	$2,058,573	$1,090,537

William D. Ingram	Accrued Salary(1)	$3,461	—	$3,461	$3,461
	Accrued PTO(2)	$23,135	—	$23,135	$23,135
	Cash Severance(8)	—	—	$742,500	$742,500
	COBRA Payments(4)	—	—	$38,994	$38,994
	Value of Equity	—	$134,450 (5)	$1,008,371 (6)	—
	Award Acceleration
	Total Value:	$26,596	$134,450	$1,816,461	$808,090

(1)	Represents earned but unpaid salary as of December 31, 2008 and does not include any amounts payable to our executive officers under the Executive Bonus Plan or the 2008 Non-Sales Bonus Plan.

(2)	Represents accrual for paid time off and sick leave that had not been taken as of December 31, 2008.

(3)	Represents two times the sum of (a) Mr. Hutcheson’s annual base salary plus (b) his target annual bonus. This amount excludes potential payments of $1,500 a day that Mr. Hutcheson could receive for providing consulting services at Leap’s request after a resignation for good reason. In February 2009, Mr. Hutcheson’s annual base salary was increased from $650,000 to $750,000.

(4)	Amounts shown equal an aggregate of 24 months of COBRA payments for Mr. Hutcheson and 18 months of COBRA payments for the other named executive officers.

(5)	Represents the value of those awards that would vest as a result of a change in control occurring on December 31, 2008, without any termination of employment. The value of such awards was calculated assuming a price per share of our common stock of $26.89, which represents the closing market price of our common stock as reported on the NASDAQ Global Select Market on December 31, 2008.

(6)	Represents the value of those awards that would vest as a result of the executive’s termination of employment by us other than for cause or by the named executive officer for good reason within 90 days prior to or within 12 months following a change in control. This value assumes that the change in control and the date of termination occur on December 31, 2008, and, therefore, the vesting of such award was not previously accelerated as a result of a change in control.

(7)	Represents the maximum excise tax gross-up payment to which Mr. Hutcheson may be entitled pursuant to his Executive Employment Agreement. The actual amount of any such excise tax gross-up payment may be less than the estimated amount. The excise tax gross-up payment takes into account the severance payments and benefits that would be payable to Mr. Hutcheson upon his termination of employment by Cricket without cause or his resignation with good reason and assumes that such payments would constitute excess parachute payments under Section 280G of the Code, resulting in excise tax liability. See “Severance and Change of Control Arrangements” above. It also assumes that Mr. Hutcheson would continue to provide consulting services to the Company for three days per month for a one-year period after his resignation with good reason, for a fee of $1,500 per day. Such potential consulting fees are not reflected in the amounts shown in the table above.

(8)	Represents one-and-a-half times the sum of (a) the executive’s annual base salary plus (b) his target annual bonus.

2008 Director Compensation

In February 2006, our Board approved an annual compensation package for non-employee directors consisting of a cash component and an equity component. The cash component is paid, and the equity component is awarded, each year following Leap’s annual meeting of stockholders.

Each non-employee director receives annual cash compensation of $40,000. The Chairman of the Board receives additional cash compensation of $20,000; the Chairman of the Audit Committee receives additional cash compensation of $15,000; and the Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee each receive additional cash compensation of $5,000.

Non-employee directors also receive annual awards of $100,000 in Leap restricted common stock pursuant to the 2004 Stock Plan. The purchase price for each share of Leap restricted common stock is $0.0001, and each such share is valued at fair market value (as defined in the 2004 Stock Plan) on the date of grant. Each award of restricted common stock vests in equal installments on each of the first, second and third anniversaries of the date of grant. All unvested shares of restricted common stock under each award will vest upon a change in control (as defined in the 2004 Stock Plan).

Leap also reimburses directors for reasonable and necessary expenses, including their travel expenses incurred in connection with attendance at Board and committee meetings.

The following table sets forth certain compensation information with respect to each of the members of our Board for the fiscal year ended December 31, 2008, other than Mr. Hutcheson whose compensation relates to his service as CEO and president and who does not receive additional compensation in his capacity as a director.

	Fees Earned or Paid
Name	in Cash	Stock Awards(1)	Option Awards(2)	Total

John D. Harkey, Jr.	$40,000	$86,409	$136	$126,545
Robert V. LaPenta	$40,000	$86,409	$136	$126,545
Mark H. Rachesky, M.D.	$65,000	$86,409	$331	$151,740
Michael B. Targoff	$55,000	$86,409	$172	$141,581

(1)	Represents annual compensation cost for 2008 of restricted stock awards granted to our non-employee directors, calculated in accordance with SFAS 123(R). For information regarding assumptions made in connection with this valuation, please see Note 9 to our consolidated financial statements found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. On May 30, 2008, we granted to each of our non-employee directors 1,740 shares of restricted stock. Each award of restricted stock will vest in equal installments on each of the first, second and third anniversaries of the date of grant. All unvested shares of restricted stock under each award will vest upon a change in control (as defined in the 2004 Stock Plan). The aggregate number of stock awards outstanding at the end of 2008 for each non-employee director were as follows: John D. Harkey, Jr., 3,300; Robert V. LaPenta, 3,300; Mark H. Rachesky, M.D., 3,300; and Michael B. Targoff, 3,300.

The full grant date fair value of each individual stock award (on a grant-by-grant basis) as computed under SFAS 123(R) is as follows:

			Grant Date Fair
Name	Date of Grant	Number of Shares (#)	Value

John D. Harkey, Jr.	05/30/2008	1,740	$99,980
Robert V. LaPenta	05/30/2008	1,740	$99,980
Mark H. Rachesky, M.D.	05/30/2008	1,740	$99,980
Michael B. Targoff	05/30/2008	1,740	$99,980

(2)	Represents annual compensation cost for 2008 of options to purchase Leap common stock granted to our non-employee directors, calculated in accordance with SFAS 123(R). For information regarding assumptions made in connection with this valuation, please see Note 9 to our consolidated financial statements found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The aggregate number of stock option awards that were outstanding at the end of 2008 for each non-director were as follows: John D. Harkey, Jr., 2,500; Robert V. LaPenta, 12,500; Mark H. Rachesky, M.D., 40,200; and Michael B. Targoff, 4,500. These options grants were made to our directors in March 2005 and there have been no option grants to our non-employee directors since that time.

Indemnification of Directors and Executive Officers and Limitation on Liability

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our Amended and Restated Certificate of Incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our Amended and Restated Bylaws provide that:

•	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.

Leap’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the indemnification provisions described above. In addition, we have entered into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased policies of directors’ and officers’ liability insurance that insure our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended.

Certain of our current and former officers and directors have been named as defendants in multiple lawsuits, and several of these defendants have indemnification agreements with us. We are also a defendant in some of these lawsuits. See “Business — Legal Proceedings” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for a description of these matters.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement for our 2009 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE
Mark H. Rachesky, M.D.
Michael B. Targoff

*	The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of Leap’s Compensation Committee are Dr. Rachesky and Mr. Targoff. Neither of these directors has at any time been an officer or employee of Leap or any of its subsidiaries.

In August 2004, we entered into a registration rights agreement with certain holders of Leap’s common stock, including MHR Institutional Partners II LP and MHR Institutional Partners IIA LP (which entities are affiliated with Mark H. Rachesky, M.D., the Chairman of the Board), whereby we granted them registration rights with respect to the shares of common stock issued to them on the effective date of our plan of reorganization.

Pursuant to this registration rights agreement, we have filed and are required to maintain a resale shelf registration statement, pursuant to which these holders may sell certain of their shares of common stock on a delayed or continuous basis. We are obligated to pay all the expenses of registration, other than underwriting fees, discounts and commissions. The registration rights agreement contains cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in a registration statement that are attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our common stock as of April 1, 2009 for:

•	each stockholder known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

The percentage of ownership indicated in the following table is based on 70,161,914 shares of common stock outstanding on April 1, 2009.

Information with respect to beneficial ownership has been furnished by each director and officer, and with respect to beneficial owners of more than 5% of our common stock, by Schedules 13D and 13G, filed with the SEC by them. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after April 1, 2009 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

	Number of	Percent of
5% Stockholders, Directors and Officers(1)	Shares	Total

Entities affiliated with MHR Fund Management LLC(2)	15,537,869	22.1
T. Rowe Price Associates, Inc.(3)	10,347,000	14.7
Entities affiliated with Harbinger Capital Partners Master Fund I, Ltd.(4)	10,225,000	14.6
Entities affiliated with Owl Creek Asset Management, L.P.(5)	5,237,879	7.5
Mark H. Rachesky, M.D.(6)(7)	15,583,283	22.2
John D. Harkey, Jr.(7)	17,714	*
Robert V. LaPenta(7)(8)	32,714	*
Michael B. Targoff(7)	9,714	*
S. Douglas Hutcheson(9)	367,925	*
Walter Z. Berger(10)	45,000	*
Albin F. Moschner(11)	239,029	*
Glenn T. Umetsu(12)	51,250	*
William D. Ingram(13)	49,530	*
All directors and executive officers as a group (12 persons)	16,594,823	23.7

*	Represents beneficial ownership of less than 1.0% of the outstanding shares of common stock.

(1)	Unless otherwise indicated, the address for each person or entity named below is c/o Leap Wireless International, Inc., 10307 Pacific Center Court, San Diego, California 92121.

(2)	Consists of (a) 353,420 shares of common stock held for the account of MHR Capital Partners Master Account LP, a limited partnership organized in Anguilla, British West Indies (“Master Account”), (b) 42,514 shares of common stock held for the account of MHR Capital Partners (100) LP, a Delaware limited partnership (“Capital Partners (100)”), (c) 3,340,378 shares of common stock held for the account of MHR Institutional Partners II LP, a Delaware limited partnership (“Institutional Partners II”), (d) 8,415,428 shares of common stock held for the account of MHR Institutional Partners IIA LP, a Delaware limited partnership (“Institutional Partners IIA”) and (e) 3,386,129 shares of common stock held for the account of MHR Institutional Partners III LP, a Delaware limited partnership (“Institutional Partners III”). MHR Advisors LLC (“Advisors”) is the general partner of each of Master Account and Capital Partners (100), and in such capacity, may be deemed to be the beneficial owner of the shares of common stock held by Master Account and Capital Partners (100). MHR Institutional Advisors II LLC (“Institutional Advisors II”) is the general partner of Institutional Partners II and Institutional Partners IIA, and in such capacity, may be deemed to be the beneficial owner of the shares of common stock held by Institutional Partners II and Institutional Partners IIA. MHR Institutional Advisors III LLC (“Institutional Advisors III”) is the general partner of Institutional Advisors III, and in such capacity, may be deemed to be the beneficial owner of the shares of common stock held by Institutional Partners III. MHR Fund Management LLC (“Fund Management”) has entered into an investment management agreement with Master Account, Capital Partners (100), Institutional Partners II, Institutional Partners IIA and Institutional Partners III and thus may be deemed to be the beneficial owner of all of the shares of common stock held by all of these entities. The address for each of these entities is 40 West 57th Street, 24th Floor, New York, New York 10019.

(3)	These securities are owned by various individuals and institutional investors for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)	Consists of (a) 6,800,000 shares of common stock beneficially owned by Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”) and Harbinger Capital Partners LLC, (“Harbinger LLC”), the investment manager of the Master Fund; and (b) 3,425,000 shares of common stock beneficially owned by Harbinger Capital Partners Special Situations Fund, L.P. (the “Special Fund”) and Harbinger Capital Partners Special Situations GP, LLC, the general partner of the Special Fund (“HCPSS”). Harbinger Holdings, LLC is the managing member of Harbinger Capital Partners LLC and Harbinger Capital Partners Special Situations GP, LLC, and Philip Falcone is the managing member of Harbinger Holdings, LLC and the portfolio manager of the Master Fund and the Special Fund, and as such, Harbinger Holdings, LLC and Philip Falcone may be deemed to be the beneficial owner of 10,225,000 shares. The address for Harbinger Capital Partners Master Fund I, Ltd is c/o International Fund Services (Ireland) Limited, Third Floor, Bishop’s Square, Redmond’s Hill, Dublin 2, Ireland. The address for Harbinger Capital Partners LLC, Harbinger Capital Partners Special Situations Fund, L.P., Harbinger Capital Partners Special Situations GP, LLC, Harbinger Holdings, LLC and Philip Falcone is 555 Madison Avenue, 16th Floor, New York, New York 10022.

(5)	Consists of (a) 109,231 shares of common stock beneficially owned by Owl Creek I, L.P.; (b) 974,783 shares of common stock beneficially owned by Owl Creek II, L.P.; and (c) 4,153,865 shares of common stock beneficially owned by Owl Creek Asset Management, L.P. Owl Creek Advisors, LLC is the general partner of Owl Creek I, L.P. and Owl Creek II, L.P. Owl Creek Asset Management, L.P. is the investment manager of Owl Creek Overseas Fund, Ltd. and Owl Creek Socially Responsible Investment Fund, Ltd. Jeffrey Altman is the managing member of Owl Creek Advisors, LLC and the managing member of the general partner of Owl Creek Asset Management, L.P. The address for all of the entities is 640 Fifth Avenue, 20th Floor, New York, NY 10019.

(6)	Consists of (a) all of the shares of common stock otherwise described in footnote 2 by virtue of Dr. Rachesky’s position as the managing member of each of Fund Management, Advisors, Institutional Advisors II and Institutional Advisors III, (b) 40,200 shares of common stock issuable upon exercise of options and 3,300 shares of restricted stock, as further described in footnote 7 and (c) 1,914 shares of common stock which were previously granted as shares of restricted stock and which have vested. The address for Dr. Rachesky is 40 West 57th Street, 24th Floor, New York, New York 10019.

(7)	Includes vested shares issuable upon exercise of options, as follows: Dr. Rachesky, 40,200 shares; Mr. Harkey, 2,500 shares; Mr. Targoff, 4,500 shares; and Mr. LaPenta, 12,500 shares; restricted stock awards which vest in three equal installments on May 18, 2007, 2008 and 2009, as follows: Dr. Rachesky, 2,264 shares; Mr. Harkey, 2,264 shares; Mr. Targoff, 2,264 shares; and Mr. LaPenta, 2,264 shares; and restricted stock awards which vest in three equal installments on May 29, 2008, 2009 and 2010, as follows: Dr. Rachesky, 1,210 shares; Mr. Harkey, 1,210 shares; Mr. Targoff, 1,210 shares; and Mr. LaPenta, 1,210 shares; and restricted stock awards which vest in three equal installments on May 30, 2009, 2010 and 2011, as follows: Dr. Rachesky, 1,740 shares; Mr. Harkey, 1,740 shares; Mr. Targoff, 1,740 shares; and Mr. LaPenta, 1,740 shares.

(8)	Includes 5,000 shares held by a corporation which is wholly owned by Mr. LaPenta. Mr. LaPenta has the power to vote and dispose of such shares by virtue of his serving as an officer and director thereof.

(9)	Includes (a) restricted stock awards for 50,000 shares, of which 12,500 shares will vest on March 25, 2010, 12,500 shares will vest on March 25, 2011, and 25,000 shares will vest on March 25, 2012, and (b) restricted stock awards for 12,500 shares which vest on December 20, 2010, as described under “Compensation Discussion and Analysis — Outstanding Equity Awards at Fiscal Year-End” and “Compensation Discussion and Analysis — Severance and Change in Control Arrangements.” Also includes 226,986 shares issuable upon exercise of vested stock options. Does not include restricted stock awards for 50,000 shares approved by the Compensation Committee on April 1, 2009, which will be granted to Mr. Hutcheson on April 14, 2009.

(10)	Includes (a) restricted stock awards for 25,000 shares, of which 6,250 shares will vest on June 23, 2010, 6,250 shares will vest on June 23, 2011 and 12,500 shares will vest on June 23, 2012, and (b) restricted stock awards for 20,000 shares of which 10,000 shares will vest on June 23, 2011 and 10,000 shares will vest on June 23, 2012.

(11)	Includes (a) restricted stock awards for 20,000 shares, of which 5,000 shares will vest on August 6, 2010, 5,000 shares will vest on August 6, 2011, and 10,000 shares will vest on August 6, 2012, (b) restricted stock awards for 30,000 shares, of which 7,500 shares will vest on February 28, 2010, 7,500 shares will vest on February 28, 2011 and 15,000 shares will vest on February 29, 2012, (c) restricted stock awards for 11,000 shares which vest on October 26, 2010, subject to certain conditions and accelerated vesting, and (d) restricted stock awards for 6,000 shares which vest on December 20, 2010, as described under “Compensation Discussion and Analysis — Outstanding Equity Awards at Fiscal Year-End” and “Compensation Discussion and Analysis — Severance and Change in Control Arrangements.” Also includes 152,900 shares issuable upon exercise of vested stock options. Does not include restricted stock awards for 25,000 shares approved by the Compensation Committee on April 1, 2009, which will be granted to Mr. Moschner on April 14, 2009.

(12)	Includes (a) restricted stock awards for 20,000 shares which will vest on March 1, 2010 and (b) restricted stock awards for 6,000 shares which vest on December 20, 2010, as described under “Compensation Discussion and Analysis — Outstanding Equity Awards at Fiscal Year-End” and “Compensation Discussion and Analysis — Severance and Change in Control Arrangements.” Also includes 15,000 shares issuable upon exercise of vested stock options. Does not include restricted stock awards for 15,000 shares approved by the Compensation Committee on April 1, 2009, which will be granted to Mr. Umetsu on April 14, 2009.

(13)	Includes (a) restricted stock awards for 12,930 shares which vest on September 19, 2012, subject to certain conditions and accelerated vesting, (b) restricted stock awards for 7,500 shares, of which 1,875 shares will vest on December 22, 2009, 1,875 shares will vest on December 22, 2010 and 3,750 shares will vest on December 22, 2011, and (c) restricted stock awards for 15,000, shares of which 3,750 shares will vest on February 27, 2010, 3,750 shares will vest on February 27, 2011 and 7,500 shares will vest on February 27, 2012, as described under “Compensation Discussion and Analysis — Outstanding Equity Awards at Fiscal Year-End” and “Compensation Discussion and Analysis — Severance and Change in Control Arrangements.” Also includes 12,720 shares issuable upon exercise of vested stock options. Does not include restricted stock awards for 10,000 shares approved by the Compensation Committee on April 1, 2009, which will be granted to Mr. Ingram on April 14, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Historically, we have reviewed potential related party transactions on a case-by-case basis. On March 8, 2007 the Board approved a “Related Party Transaction Policy and Procedures.” Under the policy and procedures, the Audit Committee, or alternatively, those members of the Board who are disinterested, reviews the material facts of specified transactions for approval or disapproval, taking into account, among other factors that they deem appropriate, the extent of the related person’s interest in the transaction and whether the transaction is fair to Leap and is in, or is not inconsistent with, the best interests of Leap and its stockholders. Transactions to be reviewed under the policy and procedures include transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Leap or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5 percent beneficial owner of our common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). Terms of director and officer compensation that are disclosed in proxy statements or that are approved by the Board or Compensation Committee and are not required to be disclosed in our proxy statement, and transactions where all holders of our common stock receive the same benefit on a pro rata basis, are not subject to review under the policy and procedures.

For a description of the registration rights agreement between Leap and certain affiliates of Dr. Mark H. Rachesky, our Chairman of the Board, see “Compensation Committee Interlocks and Insider Participation” set forth above in this proxy statement.

STOCKHOLDER PROPOSALS

To be included in our proxy statement, proposals of stockholders that are intended to be presented at our 2010 annual meeting of stockholders must be received no later than December 11, 2009 and must satisfy the conditions established by the SEC for such proposals. However, if Leap changes the date of its 2010 annual meeting by more than thirty days from the anniversary date of the Annual Meeting, the deadline for proposals that stockholders wish to include in the proxy statement for the 2010 annual meeting of stockholders will be a reasonable time before we begin to print and mail the proxy materials for that meeting.

In order for a stockholder proposal that is not included in our proxy statement for the 2010 annual meeting to be eligible for presentation at the 2010 annual meeting of stockholders, the stockholder presenting such proposal must give timely notice of the proposal to us in writing and otherwise comply with the provisions of our Bylaws. For a proposal to be timely, Article II, Section 8 of Leap’s Amended and Restated Bylaws provides that we must have received the stockholder’s notice not less than seventy days nor more than ninety days prior to the anniversary of our annual meeting, meaning between February 20, 2010 and March 12, 2010 for the 2010 annual meeting. In the event that the 2010 annual meeting of stockholders is advanced by more than twenty days or delayed by more than seventy days from the anniversary date of the Annual Meeting, proposals that stockholders wish to present at the 2010 annual meeting must be received by Leap no earlier than the ninetieth day prior to the date of the 2010 annual meeting of stockholders, nor later than the later of the seventieth day prior to such annual meeting date, or the date which is ten days after the day on which public announcement of the date of such meeting is first made.

All proposals should be sent to Leap’s Secretary at our principal executive offices, 10307 Pacific Center Court, San Diego, California 92121.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Leap’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of Leap’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Leap. Officers, directors and greater-than-ten-percent beneficial owners are required by SEC regulations to furnish Leap with copies of all Section 16(a) forms they file.

To Leap’s knowledge, based solely on a review of the copies of such reports furnished to Leap and written representations that no other reports were required, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners were complied with.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements, annual reports and notices of Internet availability of proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement, annual report or notice of Internet availability of proxy materials, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Brokers with account holders who are Leap stockholders may be “householding” our proxy materials. If you hold your shares in an account with one of those brokers, a single proxy statement, annual report, or notice of Internet availability of proxy materials, as applicable, may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, annual report or notice of Internet availability of proxy materials, as applicable, please notify your broker. Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. If two individuals share the same last name and address but have accounts containing our stock at two different banks or brokerage firms, your household will receive two copies of our proxy statement, annual report or notice of Internet availability of proxy materials, as applicable — one from each firm. Stockholders who currently receive multiple copies of our proxy statement, annual report or notice of Internet availability of proxy materials, as applicable, from one bank or brokerage firm and would like to request “householding” of their communications should contact their bank or brokerage firm.

We will deliver promptly upon written or oral request a separate proxy statement, annual report or notice of Internet availability of proxy materials, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered. Please direct such requests to Leap Wireless International, Inc., Attn. Investor Relations, 10307 Pacific Center Court, San Diego, California 92121, or to our Investor Relations Dept. by telephone at (858) 882-6000.

Annual Report on Form 10-K

A copy of Leap’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC, including the financial statements and the financial statement schedules, but excluding exhibits, may be obtained by stockholders without charge by written request addressed to Leap Wireless International, Inc., Attn: Director of Investor Relations, 10307 Pacific Center Court, San Diego, California 92121. The exhibits to the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction.

Other Business

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the associated proxy to vote on such matters in accordance with their best judgment.

All stockholders are urged to authorize their proxy by Internet or telephone, or, if they received a paper copy of the materials by mail, to complete, sign, date and return their proxy card, as promptly as possible.

By Order of the Board of Directors

S. Douglas Hutcheson
President and Chief Executive Officer

April 10, 2009

APPENDIX A

THIRD AMENDMENT TO 2004 STOCK OPTION, RESTRICTED STOCK
AND DEFERRED STOCK UNIT PLAN OF LEAP WIRELESS INTERNATIONAL, INC.

THIS THIRD AMENDMENT TO THE 2004 STOCK OPTION, RESTRICTED STOCK AND DEFERRED STOCK UNIT PLAN OF LEAP WIRELESS INTERNATIONAL, INC. (this “Amendment”), dated as of April 1, 2009, is made and adopted by LEAP WIRELESS INTERNATIONAL, INC., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan (as defined below).

RECITALS

WHEREAS, the Company maintains The 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan of Leap Wireless International, Inc. (as amended to date, the “Plan”);

WHEREAS, the Company desires to amend the Plan as set forth below;

WHEREAS, pursuant to Section 10.2 of the Plan, the Plan may be amended by the Board of Directors of the Company; and

WHEREAS, the Board of Directors of the Company has approved this Amendment pursuant to resolutions adopted on April 1, 2009.

NOW, THEREFORE, in consideration of the foregoing, the Company hereby amends the Plan as follows:

1. Section 2.1(a) of the Plan is hereby amended to read in its entirety as follows:

(a) The shares of stock subject to Awards shall be Common Stock, subject to adjustment as provided in Section 10.3. Subject to adjustment as provided in Section 10.3, the aggregate number of such shares which may be issued with respect to Awards granted under the Plan shall not exceed 9,300,000. The shares of Common Stock issuable with respect to such Awards may be either previously authorized but unissued shares or treasury shares.

2. This Amendment shall become effective upon the approval thereof by a majority of the votes cast by the Company’s stockholders voting at a meeting of the stockholders at which a quorum is present in person and/or by proxy. Upon such approval, this Amendment shall be and is hereby incorporated in and forms a part of the Plan. All other terms and provisions of the Plan shall remain unchanged except as specifically modified herein. The Plan, as amended by this Amendment, is hereby ratified and confirmed.

I hereby certify that the foregoing Amendment was duly adopted by the Board of Directors of Leap Wireless International, Inc. on April 1, 2009.

By:	/s/ Robert J. Irving, Jr.
Name:     Robert J. Irving, Jr.

Title:	Secretary

A-1

APPENDIX B

FINANCIAL AND STOCK PERFORMANCE INFORMATION

The following appendix contains certain financial information of Leap that was originally filed with the SEC on February 27, 2009 as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “2008 Form 10-K”). Leap has not undertaken any updates or revisions to such information since the respective date it was originally filed with the SEC. You are encouraged to review such financial information together with subsequent information filed by Leap with the SEC and other publicly available information. The following appendix also contains information regarding stockholder return on our common stock in the section below entitled “Performance Measurement Comparison of Stockholder Returns.”

A copy of the 2008 Form 10-K, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Leap Wireless International, Inc., Attn.: Director of Investor Relations, 10307 Pacific Center Court, San Diego, California 92121. The exhibits to the 2008 Form 10-K are available upon payment of charges that approximate our cost of reproduction.

Cautionary Statement Regarding Forward-Looking Statements

Except for the historical information contained herein, this appendix contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current forecast of certain aspects of our future. You can generally identify forward-looking statements by forward-looking words such as “believe,” “think,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” and similar expressions in this report. Such statements are based on currently available operating, financial and competitive information and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by our forward-looking statements. Such risks, uncertainties and assumptions include, among other things:

•	our ability to attract and retain customers in an extremely competitive marketplace;

•	the duration and severity of the current recession in the United States and changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy costs and other macro-economic factors that could adversely affect the demand for the services we provide;

•	the impact of competitors’ initiatives;

•	our ability to successfully implement product offerings and execute effectively on our planned coverage expansion, launches of markets we acquired in the FCC’s auction for Advanced Wireless Services, expansion of our Cricket Broadband service and other activities;

•	our ability to obtain roaming services from other carriers at cost-effective rates;

•	our ability to maintain effective internal control over financial reporting;

•	delays in our market expansion plans, including delays resulting from any difficulties in funding such expansion through our existing cash, cash generated from operations or additional capital, or delays by existing U.S. government and other private sector wireless operations in clearing the Advanced Wireless Services spectrum, some of which users are permitted to continue using the spectrum for several years;

•	our ability to attract, motivate and retain an experienced workforce;

•	our ability to comply with the covenants in our senior secured credit facilities, indentures and any future credit agreement, indenture or similar instrument;

•	failure of our network or information technology systems to perform according to expectations; and

•	other factors detailed in “Part I — Item 1A. Risk Factors” in our 2008 Form 10-K.

All forward-looking statements in this appendix should be considered in the context of these risk factors. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this appendix may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, users of this appendix are cautioned not to place undue reliance on the forward-looking statements.

Market Price of and Dividends on the Company’s Common Stock and Related Stockholder Matters

Our common stock traded on the OTC Bulletin Board until August 16, 2004 under the symbol “LWINQ.” When we emerged from our Chapter 11 proceedings on August 16, 2004, all of our formerly outstanding common stock was cancelled in accordance with our plan of reorganization and our former common stockholders ceased to have any ownership interest in us. The new shares of our common stock issued under our plan of reorganization traded on the OTC Bulletin Board under the symbol “LEAP.” Commencing on June 29, 2005, our common stock became listed for trading on the NASDAQ National Market (now known as the NASDAQ Global Market) under the symbol “LEAP.” Commencing on July 1, 2006, our common stock became listed for trading on the NASDAQ Global Select Market, also under the symbol “LEAP.”

The following table sets forth the high and low closing prices per share of our common stock on the NASDAQ Global Select Market for the quarterly periods indicated, which correspond to our quarterly fiscal periods for financial reporting purposes.

	High($)	Low($)

Calendar Year — 2007
First Quarter	68.24	58.00
Second Quarter	87.46	66.84
Third Quarter	98.33	54.47
Fourth Quarter	83.74	32.01
Calendar Year — 2008
First Quarter	49.76	36.24
Second Quarter	61.09	43.17
Third Quarter	48.85	35.73
Fourth Quarter	39.16	15.46

On February 20, 2009, the last reported sale price of Leap common stock on the NASDAQ Global Select Market was $24.31 per share. As of February 20, 2009, there were 69,813,511 shares of common stock outstanding held by approximately 307 holders of record.

Dividends

Leap has not paid or declared any cash dividends on its common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. As more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below, the terms of our Credit Agreement and the indentures governing our unsecured senior notes restrict our ability to declare or pay dividends. We intend to retain future earnings, if any, to fund our growth. Any future payment of dividends to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, capital requirements and business prospects.

Selected Consolidated Financial Data (in thousands, except per share data)

The following selected financial data were derived from our audited consolidated financial statements. These tables should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Financial Statements and Supplementary Data” below. References in these tables to “Predecessor Company” refer to the Company on or prior to July 31, 2004. References to “Successor Company” refer to the Company after July 31, 2004, after giving effect to the implementation of fresh-start reporting. The financial statements of the Successor Company are not comparable in many respects to the financial statements of the Predecessor Company because of the effects of the consummation of the plan of reorganization as well as the adjustments for fresh-start reporting.

						Predecessor
	Successor Company					Company
					Five Months	Seven Months
					Ended	Ended
	Year Ended December 31,				December 31,	July 31,
	2008	2007	2006	2005	2004	2004

Statement of Operations Data:
Revenues	$1,958,862	$1,630,803	$1,167,187	$957,771	$350,847	$492,756

Operating income (loss)	46,700	60,262	23,725	71,002	12,729	(34,412)

Income (loss) before reorganization items, income taxes and cumulative effect of change in accounting principle	(109,192)	(38,561)	(15,703)	52,300	(2,170)	(38,900)
Reorganization items, net	—	—	—	—	—	962,444
Income tax expense	(38,631)	(37,366)	(9,277)	(21,615)	(3,930)	(4,166)

Income (loss) before cumulative effect of change in accounting principle	(147,823)	(75,927)	(24,980)	30,685	(6,100)	919,378
Cumulative effect of change in accounting principle	—	—	623	—	—	—

Net income (loss)	$(147,823)	$(75,927)	$(24,357)	$30,685	$(6,100)	$919,378

Basic earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$(2.17)	$(1.13)	$(0.41)	$0.51	$(0.10)	$15.68
Cumulative effect of change in accounting principle	—	—	0.01	—	—	—

Basic earnings (loss) per share(1)	$(2.17)	$(1.13)	$(0.40)	$0.51	$(0.10)	$15.68

Diluted earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$(2.17)	$(1.13)	$(0.41)	$0.50	$(0.10)	$15.68
Cumulative effect of change in accounting principle	—	—	0.01	—	—	—

Diluted earnings (loss) per share(1)	$(2.17)	$(1.13)	$(0.40)	$0.50	$(0.10)	$15.68

Shares used in per share calculations:(1)
Basic	68,021	67,100	61,645	60,135	60,000	58,623

Diluted	68,021	67,100	61,645	61,003	60,000	58,623

	December 31,
	2008	2007	2006	2005	2004

Balance Sheet Data:
Cash and cash equivalents	$357,708	$433,337	$372,812	$293,073	$141,141
Short-term investments	238,143	179,233	66,400	90,981	113,083
Working capital	278,576	380,384	185,191	245,366	150,868
Restricted cash, cash equivalents and short-term investments	4,780	15,550	13,581	13,759	31,427
Total assets	5,052,857	4,432,998	4,084,947	2,499,946	2,213,312
Capital leases	11,399	61,538	—	—	—
Long-term debt	2,566,025	2,033,902	1,676,500	588,333	371,355
Total stockholders’ equity	1,621,871	1,724,322	1,771,793	1,517,601	1,472,347

(1)	Refer to Notes 2 and 5 to the consolidated financial statements included in “Financial Statements and Supplementary Data” below for an explanation of the calculation of basic and diluted earnings (loss) per share.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following information should be read in conjunction with the audited consolidated financial statements and notes thereto included in “Financial Statements and Supplementary Data” below.

Overview

Company Overview

We are a wireless communications carrier that offers digital wireless services in the U.S. under the “Cricket®” brand. Our Cricket service offerings provide customers with unlimited wireless services for a flat rate without requiring a fixed-term contract or a credit check.

Cricket service is offered by Cricket, a wholly owned subsidiary of Leap, and is also offered in Oregon by LCW Wireless Operations and in the upper Midwest by Denali Operations. Cricket owns an indirect 73.3% non-controlling interest in LCW Operations through a 73.3% non-controlling interest in LCW Wireless, and owns an indirect non-controlling interest in Denali Operations through an 82.5% non-controlling interest in Denali. LCW Wireless and Denali are designated entities under FCC regulations. We consolidate our interests in LCW Wireless and Denali in accordance with FIN 46(R) because these entities are variable interest entities and we will absorb a majority of their expected losses.

At December 31, 2008, Cricket service was offered in 30 states and had approximately 3.8 million customers. As of December 31, 2008, we, LCW License (a wholly owned subsidiary of LCW Operations), and Denali License Sub (an indirect wholly owned subsidiary of Denali) owned wireless licenses covering an aggregate of approximately 186.7 million POPs (adjusted to eliminate duplication from overlapping licenses). The combined network footprint in our operating markets covered approximately 67.2 million POPs as of December 31, 2008, which includes incremental POPs attributed to ongoing footprint expansion in existing markets. The licenses we and Denali purchased in Auction #66, together with the existing licenses we own, provide 20 MHz of coverage and the opportunity to offer enhanced data services in almost all markets in which we currently operate or are building out, assuming Denali License Sub were to make available to us certain of its spectrum.

We plan to expand our network footprint by launching Cricket service in new markets and increasing and enhancing coverage in our existing markets. In 2008, we and Denali Operations launched new markets in Oklahoma City, southern Texas, Las Vegas, St. Louis and the greater Milwaukee area covering approximately 11 million additional POPs. We and Denali Operations intend to launch markets covering approximately 25 million additional POPs by the middle of 2009 (which includes the Chicago market launched by Denali Operations in February 2009). We and Denali Operations also previously identified up to approximately 16 million additional POPs that we could elect to cover with Cricket service by the end of 2010. We currently expect to make a determination with respect to the launch of these additional POPs by the middle of 2009. We intend to fund the costs required to build out and launch any new markets associated with these 16 million additional POPs with cash generated from operations. The pace and timing of any such build-out and launch activities will depend upon the performance of our business and the amount of cash generated by our operations. We also plan to continue to expand and enhance our network coverage and capacity in many of our existing markets, allowing us to offer our customers an improved service area. In addition to these expansion plans, we and Denali License Sub hold licenses in other markets that are suitable for Cricket service, and we and Denali Operations may develop some of the licenses covering these additional POPs through partnerships with others.

Our Cricket service offerings are based on providing unlimited wireless services to customers, and the value of unlimited wireless services is the foundation of our business. Our primary Cricket service is Cricket Wireless, which offers customers unlimited wireless voice and data services for a flat monthly rate. Our most popular Cricket Wireless rate plan combines unlimited local and U.S. long distance service from any Cricket service area with unlimited use of multiple calling features and messaging services. We also offer Cricket Broadband, our unlimited mobile broadband service, which allows customers to access the internet through their computers for one low, flat rate with no long-term commitments or credit checks. As of December 31, 2008, our Cricket Broadband service was available to approximately 67.2 million covered POPs, and we intend to make the service available in new Cricket markets that we and Denali Operations launch. In October 2008, we began an introductory launch of Cricket

PAYGotm, our unlimited prepaid wireless service, in select markets. Cricket PAYGo is a daily pay-as-you-go service designed for customers who prefer the flexibility and control offered by traditional prepaid services but who are seeking greater value for their dollar. We expect to continue to broaden our voice and data product and service offerings in 2009 and beyond.

We believe that our business model is scalable and can be expanded successfully into adjacent and new markets because we offer a differentiated service and an attractive value proposition to our customers at costs significantly lower than most of our competitors, and accordingly we continue to enhance our current market clusters and expand our business into new geographic markets. In addition to our current business expansion efforts, we may also pursue other activities to build our business, which could include (without limitation) the acquisition of additional spectrum through private transactions or FCC auctions, entering into partnerships with others to launch and operate additional markets or reduce existing operating costs, or the acquisition of other wireless communications companies or complementary businesses. We also expect to continue to look for opportunities to optimize the value of our spectrum portfolio. Because some of the licenses that we and Denali License Sub hold include large regional areas covering both rural and metropolitan communities, we and Denali may seek to partner with others, sell some of this spectrum or pursue alternative products or services to utilize or benefit from the spectrum not otherwise used for Cricket service.

Our customer activity is influenced by seasonal effects related to traditional retail selling periods and other factors that arise from our target customer base. Based on historical results, we generally expect new sales activity to be highest in the first and fourth quarters for markets in operation for one year or longer, and customer turnover, or churn, to be highest in the third quarter and lowest in the first quarter. However, sales activity and churn can be strongly affected by the launch of new markets, promotional activity, economic conditions and competitive actions, any of which have the ability to reduce or outweigh certain seasonal effects. From time to time, we offer programs to help promote customer activity for our wireless services. For example, since the second quarter of 2008 we have increased our use of a program which allows existing customers to activate an additional line of voice service on a previously activated Cricket handset not currently in service. Customers accepting this offer receive a free month of service on the additional line of service after paying an activation fee. We believe that this kind of program and other promotions provide important long-term benefits to us by extending the period of time over which customers use our handsets and wireless services.

Our principal sources of liquidity are our existing unrestricted cash, cash equivalents and short-term investments and cash generated from operations. From time to time, we may also generate additional liquidity through capital markets transactions. We also have a $200 million revolving credit facility under our Credit Agreement which was undrawn as of December 31, 2008, and which we do not generally rely upon as a source of liquidity in planning for our future capital and operating requirements. See “Liquidity and Capital Resources” below.

Among the most significant factors affecting our financial condition and performance from period to period are our new market expansions and growth in customers, the impacts of which are reflected in our revenues and operating expenses. Throughout 2006, 2007 and 2008, we and our joint ventures continued expanding existing market footprints and expanded into 30 new markets, increasing the number of potential customers covered by our networks from approximately 27.7 million covered POPs as of December 31, 2005, to approximately 48.0 million covered POPs as of December 31, 2006, to approximately 53.2 million covered POPs as of December 31, 2007 and to approximately 67.2 million covered POPs as of December 31, 2008. This network expansion, together with organic customer growth in our existing markets, has resulted in substantial additions of new customers, as our total end-of-period customers increased from 1.67 million customers as of December 31, 2005, to 2.23 million customers as of December 31, 2006, to 2.86 million customers as of December 31, 2007 and to 3.84 million customers as of December 31, 2008. In addition, our total revenues have increased from $957.8 million for fiscal 2005, to $1.17 billion for fiscal 2006, to $1.63 billion for fiscal 2007, and to $1.96 billion for fiscal 2008. During 2006 and 2007, we introduced several higher-priced, higher-value service plans which helped increase average revenue per user per month as a result of customer acceptance of the plans. During 2008, we experienced slightly lower average revenue per user per month due to customer acceptance of our lower-priced rate plans, decreased customer acceptance of optional add-on services, and the successful expansion of our Cricket Broadband service.

As our business activities have expanded, our operating expenses have also grown, including increases in cost of service reflecting the increase in customers, the costs associated with the launch of new products and markets and the broader variety of products and services provided to our customers; increased depreciation expense related to our expanded networks; and increased selling and marketing expenses and general and administrative expenses generally attributable to expansion into new markets, selling and marketing to a broader potential customer base, and expenses required to support the administration of our growing business. In particular, total operating expenses increased from $901.4 million for fiscal 2005, to $1.17 billion for fiscal 2006, to $1.57 billion for fiscal 2007 and to $1.91 billion for fiscal 2008. We also incurred substantial additional indebtedness to finance the costs of our business expansion and acquisitions of additional wireless licenses in 2006, 2007 and 2008. As a result, our interest expense has increased from $30.1 million for fiscal 2005, to $61.3 million for fiscal 2006, to $121.2 million for fiscal 2007, and to $158.3 million for fiscal 2008. Also, in September 2007, we changed our tax accounting method for amortizing wireless licenses, contributing substantially to our income tax expense of $38.6 million for the year ended December 31, 2008 and $37.4 million for the year ended December 31, 2007, as compared to our income tax expense of $9.3 million for the year ended December 31, 2006.

Primarily as a result of the factors described above, our net income of $30.7 million for fiscal 2005 decreased to a net loss of $24.4 million for fiscal 2006, a net loss of $75.9 million for fiscal 2007, and a net loss of $147.8 million for the year ended December 31, 2008. We believe, however, that the significant initial costs associated with building out and launching new markets and further expanding our existing business will provide substantial future benefits as the new markets we have launched continue to develop, our existing markets mature and we continue to add subscribers and generate additional revenues.

We expect that we will continue to build out and launch new markets and pursue other expansion activities for the next several years. We intend to be disciplined as we pursue these expansion efforts and to remain focused on our position as a low-cost leader in wireless telecommunications. We expect to achieve increased revenues and incur higher operating expenses as our existing business grows and as we build out and after we launch service in new markets. Large-scale construction projects for the build-out of our new markets will require significant capital expenditures and may suffer cost overruns. Any such significant capital expenditures or increased operating expenses will decrease OIBDA and free cash flow for the periods in which we incur such costs. However, we are willing to incur such expenditures because we expect our expansion activities will be beneficial to our business and create additional value for our stockholders.

Critical Accounting Policies and Estimates

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. These principles require us to make estimates and judgments that affect our reported amounts of assets and liabilities, our disclosure of contingent assets and liabilities and our reported amounts of revenues and expenses. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition and the valuation of deferred tax assets, long-lived assets and indefinite-lived intangible assets. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from our estimates.

We believe that the following critical accounting policies and estimates involve a higher degree of judgment or complexity than others used in the preparation of our consolidated financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of Leap and its wholly owned subsidiaries as well as the accounts of LCW Wireless and Denali and their wholly owned subsidiaries. We consolidate our interests in LCW Wireless and Denali in accordance with FIN 46(R), “Consolidation of Variable Interest Entities,” because these entities are variable interest entities and we will absorb a majority of their expected losses. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Revenues

Cricket’s business revenues principally arise from the sale of wireless services, handsets and accessories. Wireless services are generally provided on a month-to-month basis. In general, new and reactivating customers are required to pay for their service in advance and customers who activated their service prior to May 2006 pay in arrears. We do not require any of our customers to sign fixed-term service commitments or submit to a credit check. These terms generally appeal to less affluent customers who are considered more likely to terminate service for inability to pay than wireless customers in general. Consequently, we have concluded that collectibility of our revenues is not reasonably assured until payment has been received. Accordingly, service revenues are recognized only after services have been rendered and payment has been received.

When we activate a new customer, we frequently sell that customer a handset and the first month of service in a bundled transaction. Under the provisions of Emerging Issues Task Force, or EITF, Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables,” or EITF 00-21, the sale of a handset along with a month of wireless service constitutes a multiple element arrangement. Under EITF 00-21, once a company has determined the fair value of the elements in the sales transaction, the total consideration received from the customer must be allocated among those elements on a relative fair value basis. Applying EITF 00-21 to these transactions results in us recognizing the total consideration received, less one month of wireless service revenue (at the customer’s stated rate plan), as equipment revenue.

Equipment revenues and related costs from the sale of handsets are recognized when service is activated by customers. Revenues and related costs from the sale of accessories are recognized at the point of sale. The costs of handsets and accessories sold are recorded in cost of equipment. In addition to handsets that we sell directly to our customers at Cricket-owned stores, we also sell handsets to third-party dealers. These dealers then sell the handsets to the ultimate Cricket customer, and that customer also receives the first month of service in a bundled transaction (identical to the sale made at a Cricket-owned store). Sales of handsets to third-party dealers are recognized as equipment revenues only when service is activated by customers, since the level of price reductions ultimately available to such dealers is not reliably estimable until the handsets are sold by such dealers to customers. Thus, handsets sold to third-party dealers are recorded as consigned inventory and deferred equipment revenue until they are sold to, and service is activated by, customers.

Through a third-party provider, our customers may elect to participate in an extended handset warranty/insurance program. We recognize revenue on replacement handsets sold to our customers under the program when the customer purchases a replacement handset.

Sales incentives offered without charge to customers and volume-based incentives paid to our third-party dealers are recognized as a reduction of revenue and as a liability when the related service or equipment revenue is recognized. Customers have limited rights to return handsets and accessories based on time and/or usage, and customer returns of handsets and accessories have historically been negligible.

Amounts billed by us in advance of customers’ wireless service periods are not reflected in accounts receivable or deferred revenue since collectibility of such amounts is not reasonably assured. Deferred revenue consists primarily of cash received from customers in advance of their service period and deferred equipment revenue related to handsets sold to third-party dealers.

Depreciation and Amortization

Depreciation of property and equipment is applied using the straight-line method over the estimated useful lives of our assets once the assets are placed in service. The following table summarizes the depreciable lives (in years):

Depreciable
Life

Network equipment:
Switches	10
Switch power equipment	15
Cell site equipment and site improvements	7
Towers	15
Antennae	5
Computer hardware and software	3-5
Furniture, fixtures, retail and office equipment	3-7

Short-Term Investments

Short-term investments generally consist of highly liquid, fixed-income investments with an original maturity at the time of purchase of greater than three months. Such investments consist of commercial paper, asset-backed commercial paper and obligations of the U.S. government.

Investments are classified as available-for-sale and stated at fair value. The net unrealized gains or losses on available-for-sale securities are reported as a component of comprehensive income (loss). The specific identification method is used to compute the realized gains and losses on investments. Investments are periodically reviewed for impairment. If the carrying value of an investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment loss is recognized for the difference.

Wireless Licenses

We, LCW Wireless and Denali operate PCS and AWS networks under PCS and AWS wireless licenses granted by the FCC that are specific to a particular geographic area on spectrum that has been allocated by the FCC for such services. Wireless licenses are initially recorded at cost and are not amortized. Although FCC licenses are issued with a stated term (ten years in the case of PCS licenses and fifteen years in the case of AWS licenses), wireless licenses are considered to be indefinite-lived intangible assets because we expect our subsidiaries and joint ventures to provide wireless service using the relevant licenses for the foreseeable future, PCS and AWS licenses are routinely renewed for either no or a nominal fee and management has determined that no legal, regulatory, contractual, competitive, economic or other factors currently exist that limit the useful life of our or our consolidated joint ventures’ PCS and AWS licenses. On a quarterly basis, we evaluate the remaining useful life of our indefinite-lived wireless licenses to determine whether events and circumstances, such as any legal, regulatory, contractual, competitive, economic or other factors, continue to support an indefinite useful life. If a wireless license is subsequently determined to have a finite useful life, we test the wireless license for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” or SFAS 144, and the wireless license would then be amortized prospectively over its estimated remaining useful life. In addition to our quarterly evaluation of the indefinite useful lives of our wireless licenses, we also test our wireless licenses for impairment in accordance with SFAS 142 on an annual basis. Wireless licenses to be disposed of by sale are carried at the lower of carrying value or fair value less costs to sell.

Portions of the AWS spectrum that we and Denali License Sub hold are currently used by U.S. federal government and/or incumbent commercial licensees. FCC rules require winning bidders to avoid interfering with these existing users or to clear the incumbent users from the spectrum through specified relocation procedures. Our and Denali’s spectrum clearing costs are capitalized to wireless licenses as incurred.

Goodwill and Other Intangible Assets

Goodwill primarily represents the excess of reorganization value over the fair value of identified tangible and intangible assets recorded in connection with fresh-start reporting as of July 31, 2004. Certain of our other intangible assets were also recorded upon adoption of fresh-start reporting and now consist of trademarks which are being amortized on a straight-line basis over their estimated useful lives of fourteen years. Customer relationships acquired in connection with our acquisition of Hargray Wireless, LLC, or Hargray Wireless, in 2008 are amortized on an accelerated basis over a useful life of up to four years.

Impairment of Long-Lived Assets

We assess potential impairments to our long-lived assets, including property and equipment and certain intangible assets, when there is evidence that events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss may be required to be recognized when the undiscounted cash flows expected to be generated by a long-lived asset (or group of such assets) is less than its carrying value. Any required impairment loss would be measured as the amount by which the asset’s carrying value exceeds its fair value and would be recorded as a reduction in the carrying value of the related asset and charged to results of operations.

Impairment of Indefinite-Lived Intangible Assets

We assess potential impairments to our indefinite-lived intangible assets, including wireless licenses and goodwill, on an annual basis or when there is evidence that events or changes in circumstances indicate that an impairment condition may exist. The annual impairment test is conducted during the third quarter of each year.

Our wireless licenses in our operating markets are combined into a single unit of account for purposes of testing impairment because management believes that utilizing these wireless licenses as a group represents the highest and best use of the assets, and the value of the wireless licenses would not be significantly impacted by a sale of one or a portion of the wireless licenses, among other factors. Our non-operating licenses are tested for impairment on an individual basis. An impairment loss is recognized when the fair value of a wireless license is less than its carrying value and is measured as the amount by which the license’s carrying value exceeds its fair value. Estimates of the fair value of our wireless licenses are based primarily on available market prices, including successful bid prices in FCC auctions and selling prices observed in wireless license transactions. Any required impairment losses are recorded as a reduction in the carrying value of the wireless license and charged to results of operations.

The goodwill impairment test involves a two-step process. First, the book value of our net assets, which are combined into a single reporting unit for purposes of the impairment test of goodwill, is compared to the fair value of our net assets. The fair value of our net assets is primarily based on our market capitalization. If the fair value is determined to be less than book value, a second step is performed to measure the amount of the impairment, if any.

The accounting estimates for our wireless licenses require management to make significant assumptions about fair value. Management’s assumptions regarding fair value require significant judgment about economic factors, industry factors and technology considerations, as well as about our business prospects. Changes in these judgments may have a significant effect on the estimated fair values of our indefinite-lived intangible assets.

Share-Based Compensation

We account for share-based awards exchanged for employee services in accordance with SFAS No. 123(R), “Share-Based Payment,” or SFAS 123(R). Under SFAS 123(R), share-based compensation expense is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense, net of estimated forfeitures, over the employee’s requisite service period. Compensation expense is amortized on a straight-line basis over the requisite service period for the entire award, which is generally the maximum vesting period of the award. No share-based compensation was capitalized as part of inventory or fixed assets prior to or during 2008.

The determination of the fair value of stock options using an option valuation model is affected by our stock price, as well as assumptions regarding a number of complex and subjective variables. The volatility assumption is based on a combination of the historical volatility of our common stock and the volatilities of similar companies over a period of time equal to the expected term of the stock options. The volatilities of similar companies are used in conjunction with our historical volatility because of the lack of sufficient relevant history for our common stock equal to the expected term. The expected term of employee stock options represents the weighted-average period the stock options are expected to remain outstanding. The expected term assumption is estimated based primarily on the options’ vesting terms and remaining contractual life and employees’ expected exercise and post-vesting employment termination behavior. The risk-free interest rate assumption is based upon observed interest rates during the period appropriate for the expected term of the employee stock options. The dividend yield assumption is based on the expectation of no future dividend payouts by us.

As share-based compensation expense under SFAS 123(R) is based on awards ultimately expected to vest, it is reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

At December 31, 2008, total unrecognized compensation cost related to unvested stock options was $55.1 million, which is expected to be recognized over a weighted-average period of 3.1 years. At December 31, 2008, total unrecognized compensation cost related to unvested restricted stock awards was $45.2 million, which is expected to be recognized over a weighted-average period of 3.0 years.

Income Taxes

We calculate income taxes in each of the jurisdictions in which we operate. This process involves calculating the actual current tax expense and any deferred income tax expense resulting from temporary differences arising from differing treatments of items for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities. Deferred tax assets are also established for the expected future tax benefits to be derived from net operating loss carryforwards, capital loss carryforwards and income tax credits.

We must then periodically assess the likelihood that our deferred tax assets will be recovered from future taxable income, which assessment requires significant judgment. To the extent we believe it is more likely than not that our deferred tax assets will not be recovered, we must establish a valuation allowance. As part of this periodic assessment for the year ended December 31, 2008, we weighed the positive and negative factors with respect to this determination and, at this time, do not believe there is sufficient positive evidence and sustained operating earnings to support a conclusion that it is more likely than not that all or a portion of our deferred tax assets will be realized, except with respect to the realization of a $2.4 million Texas Margins Tax credit. We will continue to closely monitor the positive and negative factors to determine whether our valuation allowance should be released. Deferred tax liabilities associated with wireless licenses, tax goodwill and investments in certain joint ventures cannot be considered a source of taxable income to support the realization of deferred tax assets because these deferred tax liabilities will not reverse until some indefinite future period.

At such time as we determine that it is more likely than not that all or a portion of our deferred tax assets are realizable, the valuation allowance will be reduced. After our adoption of SFAS No. 141 (revised 2007), “Business Combinations,” or SFAS 141(R), which became effective for us on January 1, 2009, any reduction in our valuation allowance, including the valuation allowance established in fresh-start reporting, will be accounted for as a reduction to income tax expense.

On January 1, 2007, we adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” or FIN 48. At the date of adoption and during the years ended December 31, 2007 and 2008, our unrecognized income tax benefits and uncertain tax positions were not material. Interest and penalties related to uncertain tax positions are recognized by us as a component of income tax expense but were immaterial on the date of adoption and for the years ended December 31, 2007 and 2008. All of our tax years from 1998 to 2007 remain open to examination by federal and state taxing authorities.

Subscriber Recognition and Disconnect Policies

We recognize a new customer as a gross addition in the month that he or she activates a Cricket service. We recognize a gross customer addition for each Cricket Wireless, Cricket Broadband and Cricket PAYGo line of service activated. The customer must pay his or her monthly service amount by the payment due date or his or her service will be suspended. When service is suspended, the customer will not be able to make or receive calls or access the internet via our Cricket Broadband service, as applicable. Any call attempted by a suspended Cricket Wireless customer is routed directly to our customer service center in order to arrange payment. In order to re-establish Cricket Wireless or Cricket Broadband service, a customer must make all past-due payments and pay a reactivation charge, to re-establish service. For our Cricket Wireless and Cricket Broadband services, if a new customer does not pay all amounts due on his or her first bill within 30 days of the due date, the account is disconnected and deducted from gross customer additions during the month in which the customer’s service was discontinued. If a Cricket Wireless or Cricket Broadband customer has made payment on his or her first bill and in a subsequent month does not pay all amounts due within 30 days of the due date, the account is disconnected and counted as churn. Pay-in advance customers who ask to terminate their service are disconnected when their paid service period ends. Customers for our Cricket PAYGo service are generally disconnected from service and counted as churn if they have not replenished or “topped up” their account within 60 days after the end of their initial term of service.

Customer turnover, frequently referred to as churn, is an important business metric in the telecommunications industry because it can have significant financial effects. Because we do not require customers to sign fixed-term contracts or pass a credit check, our service is available to a broader customer base than many other wireless providers and, as a result, some of our customers may be more likely to have their service terminated due to an inability to pay than the average industry customer.

Results of Operations

Operating Items

The following tables summarize operating data for our consolidated operations (in thousands, except percentages).

	Year Ended	% of 2008	Year Ended	% of 2007	Change from
	December 31,	Service	December 31,	Service	Prior Year
	2008	Revenues	2007	Revenues	Dollars	Percent

Revenues:
Service revenues	$1,709,101		$1,395,667		$313,434	22.5%
Equipment revenues	249,761		235,136		14,625	6.2%

Total revenues	1,958,862		1,630,803		328,059	20.1%

Operating expenses:
Cost of service (exclusive of items shown separately below)	488,298	28.6%	384,128	27.5%	104,170	27.1%
Cost of equipment	465,422	27.2%	405,997	29.1%	59,425	14.6%
Selling and marketing	294,917	17.3%	206,213	14.8%	88,704	43.0%
General and administrative	331,691	19.4%	271,536	19.5%	60,155	22.2%
Depreciation and amortization	331,448	19.4%	302,201	21.7%	29,247	9.7%
Impairment of assets	177	0.0%	1,368	0.1%	(1,191)	(87.1)%

Total operating expenses	1,911,953	111.9%	1,571,443	112.6%	340,510	21.7%
Gain (loss) on sale or disposal of assets	(209)	0.0%	902	0.1%	(1,111)	(123.2)%

Operating income	$46,700	2.7%	$60,262	4.3%	$(13,562)	(22.5)%

	Year Ended	% of 2007	Year Ended	% of 2006	Change from
	December 31,	Service	December 31,	Service	Prior Year
	2007	Revenues	2006	Revenues	Dollars	Percent

Revenues:
Service revenues	$1,395,667		$956,365		$439,302	45.9%
Equipment revenues	235,136		210,822		24,314	11.5%

Total revenues	1,630,803		1,167,187		463,616	39.7%

Operating expenses:
Cost of service (exclusive of items shown separately below)	384,128	27.5%	264,162	27.6%	119,966	45.4%
Cost of equipment	405,997	29.1%	310,834	32.5%	95,163	30.6%
Selling and marketing	206,213	14.8%	159,257	16.7%	46,956	29.5%
General and administrative	271,536	19.5%	196,604	20.6%	74,932	38.1%
Depreciation and amortization	302,201	21.7%	226,747	23.7%	75,454	33.3%
Impairment of assets	1,368	0.1%	7,912	0.8%	(6,544)	(82.7)%

Total operating expenses	1,571,443	112.6%	1,165,516	121.9%	405,927	34.8%
Gain on sale or disposal of assets	902	0.1%	22,054	2.3%	(21,152)	(95.9)%

Operating income	$60,262	4.3%	$23,725	2.5%	$36,537	154.0%

The following table summarizes customer activity:

	Year Ended December 31,
	2008	2007	2006

Gross customer additions	2,487,579	1,974,504	1,455,810
Net customer additions(1)	942,304	633,693	592,237
Weighted-average number of customers	3,272,347	2,589,312	1,861,477
Total customers, end of period	3,844,660	2,863,519	2,229,826

(1)	Net customer additions for the year ended December 31, 2008 reflect the operations of Cricket markets and exclude changes in customers that occurred during the nine months ended September 30, 2008 in the Hargray Wireless markets in South Carolina and Georgia that we acquired in April 2008. We completed the upgrade of the Hargray Wireless networks and introduced Cricket service in these markets in October 2008. Commencing with the fourth quarter of 2008, our net customer additions include customers in the former Hargray Wireless markets.

Service Revenues

Service revenues increased $313.4 million, or 22.5%, for the year ended December 31, 2008 compared to the corresponding period of the prior year. This increase resulted from a 26.4% increase in average total customers due to new market launches, existing market customer growth and customer acceptance of our Cricket Broadband service. This increase was partially offset by a 3.1% decline in average monthly revenues per customer. The decline in average monthly revenues per customer reflected customer acceptance of our lower-priced rate plans, decreased customer acceptance of optional add-on services and the successful expansion of our Cricket Broadband service, which is offered at a lower monthly rate than our premium Cricket Wireless service plans.

Service revenues increased $439.3 million, or 45.9%, for the year ended December 31, 2007 compared to the corresponding period of the prior year. This increase resulted from a 39.1% increase in average total customers due to new market launches and existing market customer growth and a 4.9% increase in average monthly revenues per customer. The increase in average monthly revenues per customer was due primarily to the continued increase in customer adoption of our higher-end service plans and optional add-on services.

Equipment Revenues

Equipment revenues increased $14.6 million, or 6.2%, for the year ended December 31, 2008 compared to the corresponding period of the prior year. A 22% increase in handset sales volume was partially offset by a reduction in the average revenue per handset sold. The reduction in the average revenue per handset sold was primarily due to the expansion of our low-cost handset offerings.

Equipment revenues increased $24.3 million, or 11.5%, for the year ended December 31, 2007 compared to the corresponding period of the prior year. An increase of 36.4% in handset sales volume was largely offset by increases in promotional incentives for customers and an increased shift in handset sales to our exclusive indirect distribution channel, to which handsets are sold at lower prices.

Cost of Service

Cost of service increased $104.2 million, or 27.1%, for the year ended December 31, 2008 compared to the corresponding period of the prior year. The most significant factor contributing to the increase in cost of service is the size of our network footprint and supporting infrastructure. The number of potential customers covered by our networks increased from approximately 53.2 million covered POPs as of December 31, 2007 to approximately 67.2 million covered POPs as of December 31, 2008. As a percentage of service revenues, cost of service increased to 28.6% from 27.5% in the prior year period. Network operating costs increased by 2.3% as a percentage of service revenues primarily due to costs associated with new market launches and EvDO-related network costs which were incurred in large part to support the deployment of our Cricket Broadband service and other value-added data services. The increase in network operating costs during 2008 was partially offset by a 1.3% decrease in variable product costs as a percentage of service revenues due to an improved product cost structure and a decrease in customer acceptance of certain optional add-on services that yield lower margins. In addition, during the year ended December 31, 2007, we negotiated amendments to agreements that reduced our liability for the removal of equipment on certain cell sites at the end of the lease term, which resulted in a net gain of $6.1 million and lower network operating costs during that period.

Cost of service increased $120.0 million, or 45.4%, for the year ended December 31, 2007 compared to the corresponding period of the prior year. The most significant factor contributing to the increase in cost of service is the size of our network footprint and supporting infrastructure. The number of potential customers covered by our networks increased from approximately 48.0 million covered POPs as of December 31, 2006 to approximately 53.2 million covered POPs as of December 31, 2007. As a percentage of service revenues, cost of service decreased to 27.5% from 27.6% in the prior year period. Variable product costs increased by 1.9% as a percentage of service revenues due to increased customer acceptance of certain optional add-on services. This increase was offset by a 0.9% decrease in network infrastructure costs as a percentage of service revenues and a 1.0% decrease in labor and related costs as a percentage of service revenues due to the increase in service revenues and consequent benefits of scale. In addition, during the year ended December 31, 2007, we negotiated amendments to agreements that reduced our liability for the removal of equipment on certain cell sites at the end of the lease term, which resulted in a net gain of $6.1 million and lower network operating costs.

Cost of Equipment

Cost of equipment increased $59.4 million, or 14.6%, for the year ended December 31, 2008 compared to the corresponding period of the prior year. A 22% increase in handset sales volume and an increase in handset replacement-related costs were partially offset by a reduction in the average cost per handset sold, primarily due to the expansion of our low-cost handset offerings.

Cost of equipment increased $95.2 million, or 30.6%, for the year ended December 31, 2007 compared to the corresponding period of the prior year. This increase was primarily attributable to a 36.4% increase in handset sales volume.

Selling and Marketing Expenses

Selling and marketing expenses increased $88.7 million, or 43.0%, for the year ended December 31, 2008 compared to the corresponding period of the prior year. As a percentage of service revenues, such expenses increased to 17.3% from 14.8% in the prior year period. This percentage increase was largely attributable to a 1.3% increase in media and advertising costs as a percentage of service revenues reflecting a greater number of new market launches in the current year period and the advertising costs associated with those launches. In addition, there was a 1.2% increase in store and staffing costs as a percentage of service revenues due to the launch of new markets and incremental distribution costs to support our footprint expansion in select existing markets.

Selling and marketing expenses increased $47.0 million, or 29.5%, for the year ended December 31, 2007 compared to the corresponding period of the prior year. As a percentage of service revenues, such expenses decreased to 14.8% from 16.7% in the prior year period. This decrease was primarily attributable to a 0.7% decrease in store and staffing and related costs as a percentage of services revenues due to the increase in service revenues and consequent benefits of scale and a 1.2% decrease in media and advertising costs as a percentage of service revenues reflecting large new market launches in the prior year and consequent benefits of scale.

General and Administrative Expenses

General and administrative expenses increased $60.2 million, or 22.2%, for the year ended December 31, 2008 compared to the corresponding period of the prior year. As a percentage of service revenues, such expenses decreased to 19.4% from 19.5% in the prior year period due to the increase in service revenues and consequent benefits of scale. This percentage decrease was largely attributable to a 1.1% decrease in customer care-related costs as a percentage of service revenues due to the increase in service revenues and consequent benefits of scale and was partially offset by a 0.9% increase in employee-related costs primarily to support our network expansion.

General and administrative expenses increased $74.9 million, or 38.1%, for the year ended December 31, 2007 compared to the corresponding period of the prior year. As a percentage of service revenues, such expenses decreased to 19.5% from 20.6% in the prior year period. Customer care expenses decreased by 0.5% as a percentage of service revenues and employee related costs decreased by 0.8% as a percentage of service revenues both due to the increase in service revenues and consequent benefits of scale. These decreases were partially offset by a 0.4% increase in professional services fees and other expenses as a percentage of service revenues due to costs incurred in connection with the unsolicited merger proposal received from MetroPCS in 2007 and other strategic merger and acquisition activities.

Depreciation and Amortization

Depreciation and amortization expense increased $29.2 million, or 9.7%, for the year ended December 31, 2008 compared to the corresponding period of the prior year. The increase in depreciation and amortization expense was due primarily to an increase in property, plant and equipment, net, from approximately $1,316.7 million as of December 31, 2007 to approximately $1,842.7 million as of December 31, 2008, in connection with the build-out and launch of our new markets throughout 2007 and 2008 and the improvement and expansion of our networks in existing markets. As a percentage of service revenues, depreciation and amortization decreased to 19.4% from 21.7% in the prior year period.

Depreciation and amortization expense increased $75.5 million, or 33.3%, for the year ended December 31, 2007 compared to the corresponding period of the prior year. The increase in the dollar amount of depreciation and amortization expense was due primarily to the build-out and launch of our new markets and the improvement and expansion of our existing markets. Such expenses decreased as a percentage of service revenues compared to the corresponding period of the prior year.

Impairment Charges

As a result of our annual impairment tests of wireless licenses, we recorded impairment charges of $0.2 million, $1.0 million and $4.7 million during the years ended December 31, 2008, 2007 and 2006, respectively, to reduce the carrying values of certain non-operating wireless licenses to their estimated fair values. In addition, we recorded an impairment charge of $3.2 million during the year ended December 31, 2006 in connection with an agreement to sell certain non-operating wireless licenses. We adjusted the carrying values of those licenses to their estimated fair values, which were based on the agreed upon sales prices.

Gains (Losses) on Sale or Disposal of Assets

During the year ended December 31, 2008, we incurred approximately $1.5 million in losses on the sale or disposal of property, plant and equipment, including the write-off of equipment with a net book value of $0.3 million as a result of damage from Hurricane Ike. These losses were partially offset by a $1.3 million gain recognized upon our exchange of certain disaggregated spectrum with Sprint Nextel, as more fully described in “— Liquidity and Capital Resources” below. During the year ended December 31, 2007, we completed the sale of three wireless licenses that we were not using to offer commercial service for an aggregate purchase price of $9.5 million, resulting in a net gain of $1.3 million. During the year ended December 31, 2006, we completed the sale of our wireless licenses and operating assets in the Toledo and Sandusky, Ohio markets to Cleveland Unlimited, Inc., or CUI, in exchange for $28.0 million and CUI’s equity interest in LCW Wireless, resulting in a gain of $21.6 million.

Non-Operating Items

The following tables summarize non-operating data for the Company’s consolidated operations (in thousands).

	Year Ended December 31,
	2008	2007	Change

Minority interests in consolidated subsidiaries	$(4,874)	$1,817	$(6,691)
Equity in net loss of investee	(298)	(2,309)	2,011
Interest income	14,571	28,939	(14,368)
Interest expense	(158,259)	(121,231)	(37,028)
Other expense, net	(7,032)	(6,039)	(993)
Income tax expense	(38,631)	(37,366)	(1,265)

	Year Ended December 31,
	2007	2006	Change

Minority interests in consolidated subsidiaries	$1,817	$1,493	$324
Equity in net loss of investee	(2,309)	—	(2,309)
Interest income	28,939	23,063	5,876
Interest expense	(121,231)	(61,334)	(59,897)
Other expense, net	(6,039)	(2,650)	(3,389)
Income tax expense	(37,366)	(9,277)	(28,089)

Minority Interests in Consolidated Subsidiaries

Minority interests in consolidated subsidiaries primarily reflects the share of net earnings or losses allocated to the other members of certain consolidated entities, as well as accretion expense associated with certain members’ put options.

Equity in Net Loss of Investee

Equity in net loss of investee reflects our share of losses in a regional wireless service provider in which we previously made investments.

Interest Income

Interest income decreased $14.4 million during the year ended December 31, 2008 compared to the corresponding periods of the prior year. This decrease was primarily attributable to a change in our investment policy (and a resulting change in the mix of our investment portfolio), and a decline in interest rates from the corresponding periods of the prior year. Currently, the majority of our portfolio consists of lower-yielding Treasury bills whereas a large percentage of our portfolio previously consisted of higher-yielding corporate securities.

Interest income increased $5.9 million for the year ended December 31, 2007 compared to the corresponding period of the prior year. This increase was primarily due to an increase in the average cash and cash equivalents and investment balances.

Interest Expense

Interest expense increased $37.0 million during the year ended December 31, 2008 compared to the corresponding periods of the prior year. The increase in interest expense resulted primarily from our issuance of $300 million of senior notes and $250 million of convertible senior notes in June 2008 and the increases in the interest rate applicable to our $895.5 million term loan under the amendments to our Credit Agreement in November 2007 and June 2008. We capitalized $52.7 million of interest during the year ended December 31, 2008 compared to $45.6 million during the corresponding period of the prior year. We capitalize interest costs associated with our wireless licenses and property and equipment during the build-out of new markets. The amount of such capitalized interest depends on the carrying values of the licenses and property and equipment involved in those markets and the duration of the build-out. We expect capitalized interest to continue to be significant during the build-out of our planned new markets. See “— Liquidity and Capital Resources” below.

Interest expense increased $59.9 million for the year ended December 31, 2007 compared to the corresponding period of the prior year. The increase in interest expense resulted from our issuance of $750 million and $350 million of 9.375% unsecured senior notes due 2014 during October 2006 and June 2007, respectively. See “— Liquidity and Capital Resources” below. These increases were partially offset by the capitalization of $45.6 million of interest during the year ended December 31, 2007.

Other Expense, Net

During the year ended December 31, 2008, we recognized $7.6 million of net other-than-temporary impairment charges on our investments in asset-backed commercial paper.

Other expense, net of other income, increased by $3.4 million for the year ended December 31, 2007 compared to the corresponding period of the prior year. During 2007, we recorded a $5.4 million impairment charge to reduce the carrying value of certain investments in asset-backed commercial paper.

Income Tax Expense

During the year ended December 31, 2008, we recorded income tax expense of $38.6 million compared to income tax expense of $37.4 million for the year ended December 31, 2007. Income tax expense for each of the years ended December 31, 2008 and 2007 consisted primarily of the tax effect of changes in deferred tax liabilities associated with wireless licenses, tax goodwill and investments in certain joint ventures.

We recorded a $1.0 million income tax expense and a $4.7 million income tax benefit during the years ended December 31, 2008 and 2007, respectively, related to changes in our effective state income tax rate. An increase in our effective state income tax rate during the year ended December 31, 2008 resulted in an increase to our net deferred tax liability and a corresponding increase in our income tax expense. The increase in our effective state income tax rate at December 31, 2008 was primarily attributable to subsidiary entity restructuring. A decrease in our effective state income tax rate at December 31, 2007 caused a decrease in our net deferred tax liability and a corresponding decrease in our income tax expense. These decreases were primarily attributable to expansion of our operating footprint into lower taxing states and state tax planning. We recorded an additional $2.5 million income tax benefit during the year ended December 31, 2007 due to a Texas Margins Tax, or TMT, credit, which was recorded as a deferred tax asset. We estimate that our future TMT liability will be based on our gross revenues in

Texas, rather than our apportioned taxable income. Therefore, we believe that it is more likely than not that our TMT credit will be recovered and, accordingly, we have not established a valuation allowance against this asset.

During the year ended December 31, 2008, we also recorded a $1.7 million income tax benefit to the consolidated statement of operations with a corresponding amount recorded to other comprehensive income in the consolidated balance sheet resulting from interest rate hedges and marketable securities activity within other comprehensive income.

We record deferred tax assets and liabilities arising from differing treatments of items for tax and book purposes. Deferred tax assets are also established for the expected future tax benefits to be derived from net operating loss carryforwards, capital loss carryforwards and income tax credits. We then periodically assess the likelihood that our deferred tax assets will be recovered from future taxable income. This assessment requires significant judgment. To the extent we believe it is more likely than not that our deferred tax assets will not be recovered, we must establish a valuation allowance. As part of this periodic assessment, we have weighed the positive and negative factors with respect to this determination and, at this time, we do not believe there is sufficient positive evidence and sustained operating earnings to support a conclusion that it is more likely than not that all or a portion of our deferred tax assets will be realized, except with respect to the realization of the TMT credit more fully described above. Our TMT credit was $2.5 million and $2.4 million as of December 31, 2007 and 2008, respectively. We will continue to closely monitor the positive and negative factors to determine whether our valuation allowance should be released. Deferred tax liabilities associated with wireless licenses, tax goodwill and investment in certain joint ventures cannot be considered a source of taxable income to support the realization of deferred tax assets because these deferred tax liabilities will not reverse until some indefinite future period. Since we have recorded a valuation allowance against the majority of our deferred tax assets, we carry a net deferred tax liability on our balance sheet. During the year ended December 31, 2008, we recorded a $129.7 million increase to our valuation allowance, which primarily consists of $66.7 million and $6.8 million related to the impact of 2008 federal and state taxable losses, respectively, and $43.9 million attributable to a claim filed with the Internal Revenue Service, or IRS, in 2008 for additional tax deductions that we now believe are more likely than not to be sustained by the IRS.

At such time as we determine that it is more likely than not that all or a portion of the deferred tax assets are realizable, the valuation allowance will be reduced. After our adoption of SFAS 141(R), which is effective for us on January 1, 2009, any reduction in our valuation allowance, including the valuation allowance established in fresh-start reporting, will be accounted for as a reduction to income tax expense.

On January 1, 2007, we adopted the provisions of FIN 48. At the date of adoption and during the years ended December 31, 2007 and 2008, our unrecognized income tax benefits and uncertain tax positions were not material. Interest and penalties related to uncertain tax positions are recognized by us as a component of income tax expense but were immaterial on the date of adoption and for the years ended December 31, 2007 and 2008. All of our tax years from 1998 to 2007 remain open to examination by federal and state taxing authorities.

Quarterly Financial Data (Unaudited)

The following tables present summarized data for each interim period for the years ended December 31, 2008 and 2007. The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of our results of operations for the interim periods presented (in thousands, except per share data):

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2008	2008	2008	2008

Revenues	$468,384	$474,858	$496,697	$518,923
Operating income	26,056	14,450	2,391	3,803
Net loss	(18,144)	(26,069)	(48,788)	(54,822)
Basic loss per share	(0.27)	(0.38)	(0.72)	(0.81)
Diluted loss per share	(0.27)	(0.38)	(0.72)	(0.81)

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2007	2007	2007	2007

Revenues	$393,425	$397,914	$409,656	$429,808
Operating income (loss)	(1,543)	30,704	9,393	21,708
Net income (loss)	(24,224)	9,638	(43,289)	(18,052)
Basic earnings (loss) per share	(0.36)	0.14	(0.64)	(0.27)
Diluted earnings (loss) per share	(0.36)	0.14	(0.64)	(0.27)

Quarterly Results of Operations Data (Unaudited)

The following table presents our unaudited condensed consolidated quarterly statement of operations data for 2008, which has been derived from our unaudited condensed consolidated financial statements (in thousands):

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2008	2008	2008	2008

Revenues:
Service revenues	$398,929	$417,143	$434,523	$458,506
Equipment revenues	69,455	57,715	62,174	60,417

Total revenues	468,384	474,858	496,697	518,923

Operating expenses:
Cost of service (exclusive of items shown separately below)	(111,170)	(118,857)	(129,708)	(128,563)
Cost of equipment	(114,221)	(105,127)	(113,057)	(133,017)
Selling and marketing	(58,100)	(74,276)	(77,407)	(85,134)
General and administrative	(75,907)	(77,233)	(87,522)	(91,029)
Depreciation and amortization	(82,639)	(86,167)	(86,033)	(76,609)
Impairment of assets	—	—	(177)	—

Total operating expenses	(442,037)	(461,660)	(493,904)	(514,352)
Gain (loss) on sale or disposal of assets	(291)	1,252	(402)	(768)

Operating income	26,056	14,450	2,391	3,803
Minority interests in consolidated subsidiaries	(823)	(1,865)	(1,266)	(920)
Equity in net income (loss) of investee	(1,062)	(295)	230	829
Interest income	4,781	2,586	4,072	3,132
Interest expense	(33,357)	(30,401)	(45,352)	(49,149)
Other income (expense), net	(4,036)	(307)	1,161	(3,850)

Loss before income taxes	(8,441)	(15,832)	(38,764)	(46,155)
Income tax expense	(9,703)	(10,237)	(10,024)	(8,667)

Net loss	$(18,144)	$(26,069)	$(48,788)	$(54,822)

Performance Measures

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. These metrics include average revenue per user per month, or ARPU, which measures service revenue per customer; cost per gross customer addition, or CPGA, which measures the average cost of acquiring a new customer; cash costs per user per month, or CCU, which measures the non-selling cash cost of operating our business on a per customer basis; and churn, which measures turnover in our customer base. CPGA and CCU are non-GAAP financial measures. A non-GAAP financial measure, within the meaning of Item 10 of Regulation S-K promulgated by the SEC, is a numerical measure of a company’s financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, which are included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the consolidated balance sheets, consolidated statements of operations or consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, which are excluded from the most directly comparable measure so calculated and presented. See “Reconciliation of Non-GAAP Financial Measures” below for a reconciliation of CPGA and CCU to the most directly comparable GAAP financial measures.

ARPU is service revenue divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. We do not recognize service revenue until payment has been received and services have been provided to the customer. In addition, customers are generally disconnected from service approximately 30 days after failing to pay a monthly bill. Therefore, because our calculation of weighted-average number of customers includes customers who have not paid their last bill and have yet to disconnect service, ARPU may appear lower during periods in which we have significant disconnect activity. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

CPGA is selling and marketing costs (excluding applicable share-based compensation expense included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions unrelated to initial customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to initial customer acquisition includes the revenues and costs associated with the sale of handsets to existing customers as well as costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers). We deduct customers who do not pay their first monthly bill from our gross customer additions, which tends to increase CPGA because we incur the costs associated with this customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.

CCU is cost of service and general and administrative costs (excluding applicable share-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions unrelated to initial customer acquisition (which includes the gain or loss on the sale of handsets to existing customers and costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers)), divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.

Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay their first monthly bill are deducted from our gross customer additions in the month in which they are disconnected; as a result, these customers are not included in churn. Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill, and pay-in-advance customers who ask to terminate their service are disconnected when their paid service period ends. Customers for our Cricket PAYGo service are generally disconnected from service if they have not replenished or “topped up” their account within 60 days after the end of their initial term of service. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

The following table shows metric information for 2008:

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2008	2008	2008	2008	2008

ARPU	$44.98	$43.97	$42.95	$42.44	$43.52
CPGA	$159	$205	$201	$182	$186
CCU	$21.73	$21.01	$21.50	$20.55	$21.18
Churn(1)	3.6%	3.8%	4.2%	3.8%	4.0%

(1)	Churn for the three months ended June 30, 2008 and September 30, 2008 reflects the operations of Cricket markets and excludes customers in the Hargray Wireless markets in South Carolina and Georgia that we acquired in April 2008. We completed the upgrade of the Hargray Wireless networks and introduced Cricket service in these markets in October 2008, and churn for the three months ended December 31, 2008 includes customers in the former Hargray Wireless markets.

Reconciliation of Non-GAAP Financial Measures

We utilize certain financial measures, as described above, that are widely used in the industry but that are not calculated based on GAAP. Certain of these financial measures are considered “non-GAAP” financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

CPGA — The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (in thousands, except gross customer additions and CPGA):

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2008	2008	2008	2008	2008

Selling and marketing expense	$58,100	$74,276	$77,407	$85,134	$294,917
Less share-based compensation expense included in selling and marketing expense	(1,356)	(1,179)	(871)	(1,174)	(4,580)
Plus cost of equipment	114,221	105,127	113,057	133,017	465,422
Less equipment revenue	(69,455)	(57,715)	(62,174)	(60,417)	(249,761)
Less net loss on equipment transactions unrelated to initial customer acquisition	(14,020)	(9,389)	(7,880)	(10,885)	(42,174)

Total costs used in the calculation of CPGA	$87,490	$111,120	$119,539	$145,675	$463,824
Gross customer additions	550,520	542,005	593,619	801,436	2,487,579

CPGA	$159	$205	$201	$182	$186

CCU — The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (in thousands, except weighted-average number of customers and CCU):

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2008	2008	2008	2008	2008

Cost of service	$111,170	$118,857	$129,708	$128,563	$488,298
Plus general and administrative expense	75,907	77,233	87,522	91,029	331,691
Less share-based compensation expense included in cost of service and general and administrative expense	(8,346)	(6,155)	(7,595)	(8,539)	(30,635)
Plus net loss on equipment transactions unrelated to initial customer acquisition	14,020	9,389	7,880	10,885	42,174

Total costs used in the calculation of CCU	$192,751	$199,324	$217,515	$221,938	$831,528
Weighted-average number of customers	2,956,477	3,162,028	3,371,932	3,600,393	3,272,347

CCU	$21.73	$21.01	$21.50	$20.55	$21.18

Liquidity and Capital Resources

Overview

Our principal sources of liquidity are our existing unrestricted cash, cash equivalents and short-term investments and cash generated from operations. We had a total of $595.9 million in unrestricted cash, cash equivalents and short-term investments as of December 31, 2008. We generated $350.6 million of net cash from operating activities during the year ended December 31, 2008, and we expect that cash from operations will continue to be a significant and increasing source of liquidity as our markets mature and our business continues to grow. In addition, from time to time we may also generate liquidity through capital markets transactions. We generated $483.7 million of net cash from financing activities during the year ended December 31, 2008, which included proceeds from our issuances of unsecured senior notes and convertible senior notes in June 2008. We also have a $200 million revolving credit facility which was undrawn as of December 31, 2008, and which we do not generally rely upon as a source of liquidity in planning for our future capital and operating requirements.

We believe that our existing unrestricted cash, cash equivalents and short-term investments, together with cash generated from operations, provide us with sufficient liquidity to meet the future operating and capital requirements for our current business operations and our current business expansion efforts. These current business expansion efforts, which are described further below, include our plans to expand our network footprint, expand and enhance network coverage and capacity in many of our existing markets and expand the availability of our Cricket Broadband service.

We determine our future capital and operating requirements and liquidity based, in large part, upon our projected financial performance, and we regularly review and update these projections due to changes in general economic conditions, our current and projected operating and financial results, the competitive landscape and other factors. In evaluating our liquidity and managing our financial resources, we plan to maintain what we consider to be at least a reasonable surplus of unrestricted cash, cash equivalents and short-term investments to address variations in working capital, unanticipated operating or capital requirements, and significant changes in our financial performance. If cash generated from operations were to be adversely impacted by substantial changes in our projected operating performance (for example, as a result of unexpected effects associated with the current economic downturn, changes in general economic conditions, higher interest rates, increased competition in our markets, slower-than-anticipated growth or customer acceptance of our products or services, increased churn or other factors), we believe that we could defer or significantly reduce our capital expenditures and other business expenses, to the extent we deemed necessary, to match our capital requirements to our available liquidity. Our projections regarding future capital and operating requirements and liquidity are based upon current operating, financial and competitive information and projections regarding our business and its financial performance. There are a number of risks and uncertainties (including the risks to our business described above and others set forth in Part I — Item 1A. of our 2008 Form 10-K under the heading entitled “Risk Factors”) that could cause our financial and operating results and capital requirements to differ materially from our projections and that could cause our liquidity to differ materially from the assessment set forth above.

We plan to expand our network footprint by launching Cricket service in new markets and increasing and enhancing coverage in our existing markets. In 2008, we and Denali Operations launched new markets in Oklahoma City, southern Texas, Las Vegas, St. Louis and the greater Milwaukee area covering approximately 11 million additional POPs. We and Denali Operations intend to launch markets covering approximately 25 million additional POPs by the middle of 2009 (which includes the Chicago market launched by Denali Operations in February 2009). We and Denali Operations also previously identified up to approximately 16 million additional POPs that we could elect to cover with Cricket service by the end of 2010. We currently expect to make a determination with respect to the launch of these additional POPs by the middle of 2009. We intend to fund the costs required to build out and launch any new markets associated with these 16 million additional POPs with cash generated from operations. The pace and timing of any such build-out and launch activities will depend upon the performance of our business and the amount of cash generated by our operations.

In addition, we plan to continue to expand and enhance our network coverage and capacity in many of our existing markets, allowing us to offer our customers an improved service area. We have substantially completed the first phase of this program, which called for us to deploy approximately 600 new cell sites in our existing markets. In the second phase of this program, we currently plan to deploy up to an additional 600 cell sites in our existing markets by the end of 2010.

We also plan to expand the availability of Cricket Broadband, our mobile broadband product offering. As of December 31, 2008, our Cricket Broadband service was available to approximately 67.2 million covered POPs, and we intend to make the service available in new Cricket markets that we and Denali Operations launch.

Our business operations and expansion efforts require significant expenditures. Our operating expenses for the year ended December 31, 2008 were $1.91 billion. In addition, we and our consolidated joint ventures made approximately $795.7 million in capital expenditures during the year ended December 31, 2008, including related capitalized interest, primarily to support the launch of new markets, the expansion and improvement of our and their existing wireless networks and the deployment of EvDO technology. Capital expenditures for 2009 are expected to be between $625 million to $725 million, excluding capitalized interest, which include capital expenditures to support the launch of new markets, the on-going growth and development of markets that have been in commercial operation for one year or more and the further expansion and enhancement of network coverage in our existing markets. As described above, we believe that our existing unrestricted cash, cash equivalents and short-term investments, together with cash generated from operations, provide us with sufficient liquidity to meet the future operating and capital requirements for our current business operations and our current business expansion efforts.

In addition to our current business expansion efforts described above, we may also pursue other activities to build our business, which could include (without limitation) the acquisition of additional spectrum through private transactions or FCC auctions, entering into partnerships with others to launch and operate additional markets or reduce existing operating costs, or the acquisition of other wireless communications companies or complementary businesses. If we were to pursue any of these activities at a significant level, we would likely need to re-direct capital otherwise available for our current business operations and expansion efforts or raise additional funding. We do not intend to pursue any of these other activities at a significant level unless we believe we have sufficient liquidity to support the operating and capital requirements for our current business operations, expansion efforts and any such other activities. To provide flexibility with respect to any future capital raising alternatives, we intend to file a universal shelf registration statement with the SEC to register various debt, equity and other securities, including debt securities, common stock, preferred stock, depository shares, rights and warrants. The securities under this registration statement would be able to be offered from time to time, separately or together, directly by us or through underwriters, at amounts, prices, interest rates and other terms to be determined at the time of any offering.

Our total outstanding indebtedness under our Credit Agreement was $877.5 million as of December 31, 2008. Outstanding term loan borrowings under our Credit Agreement must be repaid in 22 quarterly payments of $2.25 million each (which commenced on March 31, 2007) followed by four quarterly payments of $211.5 million (which commence on September 30, 2012). The term loan under our Credit Agreement bears interest at LIBOR plus 3.50% (subject to a LIBOR floor of 3.0% per annum) or the bank base rate plus 2.50%, as selected by us. The Credit Agreement also includes a $200 million revolving credit facility, which was undrawn as of December 31, 2008 and which expires in June 2011. In addition to our Credit Agreement, we also had $1,650 million in unsecured senior indebtedness outstanding as of December 31, 2008, which included $1,100 million of 9.375% senior notes due 2014, $250 million of 4.5% convertible senior notes due 2014 and $300 million of 10.0% senior notes due 2015.

The Credit Agreement and the indentures governing Cricket’s senior notes contain covenants that restrict the ability of Leap, Cricket and the subsidiary guarantors to take certain actions, including incurring additional indebtedness beyond specified thresholds. In addition, under certain circumstances we are required to use some or all of the proceeds we receive from incurring indebtedness beyond defined levels to pay down outstanding borrowings under our Credit Agreement. Our Credit Agreement also contains financial covenants with respect to a maximum consolidated senior secured leverage ratio and, if a revolving credit loan or uncollateralized letter of credit is outstanding or requested, with respect to a minimum consolidated interest coverage ratio, a maximum consolidated leverage ratio and a minimum consolidated fixed charge coverage ratio. Based upon our current projected financial performance, we expect that we could borrow all or a substantial portion of the $200 million commitment available under the revolving credit facility until it expires in June 2011. If our financial and operating results were significantly less than what we currently project, the financial covenants in the Credit Agreement could restrict or prevent us from borrowing under the revolving credit facility for one or more quarters. However, as noted above, we do not generally rely upon the revolving credit facility as a source of liquidity in planning for our future capital and operating requirements.

Although our significant outstanding indebtedness results in certain risks to our business that could materially affect our financial condition and performance, we believe that these risks are manageable and that we are taking appropriate actions to monitor and address them. For example, in connection with our financial planning process and capital raising activities, we seek to maintain an appropriate balance between our debt and equity capitalization and we review our business plans and forecasts, including projected trends in interest rates, to monitor our ability to service our debt and to comply with the financial and other covenants in our Credit Agreement and the indentures governing Cricket’s senior notes. In addition, as the new markets that we have launched over the past few years continue to develop and our existing markets mature, we expect that increased cash flows from such new and existing markets will ultimately result in improvements in our consolidated leverage ratio and the other ratios underlying our financial covenants. Our $1,650 million of senior notes and convertible senior notes bear interest at a fixed rate and we have entered into interest rate swap agreements covering $355 million of outstanding debt under our term loan. Due to the fixed rate on our senior notes and convertible senior notes and our interest rate swaps, approximately 78.4% of our total indebtedness accrues interest at a fixed rate. In light of the actions described above, our expected cash flows from operations, and our ability to defer or reduce our investments in business expansion efforts or other activities as necessary to match our capital requirements to our available liquidity, management believes that it has the ability to effectively manage our levels of indebtedness and address the risks to our business and financial condition related to our indebtedness.

Cash Flows

The following table shows cash flow information for the three years ended December 31, 2008, 2007 and 2006 (in thousands):

	Year Ended December 31,
	2008	2007	2006

Net cash provided by operating activities	$350,646	$316,181	$289,871
Net cash used in investing activities	(909,978)	(622,728)	(1,550,624)
Net cash provided by financing activities	483,703	367,072	1,340,492

Operating Activities

Net cash provided by operating activities increased $34.5 million, or 10.9%, for the year ended December 31, 2008 compared to the corresponding period of the prior year. This increase was primarily attributable to increased operating income, exclusive of non cash items such as depreciation and amortization, and changes in working capital. In addition, increased inventory levels were required during 2008 to support our business expansion efforts and introduction of new product and service offerings.

Net cash provided by operating activities increased by $26.3 million, or 9.1%, for the year ended December 31, 2007 compared to the corresponding period of the prior year. This increase was primarily attributable to increased operating income and changes in working capital.

Net cash provided by operating activities decreased by $18.4 million, or 6.0%, for the year ended December 31, 2006 compared to the corresponding period of the prior year. This decrease was primarily attributable to decreased operating income and changes in working capital.

Investing Activities

Net cash used in investing activities was $910.0 million during the year ended December 31, 2008, which included the effects of the following transactions:

•	During the year ended December 31, 2008, we purchased Hargray Communications Group’s wireless subsidiary, Hargray Wireless, for $31.2 million, including acquisition-related costs of $0.7 million.

•	During the year ended December 31, 2008, we and our consolidated joint ventures purchased $795.7 million of property and equipment for the build-out of our new markets and the expansion and improvement of our existing markets.

•	During the year ended December 31, 2008, we made investment purchases of $598.0 million, offset by sales or maturities of investments of $532.5 million.

Net cash used in investing activities was $622.7 million for the year ended December 31, 2007, which included the effects of the following transactions:

•	During January 2007, we completed the sale of three wireless licenses that we were not using to offer commercial service for an aggregate sales price of $9.5 million.

•	During March 2007, Cricket acquired the remaining 25% of the membership interests in Alaska Native Broadband 1, LLC, or ANB 1, for $4.7 million, following our joint venture partner’s exercise of its option to sell its entire 25% controlling interest in ANB 1 to Cricket.

•	During the year ended December 31, 2007, we purchased approximately 20% of the outstanding membership units of a regional wireless service provider for an aggregate purchase price of $19.0 million.

•	During the year ended December 31, 2007, we made investment purchases of $642.5 million from proceeds received from the issuances of our unsecured senior notes due 2014, offset by sales or maturities of investments of $531.0 million.

•	During the year ended December 31, 2007, we and our consolidated joint ventures purchased $504.8 million of property and equipment for the build-out of our new markets and the expansion and improvement of our existing markets.

Net cash used in investing activities was $1,550.6 million for the year ended December 31, 2006, which included the effects of the following transactions:

•	During July and October 2006, we paid to the FCC $710.2 million for the purchase of 99 licenses acquired in Auction #66, and Denali License paid $274.1 million as a deposit for a license it subsequently purchased in Auction #66.

•	During November 2006, we purchased 13 wireless licenses in North Carolina and South Carolina for an aggregate purchase price of $31.8 million.

•	During the year ended December 31, 2006, we, a subsidiary of ANB 1 and LCW Operations made over $590 million in purchases of property and equipment for the build-out of new markets.

Financing Activities

Net cash provided by financing activities was $483.7 million during the year ended December 31, 2008, which included the effects of the following transactions:

•	During the year ended December 31, 2008, we issued $300 million of unsecured senior notes, which resulted in net proceeds of $293.3 million, and $250 million of convertible senior notes, which resulted in net proceeds of $242.5 million. These note issuances were offset by payments of $9.0 million on our $895.5 million senior secured term loan and a payment of $1.5 million on LCW Operations’ $40 million senior secured term loans. These note issuances were further offset by the payment of $7.7 million in debt issuance costs.

•	During the year ended December 31, 2008, we made payments of $41.8 million on our capital lease obligations, a large portion of which related to our acquisition of the VeriSign billing system software.

•	During the year ended December 31, 2008, we issued common stock upon the exercise of stock options held by our employees and upon employee purchases of common stock under our Employee Stock Purchase Plan, resulting in aggregate net proceeds of $7.9 million.

Net cash provided by financing activities was $367.1 million for the year ended December 31, 2007, which included the effects of the following transactions:

•	During the year ended December 31, 2007, we made payments of $5.2 million on our capital lease obligations relating to software licenses.

•	During the year ended December 31, 2007, we issued an additional $350 million of unsecured senior notes due 2014 at an issue price of 106% of the principal amount, which resulted in gross proceeds of $371 million, offset by payments of $9.0 million on our $895.5 million senior secured term loan.

•	During the year ended December 31, 2007, we issued common stock upon the exercise of stock options held by our employees and upon employee purchases of common stock under our Employee Stock Purchase Plan, resulting in aggregate net proceeds of $9.7 million.

Net cash provided by financing activities was $1,340.5 million for the year ended December 31, 2006, which included the effects of the following transactions:

•	In June 2006, we replaced our previous $710 million senior secured credit facility with a new amended and restated senior secured credit facility consisting of a $900 million term loan and a $200 million revolving credit facility. The replacement term loan generated net proceeds of approximately $307 million, after repayment of the principal balances of the old term loan and prior to the payment of fees and expenses. See “— Senior Secured Credit Facilities — Cricket Communications” below.

•	In October 2006, we physically settled 6,440,000 shares of Leap common stock pursuant to our forward sale agreements and received aggregate cash proceeds of $260 million (before expenses) from such physical settlements.

•	In October 2006, we borrowed $570 million under our $850 million unsecured bridge loan facility to finance a portion of the remaining amounts owed by us and Denali License to the FCC for Auction #66 licenses.

•	In October 2006, we issued $750 million of 9.375% senior notes due 2014, and we used a portion of the approximately $739 million of cash proceeds (after commissions and before expenses) from the sale to repay our outstanding obligations, including accrued interest, under our bridge loan facility. Upon repayment of our outstanding indebtedness, the bridge loan facility was terminated. See “— Senior Notes” below.

•	In October 2006, LCW Operations entered into a senior secured credit agreement consisting of two term loans for $40 million in the aggregate. The loans bear interest at LIBOR plus the applicable margin ranging from 2.70% to 6.33% and must be repaid in varying quarterly installments beginning in 2008, with the final payment due in 2011. The loans are non-recourse to Leap, Cricket and their other subsidiaries. See “— Senior Secured Credit Facilities — LCW Operations” below.

Senior Secured Credit Facilities

Cricket Communications

The senior secured credit facility under the Credit Agreement consists of a six-year $895.5 million term loan and a $200 million revolving credit facility. As of December 31, 2008, the outstanding indebtedness under the term loan was $877.5 million. Outstanding borrowings under the term loan must be repaid in 22 quarterly payments of $2.25 million each (which commenced on March 31, 2007) followed by four quarterly payments of $211.5 million (which commence on September 30, 2012).

As of December 31, 2008, the interest rate on the term loan was LIBOR plus 3.50% or the bank base rate plus 2.50%, as selected by Cricket. This represents an increase of 50 basis points to the interest rate applicable to the term loan borrowings in effect on December 31, 2007. As more fully described in Note 6 to the consolidated financial statements included in “Financial Statements and Supplementary Data” below, in June 2008 we entered into a third amendment, or the Third Amendment, to our Credit Agreement to increase certain baskets for permitted liens and indebtedness, and facilitate the issuance of qualified preferred stock by Leap. The Third Amendment also increased the applicable interest rates to term loan borrowings and our revolving credit facility and set a floor on LIBOR of 3.00% per annum.

At December 31, 2008, the effective interest rate on the term loan was 7.3%, including the effect of interest rate swaps. The terms of the Credit Agreement require us to enter into interest rate swap agreements in a sufficient amount so that at least 50% of our outstanding indebtedness for borrowed money bears interest at a fixed rate. We were in compliance with this requirement as of December 31, 2008. We have entered into interest rate swap agreements with respect to $355 million of our debt. These interest rate swap agreements effectively fix the LIBOR interest rate on $150 million of indebtedness at 8.3% and $105 million of indebtedness at 7.3% through June 2009 and $100 million of indebtedness at 8.0% through September 2010. The fair value of the swap agreements as of December 31, 2008 and 2007 were liabilities of $11.0 million and $7.2 million, respectively, which were recorded in other liabilities in the consolidated balance sheets.

Outstanding borrowings under the revolving credit facility, to the extent that there are any borrowings, are due in June 2011. As of December 31, 2008, the revolving credit facility was undrawn; however, approximately $4.3 million of letters of credit were issued under the Credit Agreement and were considered as usage of the revolving credit facility, as more fully described in Note 14 to our consolidated financial statements in “Financial Statements and Supplementary Data” below. The commitment of the lenders under the revolving credit facility may be reduced in the event mandatory prepayments are required under the Credit Agreement. The commitment fee on the revolving credit facility is payable quarterly at a rate of between 0.25% and 0.50% per annum, depending on our consolidated senior secured leverage ratio, and as of December 31, 2008 the rate was 0.25%. As of December 31, 2008, borrowings under the revolving credit facility would have accrued interest at LIBOR plus 3.25% (subject to the LIBOR floor of 3.0% per annum), or the bank base rate plus 2.25%, as selected by Cricket.

The facilities under the Credit Agreement are guaranteed by Leap and all of its direct and indirect domestic subsidiaries (other than Cricket, which is the primary obligor, and LCW Wireless and Denali and their respective subsidiaries) and are secured by substantially all of the present and future personal property and real property owned by Leap, Cricket and such direct and indirect domestic subsidiaries. Under the Credit Agreement, we are subject to certain limitations, including limitations on our ability to: incur additional debt or sell assets, with restrictions on the use of proceeds; make certain investments and acquisitions; grant liens; pay dividends; and make certain other restricted payments. In addition, we will be required to pay down the facilities under certain circumstances if we issue debt, sell assets or property, receive certain extraordinary receipts or generate excess cash flow (as defined in the Credit Agreement). We are also subject to a financial covenant with respect to a maximum consolidated senior secured leverage ratio and, if a revolving credit loan or uncollateralized letter of credit is outstanding or requested, with respect to a minimum consolidated interest coverage ratio, a maximum consolidated leverage ratio and a minimum consolidated fixed charge coverage ratio. In addition to investments in the Denali joint venture, the Credit Agreement allows us to invest up to $85 million in LCW Wireless and its subsidiaries and up to $150 million, plus an amount equal to an available cash flow basket, in other joint ventures, and allows us to provide limited guarantees for the benefit of Denali, LCW Wireless and other joint ventures. We were in compliance with these covenants as of December 31, 2008.

Based upon our current projected financial performance, we expect that we could borrow all or a substantial portion of the $200 million commitment available under the revolving credit facility until it expires in June 2011. If our financial and operating results were significantly less than what we currently project, the financial covenants in the Credit Agreement could restrict or prevent us from borrowing under the revolving credit facility for one or more quarters. However, we do not generally rely upon the revolving credit facility as a source of liquidity in planning for our future capital and operating requirements.

The Credit Agreement also prohibits the occurrence of a change of control, which includes the acquisition of beneficial ownership of 35% or more of Leap’s equity securities, a change in a majority of the members of Leap’s board of directors that is not approved by the board and the occurrence of a “change of control” under any of our other credit instruments.

LCW Operations

LCW Operations has a senior secured credit agreement consisting of two term loans for $40 million in the aggregate. The loans bear interest at LIBOR plus the applicable margin ranging from 2.7% to 6.3%. At December 31, 2008, the effective interest rate on the term loans was 5.2%, and the outstanding indebtedness was $38.5 million. LCW Operations has entered into an interest rate cap agreement which effectively caps the three month LIBOR interest rate at 7.0% on $20 million of its outstanding borrowings through October 2011. The obligations under the loans are guaranteed by LCW Wireless and LCW License (a wholly owned subsidiary of LCW Operations), and are non-recourse to Leap, Cricket and their other subsidiaries. Outstanding borrowings under the term loans must be repaid in varying quarterly installments, which commenced in June 2008, with an aggregate final payment of $24.5 million due in June 2011. Under the senior secured credit agreement, LCW Operations and the guarantors are subject to certain limitations, including limitations on their ability to: incur additional debt or sell assets, with restrictions on the use of proceeds; make certain investments and acquisitions; grant liens; pay dividends; and make certain other restricted payments. In addition, LCW Operations will be required to pay down the facilities under certain circumstances if it or the guarantors issue debt, sell assets or generate excess cash flow. The senior secured credit agreement requires that LCW Operations and the guarantors comply with financial covenants related to EBITDA, gross additions of subscribers, minimum cash and cash equivalents and maximum capital expenditures, among other things. LCW Operations was in compliance with these covenants as of December 31, 2008.

Senior Notes

Senior Notes Due 2014

In 2006, Cricket issued $750 million of 9.375% unsecured senior notes due 2014 in a private placement to institutional buyers, which were exchanged in 2007 for identical notes that had been registered with the SEC. In June 2007, Cricket issued an additional $350 million of 9.375% unsecured senior notes due 2014 in a private placement to institutional buyers at an issue price of 106% of the principal amount, which were exchanged in June 2008 for identical notes that had been registered with the SEC. These notes are all treated as a single class and have identical terms. The $21 million premium we received in connection with the issuance of the second tranche of notes has been recorded in long-term debt in the consolidated financial statements and is being amortized as a reduction to interest expense over the term of the notes. At December 31, 2008, the effective interest rate on the $350 million of senior notes was 8.7%, which includes the effect of the premium amortization and excludes the effect of the additional interest that was paid in connection with the delay in the exchange of the notes, as more fully described below.

The notes bear interest at the rate of 9.375% per year, payable semi-annually in cash in arrears, which interest payments commenced in May 2007. The notes are guaranteed on an unsecured senior basis by Leap and each of its existing and future domestic subsidiaries (other than Cricket, which is the issuer of the notes, and LCW Wireless and Denali and their respective subsidiaries) that guarantee indebtedness for money borrowed of Leap, Cricket or any subsidiary guarantor. The notes and the guarantees are Leap’s, Cricket’s and the guarantors’ general senior unsecured obligations and rank equally in right of payment with all of Leap’s, Cricket’s and the guarantors’ existing and future unsubordinated unsecured indebtedness. The notes and the guarantees are effectively junior to Leap’s, Cricket’s and the guarantors’ existing and future secured obligations, including those under the Credit Agreement, to the extent of the value of the assets securing such obligations, as well as to future liabilities of Leap’s and Cricket’s subsidiaries that are not guarantors, and of LCW Wireless and Denali and their respective subsidiaries. In addition, the notes and the guarantees are senior in right of payment to any of Leap’s, Cricket’s and the guarantors’ future subordinated indebtedness.

Prior to November 1, 2009, Cricket may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 109.375% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, thereon to the redemption date, from the net cash proceeds of specified equity offerings. Prior to November 1, 2010, Cricket may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the applicable premium and any accrued and unpaid interest, if any, thereon to the redemption date. The applicable premium is calculated as the greater of (i) 1.0% of the principal amount of such notes and (ii) the excess of (a) the present value at such date of redemption of (1) the redemption price of such notes at November 1, 2010 plus (2) all remaining required interest payments due on such notes through November 1, 2010 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of such notes. The notes may be redeemed, in whole or in part, at any time on or after November 1, 2010, at a redemption price of 104.688% and 102.344% of the principal amount thereof if redeemed during the twelve months ending October 31, 2011 and 2012, respectively, or at 100% of the principal amount if redeemed during the twelve months ending October 31, 2013 or thereafter, plus accrued and unpaid interest, if any, thereon to the redemption date.

If a “change of control” occurs (which includes the acquisition of beneficial ownership of 35% or more of Leap’s equity securities, a sale of all or substantially all of the assets of Leap and its restricted subsidiaries and a change in a majority of the members of Leap’s board of directors that is not approved by the board), each holder of the notes may require Cricket to repurchase all of such holder’s notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, thereon to the repurchase date.

The indenture governing the notes limits, among other things, our ability to: incur additional debt; create liens or other encumbrances; place limitations on distributions from restricted subsidiaries; pay dividends; make investments; prepay subordinated indebtedness or make other restricted payments; issue or sell capital stock of restricted subsidiaries; issue guarantees; sell assets; enter into transactions with our affiliates; and make acquisitions or merge or consolidate with another entity.

In connection with the private placement of the $350 million of additional senior notes, we entered into a registration rights agreement with the initial purchasers of the notes in which we agreed to file a registration statement with the SEC to permit the holders to exchange or resell the notes. We were required to use reasonable best efforts to file such registration statement within 150 days after the issuance of the notes, have the registration statement declared effective within 270 days after the issuance of the notes and then consummate any exchange offer within 30 business days after the effective date of the registration statement. In the event that the registration statement was not filed or declared effective or the exchange offer was not consummated within these deadlines, the agreement provided that additional interest would accrue on the principal amount of the notes at a rate of 0.50% per annum during the 90-day period immediately following the first to occur of these events and would increase by 0.50% per annum at the end of each subsequent 90-day period until all such defaults were cured, but in no event would the penalty rate exceed 1.50% per annum. There were no other alternative settlement methods and, other than the 1.50% per annum maximum penalty rate, the agreement contained no limit on the maximum potential amount of penalty interest that could be paid in the event we did not meet these requirements. Due to the restatement of our historical consolidated financial results during the fourth quarter of 2007, we were unable to file the registration statement within 150 days after issuance of the notes. We filed the registration statement on March 28, 2008, which was declared effective on May 19, 2008, and consummated the exchange offer on June 20, 2008. Due to the delay in filing the registration statement and having it declared effective, we paid approximately $1.3 million of additional interest on May 1, 2008 and paid approximately $0.3 million of the remaining additional interest on November 3, 2008.

Convertible Senior Notes Due 2014

In June 2008, Leap issued $250 million of unsecured convertible senior notes due 2014 in a private placement to institutional buyers. The notes bear interest at the rate of 4.50% per year, payable semi-annually in cash in arrears commencing in January 2009. The notes are Leap’s general unsecured obligations and rank equally in right of payment with all of Leap’s existing and future senior unsecured indebtedness and senior in right of payment to all indebtedness that is contractually subordinated to the notes. The notes are structurally subordinated to the existing and future claims of Leap’s subsidiaries’ creditors, including under the Credit Agreement and the senior notes described above and below. The notes are effectively junior to all of Leap’s existing and future secured obligations, including under the Credit Agreement, to the extent of the value of the assets securing such obligations.

Holders may convert their notes into shares of Leap common stock at any time on or prior to the third scheduled trading day prior to the maturity date of the notes, July 15, 2014. If, at the time of conversion, the applicable stock price of Leap common stock is less than or equal to approximately $93.21 per share, the notes will be convertible into 10.7290 shares of Leap common stock per $1,000 principal amount of the notes (referred to as the “base conversion rate”), subject to adjustment upon the occurrence of certain events. If, at the time of conversion, the applicable stock price of Leap common stock exceeds approximately $93.21 per share, the conversion rate will be determined pursuant to a formula based on the base conversion rate and an incremental share factor of 8.3150 shares per $1,000 principal amount of the notes, subject to adjustment.

Leap may be required to repurchase all outstanding notes in cash at a repurchase price of 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, thereon to the repurchase date if (1) any person acquires beneficial ownership, directly or indirectly, of shares of Leap’s capital stock that would entitle the person to exercise 50% or more of the total voting power of all of Leap’s capital stock entitled to vote in the election of directors, (2) Leap (i) merges or consolidates with or into any other person, another person merges with or into Leap, or Leap conveys, sells, transfers or leases all or substantially all of its assets to another person or (ii) engages in any recapitalization, reclassification or other transaction in which all or substantially all of Leap common stock is exchanged for or converted into cash, securities or other property, in each case subject to limitations and excluding in the case of (1) and (2) any merger or consolidation where at least 90% of the consideration consists of shares of common stock traded on NYSE, ASE or NASDAQ, (3) a majority of the members of Leap’s board of directors ceases to consist of individuals who were directors on the date of original issuance of the notes or whose election or nomination for election was previously approved by the board of directors, (4) Leap is liquidated or dissolved or holders of common stock approve any plan or proposal for its liquidation or dissolution or (5) shares of Leap common stock are not listed for trading on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors). Leap may not redeem the notes at its option.

In connection with the private placement of the convertible senior notes, we entered into a registration rights agreement with the initial purchasers of the notes in which we agreed, under certain circumstances, to use commercially reasonable efforts to cause a shelf registration statement covering the resale of the notes and the common stock issuable upon conversion of the notes to be declared effective by the SEC and to pay additional interest if such registration obligations are not performed. In the event that we do not comply with the registration requirements, the agreement provides that additional interest will accrue on the principal amount of the notes at a rate of 0.25% per annum during the 90-day period immediately following a registration default and will increase to 0.50% per annum beginning on the 91st day of the registration default until all such defaults have been cured. There are no other alternative settlement methods and, other than the 0.50% per annum maximum penalty rate, the agreement contains no limit on the maximum potential amount of penalty interest that could be paid in the event we do not meet these requirements. However, our obligation to file, have declared effective or maintain the effectiveness of a shelf registration statement (and pay additional interest) is suspended to the extent and during the periods that the notes are eligible to be transferred without registration under the Securities Act of 1933, as amended, or the Securities Act, by a person who is not an affiliate of ours (and has not been an affiliate for the 90 days preceding such transfer) pursuant to Rule 144 under the Securities Act without any volume or manner of sale restrictions. We did not issue any of the convertible senior notes to any of our affiliates. As a result, we currently expect that prior to the time by which we would be required to file and have declared effective a shelf registration statement covering the resale of the convertible senior notes that the notes will be eligible to be transferred without registration pursuant to Rule 144 without any volume or manner of sale restrictions. Accordingly, we do not believe that the payment of additional interest is probable and, therefore, no related liability has been recorded in the consolidated financial statements.

Senior Notes Due 2015

In June 2008, Cricket issued $300 million of 10.0% unsecured senior notes due 2015 in a private placement to institutional buyers. The notes bear interest at the rate of 10.0% per year, payable semi-annually in cash in arrears commencing in January 2009. The notes are guaranteed on an unsecured senior basis by Leap and each of its existing and future domestic subsidiaries (other than Cricket, which is the issuer of the notes, and LCW Wireless and Denali and their respective subsidiaries) that guarantee indebtedness for money borrowed of Leap, Cricket or any subsidiary guarantor. The notes and the guarantees are Leap’s, Cricket’s and the guarantors’ general senior unsecured obligations and rank equally in right of payment with all of Leap’s, Cricket’s and the guarantors’ existing and future unsubordinated unsecured indebtedness. The notes and the guarantees are effectively junior to Leap’s, Cricket’s and the guarantors’ existing and future secured obligations, including those under the Credit Agreement, to the extent of the value of the assets securing such obligations, as well as to future liabilities of Leap’s and Cricket’s subsidiaries that are not guarantors, and of LCW Wireless and Denali and their respective subsidiaries. In addition, the notes and the guarantees are senior in right of payment to any of Leap’s, Cricket’s and the guarantors’ future subordinated indebtedness.

Prior to July 15, 2011, Cricket may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 110.0% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, from the net cash proceeds of specified equity offerings. Prior to July 15, 2012, Cricket may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the applicable premium and any accrued and unpaid interest, if any, thereon to the redemption date. The applicable premium is calculated as the greater of (i) 1.0% of the principal amount of such notes and (ii) the excess of (a) the present value at such date of redemption of (1) the redemption price of such notes at July 15, 2012 plus (2) all remaining required interest payments due on such notes through July 15, 2012 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of such notes. The notes may be redeemed, in whole or in part, at any time on or after July 15, 2012, at a redemption price of 105.0% and 102.5% of the principal amount thereof if redeemed during the twelve months ending July 15, 2013 and 2014, respectively, or at 100% of the principal amount if redeemed during the twelve months ending July 15, 2015, plus accrued and unpaid interest, if any, thereon to the redemption date.

If a “change of control” occurs (which includes the acquisition of beneficial ownership of 35% or more of Leap’s equity securities, a sale of all or substantially all of the assets of Leap and its restricted subsidiaries and a change in a majority of the members of Leap’s board of directors that is not approved by the board), each holder of the notes may require Cricket to repurchase all of such holder’s notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, thereon to the repurchase date.

The indenture governing the notes limits, among other things, our ability to: incur additional debt; create liens or other encumbrances; place limitations on distributions from restricted subsidiaries; pay dividends; make investments; prepay subordinated indebtedness or make other restricted payments; issue or sell capital stock of restricted subsidiaries; issue guarantees; sell assets; enter into transactions with our affiliates; and make acquisitions or merge or consolidate with another entity.

In connection with the private placement of these senior notes, we entered into a registration rights agreement with the initial purchasers of the notes in which we agreed, under certain circumstances, to use reasonable best efforts to offer registered notes in exchange for the notes or to cause a shelf registration statement covering the resale of the notes to be declared effective by the SEC and to pay additional interest if such registration obligations are not performed. In the event that we do not comply with such obligations, the agreement provides that additional interest will accrue on the principal amount of the notes at a rate of 0.50% per annum during the 90-day period immediately following a registration default and will increase by 0.50% per annum at the end of each subsequent 90-day period until all such defaults are cured, but in no event will the penalty rate exceed 1.50% per annum. There are no other alternative settlement methods and, other than the 1.50% per annum maximum penalty rate, the agreement contains no limit on the maximum potential amount of penalty interest that could be paid in the event we do not meet these requirements. However, our obligation to file, have declared effective or maintain the effectiveness of a registration statement for an exchange offer or a shelf registration statement (and pay additional interest) is only triggered to the extent that the notes are not eligible to be transferred without registration under the Securities Act by a person who is not an affiliate of ours (and has not been an affiliate for the 90 days preceding such transfer) pursuant to Rule 144 under the Securities Act without any volume or manner of sale restrictions. We did not issue any of the senior notes to any of its affiliates. As a result, we currently expect that prior to the time by which we would be required to file and have declared effective a registration statement for an exchange offer or a shelf registration statement covering the senior notes that the notes will be eligible to be transferred without registration pursuant to Rule 144 without any volume or manner of sale restrictions. Accordingly, we do not believe that the payment of additional interest is probable and, therefore, no related liability has been recorded in the consolidated financial statements.

Fair Value of Financial Instruments

As more fully described in Note 2 and Note 3 to our consolidated financial statements included below, we adopted the provisions of SFAS No. 157, “Fair Value Measurements,” or SFAS 157, during the first quarter of 2008 with respect to our financial assets and liabilities. SFAS 157 defines fair value as an exit price, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The degree of judgment utilized in measuring the fair value of assets and liabilities generally correlates to the level of pricing observability. Financial assets and liabilities with readily available, actively quoted prices or for which fair value can be measured from actively quoted prices in active markets generally have more pricing observability and less judgment utilized in measuring fair value. Conversely, financial assets and liabilities rarely traded or not quoted have less pricing observability and are generally measured at fair value using valuation models that require more judgment. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency or market for the asset or liability and the complexity of the asset or liability.

We have categorized our financial assets and liabilities measured at fair value into a three-level hierarchy in accordance with SFAS 157. Financial assets and liabilities that use quoted prices in active markets for identical assets or liabilities are generally categorized as Level 1 assets and liabilities, financial assets and liabilities that use observable market-based inputs or unobservable inputs that are corroborated by market data for similar assets or liabilities are generally categorized as Level 2 assets and liabilities and financial assets and liabilities that use unobservable inputs that cannot be corroborated by market data are generally categorized as Level 3 assets and liabilities. Such Level 3 assets and liabilities have values determined using pricing models for which the determination of fair value requires judgment and estimation. As of December 31, 2008, $1.3 million of our financial assets required fair value to be measured using Level 3 inputs.

Generally, our results of operations are not significantly impacted by our assets and liabilities accounted for at fair value due to the nature of each asset and liability. However, through our non-controlled consolidated subsidiary Denali, we hold an investment in asset-backed commercial paper, which was purchased as a highly rated investment grade security. This security, which is collateralized, in part, by residential mortgages, declined in value during 2008. As a result of declines in this remaining investment in asset-backed commercial paper and declines in an investment liquidated during 2008, during the year ended December 31, 2008, we recognized an other-than-temporary impairment loss of approximately $7.6 million, of which $4.3 million was recognized during the first quarter 2008, $0.6 million was recognized during the second quarter 2008 and $3.9 million was recognized during the fourth quarter 2008, which losses were offset by a gain of $1.2 million recognized upon the settlement of one of our investments during the third quarter 2008. Future volatility and uncertainty in the financial markets could result in additional losses and difficulty in monetizing our remaining investment.

As a result of the Third Amendment to our Credit Agreement, which among other things introduced a LIBOR floor of 3.0% per annum, as more fully described above, we de-designated our existing interest rate swap agreements as cash flow hedges and discontinued our hedge accounting for these interest rate swaps during 2008. The loss accumulated in other comprehensive income (loss) on the date we discontinued hedge accounting is amortized to interest expense, using the swaplet method, over the remaining term of the respective interest rate swap agreements. In addition, changes in the fair value of these interest rate swaps are recorded as a component of interest expense. During the year ended December 31, 2008, we recognized interest expense of $9.5 million related to these items. We continue to report our long-term debt obligations at amortized cost and disclose the fair value of such obligations. There was no transition adjustment as a result of our adoption of SFAS 157 given our historical practice of measuring and reporting our short-term investments and interest rate swaps at fair value.

System Equipment Purchase Agreements

In 2007, we entered into certain system equipment purchase agreements which generally have a term of three years. In these agreements, we agreed to purchase and/or license wireless communications systems, products and services designed to be AWS functional at a current estimated cost to us of approximately $266 million, which commitments are subject, in part, to the necessary clearance of spectrum in the markets to be built. Under the terms of the agreements, we are entitled to certain pricing discounts, credits and incentives, which discounts, credits and incentives are subject to our achievement of our purchase commitments, and to certain technical training for our personnel. If the purchase commitment levels per the agreements are not achieved, we may be required to refund previous credits and incentives we applied to historical purchases.

Capital Expenditures and Other Asset Acquisitions and Dispositions

Capital Expenditures and Build-Out Plans

As part of our business expansion efforts, we and Denali Operations launched new markets in 2008 in Oklahoma City, southern Texas, Las Vegas, St. Louis and the greater Milwaukee area covering approximately 11 million additional POPs. We and Denali Operations intend to launch markets covering approximately 25 million additional POPs by the middle of 2009 (which includes the Chicago market launched by Denali Operations in February 2009). We and Denali Operations also previously identified up to approximately 16 million additional POPs that we could elect to cover with Cricket service by the end of 2010. We currently expect to make a determination with respect to the launch of these additional POPs by the middle of 2009. We intend to fund the costs required to build out and launch any new markets associated with these 16 million additional POPs with cash generated from operations. The pace and timing of any such build-out and launch activities will depend upon the performance of our business and the amount of cash generated by our operations.

During the years ended December 31, 2008 and 2007, we and our consolidated joint ventures made approximately $795.7 million and $504.8 million, respectively, in capital expenditures. These capital expenditures were primarily for the build-out of new markets, including related capitalized interest, expansion and improvement of our and their existing wireless networks, and the deployment of EvDO technology.

Capital expenditures for 2009 are expected to be between $625 million to $725 million, excluding capitalized interest, which include capital expenditures to support the launch of new markets, the on-going growth and development of markets that have been in commercial operation for one year or more and the further expansion and enhancement of network coverage in our existing markets.

Acquisitions and Dispositions

In April 2008, we completed the purchase of Hargray Communications Group’s wireless subsidiary, Hargray Wireless, for $31.2 million, including acquisition-related costs of $0.7 million. Hargray Wireless owned a 15 MHz wireless license covering approximately 0.7 million POPs and operated a wireless business in Georgia and South Carolina, which complements our existing market in Charleston, South Carolina. In October 2008 we launched Cricket service in Hargray Wireless’ Georgia and South Carolina markets, and in December 2008 we merged Hargray Wireless into Cricket.

In May 2008, we completed an exchange of certain disaggregated spectrum with Sprint Nextel. An aggregate of 20 MHz of disaggregated spectrum under certain of our existing PCS licenses in Tennessee, Georgia and Arkansas was exchanged for an aggregate of 30 MHz of disaggregated and partitioned spectrum in New Jersey and Mississippi owned by Sprint Nextel. The fair value of the assets exchanged was approximately $8.1 million and we recognized a nonmonetary gain of approximately $1.3 million upon the closing of the transaction.

In December 2008, we entered into a long-term, exclusive services agreement with Convergys Corporation for the implementation and ongoing management of a new billing system. To help facilitate the transition of customer billing from our current vendor, VeriSign, Inc., to Convergys, we acquired VeriSign’s billing system software for $25.0 million and simultaneously entered into a transition services agreement with Convergys for billing services using the existing VeriSign software until the conversion to the new system is complete.

On September 26, 2008, we and MetroPCS Communications, Inc., or MetroPCS, agreed to exchange certain wireless spectrum. Under the spectrum exchange agreement, we would acquire an additional 10 MHz of spectrum in San Diego, Fresno, Seattle and certain other Washington and Oregon markets, and MetroPCS would acquire an additional 10 MHz of spectrum in Dallas-Ft. Worth, Shreveport-Bossier City, Lakeland-Winter Haven, Florida and certain other northern Texas markets. Completion of the spectrum exchange is subject to customary closing conditions, including the consent of the FCC. The carrying values of the wireless licenses to be transferred to MetroPCS under the spectrum exchange agreement of $45.6 million have been classified in assets held for sale in the consolidated balance sheet as of December 31, 2008.

Contractual Obligations

The following table sets forth our best estimates as to the amounts and timing of minimum contractual payments for some of our contractual obligations as of December 31, 2008 for the next five years and thereafter (in thousands). Future events, including refinancing of our long-term debt, could cause actual payments to differ significantly from these amounts.

	2009	2010-2011	2012-2013	Thereafter	Total

Long-term debt(1)	$14,377	$55,936	$855,658	$1,653,054	$2,579,025
Capital leases(2)	2,466	4,932	4,932	3,992	16,322
Operating leases	188,563	370,470	364,198	647,804	1,571,035
Purchase obligations(3)	375,963	160,275	9,277	5,147	550,662
Contractual interest(4)	211,060	418,242	359,486	150,128	1,138,916

Total	$792,429	$1,009,855	$1,593,551	$2,460,125	$5,855,960

(1)	Amounts shown for Cricket’s long-term debt include principal only. Interest on the debt, calculated at the current interest rate, is stated separately.

(2)	Amounts shown for the Company’s capital leases include principal and interest.

(3)	Purchase obligations are defined as agreements to purchase goods or services that are enforceable and legally binding on us and that specify all significant terms including (a) fixed or minimum quantities to be purchased, (b) fixed, minimum or variable price provisions, and (c) the approximate timing of the transaction.

(4)	Contractual interest is based on the current interest rates in effect at December 31, 2008, after giving effect to our interest rate swaps, for debt outstanding as of that date.

The table above also does not include the following contractual obligations relating to LCW Wireless: (1) Cricket’s obligation to pay up to $3.8 million to WLPCS if WLPCS exercises its right to sell its membership interest in LCW Wireless to Cricket, and (2) Cricket’s obligation to pay to CSM an amount equal to CSM’s pro rata share of the fair value of the outstanding membership interests in LCW Wireless, determined either through an appraisal or based on a multiple equal to Leap’s enterprise value divided by its adjusted EBITDA and applied to LCW Wireless’ adjusted EBITDA to impute an enterprise value and equity value for LCW Wireless, if CSM exercises its right to sell its membership interest in LCW Wireless to Cricket.

The table above does not include the following contractual obligations relating to Denali: (1) Cricket’s obligation to loan to Denali License funds under a build-out sub-facility as part of the Denali senior secured credit agreement, which build-out sub-facility had been increased to $244.5 million as of December 31, 2008, approximately $70.0 million of which was unused as of that date, and (2) Cricket’s payment of an amount equal to DSM’s equity contributions in cash to Denali plus a specified return to DSM, if DSM offers to sell its membership interest in Denali to Cricket on or following April 2012 and if Cricket accepts such offer. During January 2009, Cricket’s obligation to loan to Denali License funds under the build-out sub-facility was increased to a total of $394.5 million, approximately $150.0 million of which was unused as of February 20, 2009. We do not anticipate making any future increases to the size of the build-out loan sub-facility.

The table above also does not include Cricket’s contingent obligation to fund an additional $4.2 million of the operations of a regional wireless service provider of which it owns approximately 20% of the outstanding membership units.

Off-Balance Sheet Arrangements

We do not have and have not had any material off-balance sheet arrangements.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS 141(R), which expands the definition of a business and a business combination, requires the fair value of the purchase price of an acquisition including the issuance of equity securities to be determined on the acquisition date, requires that all assets, liabilities, contingent consideration, contingencies and in-process research and development costs of an acquired business be recorded at fair value at the acquisition date, requires that acquisition costs generally be expensed as incurred, requires that restructuring costs generally be expensed in periods subsequent to the acquisition date, and requires changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period to impact income tax expense. We were required to adopt SFAS 141(R) on January 1, 2009. Since we have significant deferred tax assets recorded through fresh-start reporting for which full valuation allowances were recorded at the date of our emergence from bankruptcy, this standard could materially affect our results of operations if changes in the valuation allowances occur as a result of our adoption of the standard.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51,” or SFAS 160, which changes the accounting and reporting for minority interests such that minority interests will be recharacterized as noncontrolling interests and will be required to be reported as a component of equity, and requires that purchases or sales of equity interests that do not result in a change in control be accounted for as equity transactions and, upon a loss of control, requires the interest sold, as well as any interest retained, to be recorded at fair value with any gain or loss recognized in earnings. We were required to adopt SFAS 160 on January 1, 2009. As a result of our adoption of SFAS 160, we will be required to recharacterize certain components of our minority interests as a component of stockholders’ equity rather than in the mezzanine section of our consolidated balance sheets. In addition, we anticipate that we will be required to present accretion charges and the minority share of income or loss as a component of consolidated net income (loss) available to our common shareholders rather than as a component of net income (loss).

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” or SFAS 161, which is intended to help investors better understand how derivative instruments and hedging activities affect an entity’s financial position, financial performance and cash flows through enhanced disclosure requirements. The enhanced disclosures include, for example, a tabular summary of the fair values of derivative instruments and their gains and losses, disclosure of derivative features that are credit-risk-related to provide more information regarding an entity’s liquidity and cross-referencing within footnotes to make it easier for financial statement users to locate important information about derivative instruments. We were required to adopt SFAS 161 on January 1, 2009 and will provide the required disclosures associated with our interest rate swaps commencing with the quarter ending March 31, 2009 accordingly.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” or SFAS 162, which identifies the sources of accounting principles and the framework for selecting principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. SFAS 162 emphasizes that an organization’s management and not its auditors has the responsibility to follow GAAP and categorizes sources of accounting principles that are generally accepted in descending order of authority. We will be required to adopt SFAS 162 within 60 days after the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” SFAS 162 will not have an impact on our consolidated financial statements.

Executive Officers

For a list of the executive officers of Leap and employment information regarding each such officer, see the information under the heading “Executive Officers” set forth in the proxy statement to which this Appendix B is appended, which information is incorporated herein by reference.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision and with the participation of our management, including our CEO and CFO, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2008 based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, or COSO. Based on our evaluation under the criteria set forth in Internal Control — Integrated Framework issued by the COSO, our management concluded our internal control over financial reporting was effective as of December 31, 2008.

The effectiveness of our internal control over financial reporting as of December 31, 2008 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Leap Wireless International, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of stockholders’ equity present fairly, in all material respects, the financial position of Leap Wireless International, Inc. and its subsidiaries at December 31, 2008 and December 31, 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions in 2007. As discussed in Note 9 to the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation in 2006.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

San Diego, California
February 27, 2009

LEAP WIRELESS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2008	2007

ASSETS
Cash and cash equivalents	$357,708	$433,337
Short-term investments	238,143	179,233
Restricted cash, cash equivalents and short-term investments	4,780	15,550
Inventories	126,293	65,208
Other current assets	51,948	38,099

Total current assets	778,872	731,427
Property and equipment, net	1,842,718	1,316,657
Wireless licenses	1,841,798	1,866,353
Assets held for sale	45,569	—
Goodwill	430,101	425,782
Other intangible assets, net	29,854	46,102
Other assets	83,945	46,677

Total assets	$5,052,857	$4,432,998

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$325,294	$225,735
Current maturities of long-term debt	13,000	10,500
Other current liabilities	162,002	114,808

Total current liabilities	500,296	351,043
Long-term debt	2,566,025	2,033,902
Deferred tax liabilities	223,387	182,835
Other long-term liabilities	84,350	90,172

Total liabilities	3,374,058	2,657,952

Minority interests	56,928	50,724

Commitments and contingencies (Note 14)
Stockholders’ equity:
Preferred stock — authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—	—
Common stock — authorized 160,000,000 shares, $.0001 par value; 69,515,526 and 68,674,435 shares issued and outstanding at December 31, 2008 and 2007, respectively	7	7
Additional paid-in capital	1,851,308	1,808,689
Accumulated deficit	(223,522)	(75,699)
Accumulated other comprehensive loss	(5,922)	(8,675)

Total stockholders’ equity	1,621,871	1,724,322

Total liabilities and stockholders’ equity	$5,052,857	$4,432,998

See accompanying notes to consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended December 31,
	2008	2007	2006

Revenues:
Service revenues	$1,709,101	$1,395,667	$956,365
Equipment revenues	249,761	235,136	210,822

Total revenues	1,958,862	1,630,803	1,167,187

Operating expenses:
Cost of service (exclusive of items shown separately below)	(488,298)	(384,128)	(264,162)
Cost of equipment	(465,422)	(405,997)	(310,834)
Selling and marketing	(294,917)	(206,213)	(159,257)
General and administrative	(331,691)	(271,536)	(196,604)
Depreciation and amortization	(331,448)	(302,201)	(226,747)
Impairment of assets	(177)	(1,368)	(7,912)

Total operating expenses	(1,911,953)	(1,571,443)	(1,165,516)
Gain (loss) on sale or disposal of assets	(209)	902	22,054

Operating income	46,700	60,262	23,725
Minority interests in consolidated subsidiaries	(4,874)	1,817	1,493
Equity in net loss of investee	(298)	(2,309)	—
Interest income	14,571	28,939	23,063
Interest expense	(158,259)	(121,231)	(61,334)
Other expense, net	(7,032)	(6,039)	(2,650)

Loss before income taxes and cumulative effect of change in accounting principle	(109,192)	(38,561)	(15,703)
Income tax expense	(38,631)	(37,366)	(9,277)

Loss before cumulative effect of change in accounting principle	(147,823)	(75,927)	(24,980)
Cumulative effect of change in accounting principle	—	—	623

Net loss	$(147,823)	$(75,927)	$(24,357)

Basic earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$(2.17)	$(1.13)	$(0.41)
Cumulative effect of change in accounting principle	—	—	0.01

Basic earnings (loss) per share	$(2.17)	$(1.13)	$(0.40)

Diluted earnings (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$(2.17)	$(1.13)	$(0.41)
Cumulative effect of change in accounting principle	—	—	0.01

Diluted earnings (loss) per share	$(2.17)	$(1.13)	$(0.40)

Shares used in per share calculations:
Basic	68,021	67,100	61,645

Diluted	68,021	67,100	61,645

See accompanying notes to consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2008	2007	2006

Operating activities:
Net loss	$(147,823)	$(75,927)	$(24,357)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation expense	35,215	29,339	19,725
Depreciation and amortization	331,448	302,201	226,747
Accretion of asset retirement obligations	1,153	1,666	1,617
Non-cash interest items, net	13,057	(4,425)	(266)
Loss on extinguishment of debt	—	669	6,897
Deferred income tax expense	35,971	36,084	8,831
Impairment of assets	177	1,368	7,912
Impairment of short-term investments	7,538	5,440	—
(Gain) loss on sale or disposal of assets	209	(902)	(22,054)
Gain on extinguishment of asset retirement obligations	—	(6,089)	—
Minority interest activity	4,781	(1,817)	(1,493)
Equity in net loss of investee	298	2,309	—
Cumulative effect of change in accounting principle	—	—	(623)
Changes in assets and liabilities:
Inventories	(60,899)	24,977	(52,898)
Other assets	(20,759)	31,164	(26,912)
Accounts payable and accrued liabilities	75,344	(53,310)	95,502
Other liabilities	74,936	23,434	51,243

Net cash provided by operating activities	350,646	316,181	289,871

Investing activities:
Acquisition of a business, net of cash acquired	(31,217)	—	—
Purchases of property and equipment	(795,678)	(504,770)	(591,295)
Change in prepayments for purchases of property and equipment	(5,876)	12,831	(3,846)
Purchases of and deposits for wireless licenses and spectrum clearing costs	(78,451)	(5,292)	(1,018,832)
Return of deposit for wireless licenses	70,000	—	—
Proceeds from sale of wireless licenses and operating assets	—	9,500	40,372
Purchases of investments	(598,015)	(642,513)	(150,488)
Sales and maturities of investments	532,468	530,956	177,932
Purchase of minority interest	—	(4,706)	—
Purchase of membership units	(1,033)	(18,955)	—
Changes in restricted cash, cash equivalents and short-term investments, net	(2,176)	221	(4,467)

Net cash used in investing activities	(909,978)	(622,728)	(1,550,624)

Financing activities:
Proceeds from long-term debt	535,750	370,480	2,260,000
Principal payments on capital lease obligations	(41,774)	(5,213)	—
Repayment of long-term debt	(10,500)	(9,000)	(1,168,944)
Payment of debt issuance costs	(7,658)	(7,765)	(22,864)
Minority interest contributions	—	8,880	12,402
Proceeds from issuance of common stock, net	7,885	9,690	1,119
Proceeds from physical settlement of forward equity sale	—	—	260,036
Payment of fees related to forward equity sale	—	—	(1,257)

Net cash provided by financing activities	483,703	367,072	1,340,492

Net increase (decrease) in cash and cash equivalents	(75,629)	60,525	79,739
Cash and cash equivalents at beginning of period	433,337	372,812	293,073

Cash and cash equivalents at end of period	$357,708	$433,337	$372,812

See accompanying notes to consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands, except share data)

					Retained	Other
			Additional	Unearned	Earnings	Comprehensive
	Common Stock		Paid-In	Share-Based	(Accumulated	Income
	Shares	Amount	Capital	Compensation	Deficit)	(Loss)	Total

Balance at December 31, 2005	61,202,806	6	1,511,814	(20,942)	24,585	2,138	1,517,601
Components of comprehensive loss:
Net loss	—	—	—	—	(24,357)	—	(24,357)
Net unrealized holding gains on investments	—	—	—	—	—	4	4
Unrealized losses on derivative instruments	—	—	—	—	—	(356)	(356)

Comprehensive loss							(24,709)

Cumulative effect of change in accounting principle	—	—	(623)	—	—	—	(623)
Reclassification of unearned share-based compensation related to the adoption of SFAS 123(R)	—	—	(20,942)	20,942	—	—	—
Issuance of common stock under forward sale agreements	6,440,000	1	258,679	—	—	—	258,680
Share-based compensation expense	—	—	19,725	—	—	—	19,725
Issuance of common stock under share-based compensation plans, net of repurchases	249,706	—	1,119	—	—	—	1,119

Balance at December 31, 2006	67,892,512	7	1,769,772	—	228	1,786	1,771,793
Components of comprehensive loss:
Net loss	—	—	—	—	(75,927)	—	(75,927)
Net unrealized holding losses on investments	—	—	—	—	—	(70)	(70)
Unrealized losses on derivative instruments	—	—	—	—	—	(10,391)	(10,391)

Comprehensive loss							(86,388)

Share-based compensation expense	—	—	29,227	—	—	—	29,227
Issuance of common stock under share-based compensation plans, net of repurchases	781,923	—	9,690	—	—	—	9,690

Balance at December 31, 2007	68,674,435	7	1,808,689	—	(75,699)	(8,675)	1,724,322
Components of comprehensive loss:
Net loss	—	—	—	—	(147,823)	—	(147,823)
Net unrealized holding gains on investments	—	—	—	—	—	473	473
Unrealized losses on derivative instruments	—	—	—	—	—	(1,471)	(1,471)
Deferred tax effect of swaplet amortization on derivative instruments and unrealized holding gains on investments	—	—	—	—	—	(1,697)	(1,697)
Swaplet amortization on derivative instruments	—	—	—	—	—	5,448	5,448

Comprehensive loss							(145,070)

Share-based compensation expense	—	—	34,734	—	—	—	34,734
Issuance of common stock under share-based compensation plans, net of repurchases	841,091	—	7,885	—	—	—	7,885

Balance at December 31, 2008	69,515,526	$7	$1,851,308	$—	$(223,522)	$(5,922)	$1,621,871

See accompanying notes to consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	The Company

Leap Wireless International, Inc. (“Leap”), a Delaware corporation, together with its subsidiaries, is a wireless communications carrier that offers digital wireless services in the United States of America under the “Cricket®” brand. Cricket service offerings provide customers with unlimited wireless services for a flat rate without requiring a fixed-term contract or a credit check. The Company’s primary Cricket service is Cricket Wireless, which offers customers unlimited wireless voice and data services for a flat monthly rate. Leap conducts operations through its subsidiaries and has no independent operations or sources of income other than through dividends, if any, from its subsidiaries. Cricket service is offered by Cricket Communications, Inc. (“Cricket”), a wholly owned subsidiary of Leap, and is also offered in Oregon by LCW Wireless Operations, LLC (“LCW Operations”), a wholly owned subsidiary of LCW Wireless, LLC (“LCW Wireless”), and in the upper Midwest by Denali Spectrum Operations, LLC (“Denali Operations”), an indirect wholly owned subsidiary of Denali Spectrum, LLC (“Denali”). LCW Wireless and Denali are designated entities under Federal Communications Commission (“FCC”) regulations. Cricket owns an indirect 73.3% non-controlling interest in LCW Operations through a 73.3% non-controlling interest in LCW Wireless, and owns an indirect 82.5% non-controlling interest in Denali Operations through an 82.5% non-controlling interest in Denali. Leap, Cricket and their subsidiaries, including LCW Wireless and Denali, are collectively referred to herein as the “Company.”

The Company operates in a single operating segment as a wireless communications carrier that offers digital wireless services in the United States of America.

Note 2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Leap and its wholly owned subsidiaries as well as the accounts of LCW Wireless and Denali and their wholly owned subsidiaries. The Company consolidates its interests in LCW Wireless and Denali in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 46(R), “Consolidation of Variable Interest Entities,” because these entities are variable interest entities and the Company will absorb a majority of their expected losses. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results could differ from management’s estimates.

Revenues

Cricket’s business revenues principally arise from the sale of wireless services, handsets and accessories. Wireless services are generally provided on a month-to-month basis. In general, new and reactivating customers are required to pay for their service in advance and customers who activated their service prior to May 2006 pay in arrears. The Company does not require any of its customers to sign fixed-term service commitments or submit to a credit check. These terms generally appeal to less affluent customers who are considered more likely to terminate service for inability to pay than wireless customers in general. Consequently, the Company has concluded that collectibility of its revenues is not reasonably assured until payment has been received. Accordingly, service revenues are recognized only after services have been rendered and payment has been received.

When the Company activates a new customer, it frequently sells that customer a handset and the first month of service in a bundled transaction. Under the provisions of Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”), the sale of a handset along with a month of

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

wireless service constitutes a multiple element arrangement. Under EITF 00-21, once a company has determined the fair value of the elements in the sales transaction, the total consideration received from the customer must be allocated among those elements on a relative fair value basis. Applying EITF 00-21 to these transactions results in the Company recognizing the total consideration received, less one month of wireless service revenue (at the customer’s stated rate plan), as equipment revenue.

Equipment revenues and related costs from the sale of handsets are recognized when service is activated by customers. Revenues and related costs from the sale of accessories are recognized at the point of sale. The costs of handsets and accessories sold are recorded in cost of equipment. In addition to handsets that the Company sells directly to its customers at Cricket-owned stores, the Company also sells handsets to third-party dealers. These dealers then sell the handsets to the ultimate Cricket customer, and that customer also receives the first month of service in a bundled transaction (identical to the sale made at a Cricket-owned store). Sales of handsets to third-party dealers are recognized as equipment revenues only when service is activated by customers, since the level of price reductions ultimately available to such dealers is not reliably estimable until the handsets are sold by such dealers to customers. Thus, handsets sold to third-party dealers are recorded as consigned inventory and deferred equipment revenue until they are sold to, and service is activated by, customers.

Through a third-party provider, the Company’s customers may elect to participate in an extended handset warranty/insurance program. The Company recognizes revenue on replacement handsets sold to its customers under the program when the customer purchases a replacement handset.

Sales incentives offered without charge to customers and volume-based incentives paid to the Company’s third-party dealers are recognized as a reduction of revenue and as a liability when the related service or equipment revenue is recognized. Customers have limited rights to return handsets and accessories based on time and/or usage, and customer returns of handsets and accessories have historically been negligible.

Amounts billed by the Company in advance of customers’ wireless service periods are not reflected in accounts receivable or deferred revenue since collectibility of such amounts is not reasonably assured. Deferred revenue consists primarily of cash received from customers in advance of their service period and deferred equipment revenue related to handsets sold to third-party dealers.

Federal Universal Service Fund and E-911 fees are assessed by various governmental authorities in connection with the services that the Company provides to its customers. The Company reports these fees assessed and collected as well as sales, use and excise taxes on a net basis in the consolidated statements of operations.

Costs and Expenses

The Company’s costs and expenses include:

Cost of Service.  The major components of cost of service are: charges from other communications companies for long distance, roaming and content download services provided to the Company’s customers; charges from other communications companies for their transport and termination of calls originated by the Company’s customers and destined for customers of other networks; and expenses for tower and network facility rent, engineering operations, field technicians and utility and maintenance charges, and salary and overhead charges associated with these functions.

Cost of Equipment.  Cost of equipment primarily includes the cost of handsets and accessories purchased from third-party vendors and resold to the Company’s customers in connection with its services, as well as the lower of cost or market write-downs associated with excess or damaged handsets and accessories.

Selling and Marketing.  Selling and marketing expenses primarily include advertising expenses, promotional and public relations costs associated with acquiring new customers, store operating costs (such as retail associates’ salaries and rent), and salary and overhead charges associated with selling and marketing functions.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

General and Administrative.  General and administrative expenses primarily include call center and other customer care program costs and salary, overhead and outside consulting costs associated with the Company’s customer care, billing, information technology, finance, human resources, accounting, legal and executive functions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity at the time of purchase of three months or less to be cash equivalents. The Company invests its cash with major financial institutions in money market funds, short-term U.S. Treasury securities and other securities such as prime-rated short-term commercial paper. The Company has not experienced any significant losses on its cash and cash equivalents.

Short-Term Investments

Short-term investments generally consist of highly liquid, fixed-income investments with an original maturity at the time of purchase of greater than three months. Such investments consist of commercial paper, asset-backed commercial paper and obligations of the U.S. government.

Investments are classified as available-for-sale and stated at fair value. The net unrealized gains or losses on available-for-sale securities are reported as a component of comprehensive income (loss). The specific identification method is used to compute the realized gains and losses on investments. Investments are periodically reviewed for impairment. If the carrying value of an investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment loss is recognized for the difference. See Note 3 for a discussion regarding the Company’s impairment losses recognized on its short-term investments.

Restricted Cash, Cash Equivalents and Short-Term Investments

Restricted cash, cash equivalents and short-term investments consist primarily of amounts that the Company has set aside to satisfy certain contractual obligations. During 2007, restricted cash, cash equivalents and short-term investments primarily consisted of amounts that the Company had set aside to satisfy remaining allowed administrative claims and allowed priority claims against Leap and Cricket following their emergence from bankruptcy.

Fair Value of Financial Instruments

In January 2008, with respect to valuing its financial assets and liabilities, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value for accounting purposes, establishes a framework for measuring fair value and expands disclosure requirements regarding fair value measurements. The Company’s adoption of SFAS 157 did not have a material impact on its consolidated financial statements. Fair value is defined as an exit price, which is the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date. The degree of judgment utilized in measuring the fair value of assets and liabilities generally correlates to the level of pricing observability. Financial assets and liabilities with readily available, actively quoted prices or for which fair value can be measured from actively quoted prices in active markets generally have more pricing observability and require less judgment in measuring fair value. Conversely, financial assets and liabilities that are rarely traded or not quoted have less pricing observability and are generally measured at fair value using valuation models that require more judgment. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency of the asset, liability or market and the nature of the asset or liability. The Company has categorized its financial assets and liabilities measured at fair value into a three-level hierarchy in accordance with SFAS 157. See Note 3 for a further discussion regarding the Company’s measurement of financial assets and liabilities at fair value.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventories

Inventories consist of handsets and accessories not yet placed into service and units designated for the replacement of damaged customer handsets, and are stated at the lower of cost or market using the first-in, first-out method.

Property and Equipment

Property and equipment are initially recorded at cost. Additions and improvements are capitalized, while expenditures that do not enhance the asset or extend its useful life are charged to operating expenses as incurred. Depreciation is applied using the straight-line method over the estimated useful lives of the assets once the assets are placed in service.

The following table summarizes the depreciable lives for property and equipment (in years):

Depreciable
Life

Network equipment:
Switches	10
Switch power equipment	15
Cell site equipment and site improvements	7
Towers	15
Antennae	5
Computer hardware and software	3-5
Furniture, fixtures, retail and office equipment	3-7

The Company’s network construction expenditures are recorded as construction-in-progress until the network or other asset is placed in service, at which time the asset is transferred to the appropriate property or equipment category. The Company capitalizes salaries and related costs of engineering and technical operations employees as components of construction-in-progress during the construction period to the extent time and expense are contributed to the construction effort. The Company also capitalizes certain telecommunications and other related costs as construction-in-progress during the construction period to the extent they are incremental and directly related to the network under construction. In addition, interest is capitalized on the carrying values of both wireless licenses and equipment during the construction period and is depreciated over an estimated useful life of ten years. During the years ended December 31, 2008, 2007 and 2006, the Company capitalized interest of $52.7 million, $45.6 million and $16.7 million, respectively, to property and equipment.

In accordance with American Institute of Certified Public Accountants’ Statement of Position (“SOP”) No. 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”), certain costs related to the development of internal use software are capitalized and amortized over the estimated useful life of the software. For the years ended December 31, 2008 and 2007, the Company capitalized approximately $19.0 million and $22.3 million, respectively, of these costs. The Company amortized software costs of approximately $18.0 million, $13.2 million and $5.7 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Property and equipment to be disposed of by sale is not depreciated and is carried at the lower of carrying value or fair value less costs to sell. As of December 31, 2008 and 2007, there was no property or equipment classified as assets held for sale.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Wireless Licenses

The Company, LCW Wireless and Denali operate broadband Personal Communications Services (“PCS”) and Advanced Wireless Services (“AWS”) networks under PCS and AWS wireless licenses granted by the FCC that are specific to a particular geographic area on spectrum that has been allocated by the FCC for such services. Wireless licenses are initially recorded at cost and are not amortized. Although FCC licenses are issued with a stated term (ten years in the case of PCS licenses and fifteen years in the case of AWS licenses), wireless licenses are considered to be indefinite-lived intangible assets because the Company expects its subsidiaries and joint ventures to provide wireless service using the relevant licenses for the foreseeable future, PCS and AWS licenses are routinely renewed for either no or a nominal fee and management has determined that no legal, regulatory, contractual, competitive, economic or other factors currently exist that limit the useful life of the Company’s or its consolidated joint ventures’ PCS and AWS licenses. On a quarterly basis, the Company evaluates the remaining useful life of its indefinite-lived wireless licenses to determine whether events and circumstances, such as any legal, regulatory, contractual, competitive, economic or other factors, continue to support an indefinite useful life. If a wireless license is subsequently determined to have a finite useful life, the Company tests the wireless license for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), and the wireless license would then be amortized prospectively over its estimated remaining useful life. In addition to its quarterly evaluation of the indefinite useful lives of its wireless licenses, the Company also tests its wireless licenses for impairment in accordance with SFAS 142 on an annual basis. As of December 31, 2008 and 2007, the carrying value of the Company’s and its consolidated joint ventures’ wireless licenses was $1.8 billion and $1.9 billion, respectively. Wireless licenses to be disposed of by sale are carried at the lower of carrying value or fair value less costs to sell. As of December 31, 2008, wireless licenses with a carrying value of $45.6 million were classified as assets held for sale, as more fully described in Note 11. As of December 31, 2007, there were no wireless licenses classified as assets held for sale.

Portions of the AWS spectrum that the Company and Denali License Sub hold are currently used by U.S. federal government and/or incumbent commercial licensees. FCC rules require winning bidders to avoid interfering with these existing users or to clear the incumbent users from the spectrum through specified relocation procedures. The Company’s and Denali’s spectrum clearing costs are capitalized to wireless licenses as incurred. During the years ended December 31, 2008 and 2007, the Company and Denali incurred approximately $7.9 million and $3.0 million, respectively, in spectrum clearing costs.

Goodwill and Other Intangible Assets

Goodwill primarily represents the excess of reorganization value over the fair value of identified tangible and intangible assets recorded in connection with fresh-start reporting as of July 31, 2004. Certain of the Company’s other intangible assets were also recorded upon adoption of fresh-start reporting and now consist of trademarks which are being amortized on a straight-line basis over their estimated useful lives of 14 years. Customer relationships acquired in connection with the acquisition of Hargray Wireless, LLC, or Hargray Wireless, in 2008 are amortized on an accelerated basis over a useful life of up to four years. As of December 31, 2008 and 2007, there were no other intangible assets classified as assets held for sale.

Impairment of Long-Lived Assets

The Company assesses potential impairments to its long-lived assets, including property and equipment and certain intangible assets, when there is evidence that events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss may be required to be recognized when the undiscounted cash flows expected to be generated by a long-lived asset (or group of such assets) is less than its carrying value. Any required impairment loss would be measured as the amount by which the asset’s carrying value exceeds its fair value and would be recorded as a reduction in the carrying value of the related asset and charged to results of operations.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impairment of Indefinite-Lived Intangible Assets

The Company assesses potential impairments to its indefinite-lived intangible assets, including wireless licenses and goodwill, on an annual basis or when there is evidence that events or changes in circumstances indicate that an impairment condition may exist. The annual impairment test is conducted during the third quarter of each year.

The Company’s wireless licenses in its operating markets are combined into a single unit of account for purposes of testing impairment because management believes that utilizing these wireless licenses as a group represents the highest and best use of the assets, and the value of the wireless licenses would not be significantly impacted by a sale of one or a portion of the wireless licenses, among other factors. The Company’s non-operating licenses are tested for impairment on an individual basis. An impairment loss is recognized when the fair value of a wireless license is less than its carrying value and is measured as the amount by which the license’s carrying value exceeds its fair value. Estimates of the fair value of the Company’s wireless licenses are based primarily on available market prices, including successful bid prices in FCC auctions and selling prices observed in wireless license transactions. Any required impairment losses are recorded as a reduction in the carrying value of the wireless license and charged to results of operations. As a result of the annual impairment test of wireless licenses, the Company recorded impairment charges of $0.2 million and $1.0 million during the years ended December 31, 2008 and 2007, respectively, to reduce the carrying values of certain non-operating wireless licenses to their estimated fair values. No impairment charges were recorded for the Company’s licenses in its operating markets as the fair value of these licenses, as a group, exceeded the carrying value.

The goodwill impairment test involves a two-step process. First, the book value of the Company’s net assets, which are combined into a single reporting unit for purposes of the impairment test of goodwill, is compared to the fair value of the Company’s net assets. The fair value of the Company’s net assets is primarily based on its market capitalization. If the fair value is determined to be less than book value, a second step is performed to measure the amount of the impairment, if any. As of December 31, 2008, the Company did not identify any indicators of impairment.

The accounting estimates for the Company’s wireless licenses require management to make significant assumptions about fair value. Management’s assumptions regarding fair value require significant judgment about economic factors, industry factors and technology considerations, as well as about the Company’s business prospects. Changes in these judgments may have a significant effect on the estimated fair values of the Company’s indefinite-lived intangible assets.

Derivative Instruments and Hedging Activities

The Company has entered into interest rate swap agreements with respect to $355 million of its indebtedness. These interest rate swap agreements effectively fix the London Interbank Offered Rate (“LIBOR”) interest rate on $150 million of indebtedness at 8.3% and $105 million of indebtedness at 7.3% through June 2009 and $100 million of indebtedness at 8.0% through September 2010. The swap agreements were in a liability position as of December 31, 2008 and 2007 and had a fair value of $11.0 million and $7.2 million, respectively, on such dates. The Company enters into these derivative contracts to manage its exposure to interest rate changes by achieving a desired proportion of fixed rate versus variable rate debt. In an interest rate swap, the Company agrees to exchange with a counterparty the difference between a variable interest rate and either a fixed or another variable interest rate, multiplied by a notional principal amount. The Company does not use derivative instruments for trading or other speculative purposes.

The Company records all derivatives in other assets or other liabilities on its consolidated balance sheets at their fair values. If the derivative is designated as a cash flow hedge and the hedging relationship qualifies for hedge accounting, the effective portion of the change in fair value of the derivative is recorded in other comprehensive income (loss) and is recorded as interest expense when the hedged debt affects interest expense. The ineffective

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

portion of the change in fair value of the derivative qualifying for hedge accounting and changes in the fair values of derivative instruments not qualifying for hedge accounting are recognized in interest expense in the period of the change.

At inception of the hedge and quarterly thereafter, the Company performs a quantitative and qualitative assessment to determine whether changes in the fair values or cash flows of the derivatives are deemed highly effective in offsetting changes in the fair values or cash flows of the hedged items. If at any time subsequent to the inception of the hedge, the correlation assessment indicates that the derivative is no longer highly effective as a hedge, the Company discontinues hedge accounting and recognizes all subsequent derivative gains and losses in results of operations.

As a result of the amendment to the Company’s senior secured credit agreement (the “Credit Agreement”) in June 2008, which among other things introduced a LIBOR floor of 3.0% per annum, as more fully described in Note 6, the Company de-designated its existing interest rate swap agreements as cash flow hedges and discontinued its hedge accounting for these interest rate swaps during the second quarter of 2008. The loss accumulated in other comprehensive income (loss) on the date the Company discontinued its hedge accounting is amortized to interest expense, using the swaplet method, over the remaining term of the respective interest rate swap agreements. In addition, changes in the fair value of these interest rate swaps are recorded as a component of interest expense. During the year ended December 31, 2008, the Company recognized interest expense of $9.5 million related to these items.

Investments in Other Entities

The Company uses the equity method to account for investments in common stock of corporations in which it has a voting interest of between 20% and 50% or in which the Company otherwise has the ability to exercise significant influence, and in limited liability companies that maintain specific ownership accounts in which it has more than a minor but not greater than a 50% ownership interest. Under the equity method, the investment is originally recorded at cost and is adjusted to recognize the Company’s share of net earnings or losses of the investee. The carrying value of the Company’s equity method investee, in which it owned approximately 20% of the outstanding membership units, was $17.4 million and $16.6 million as of December 31, 2008 and 2007, respectively. During the years ended December 31, 2008 and 2007, the Company’s share of its equity method investee losses was $0.3 million and $2.3 million, respectively. No such amounts were recorded during 2006 as the Company did not have any equity method investments during that year.

The Company regularly monitors and evaluates the realizable value of its investments. When assessing an investment for an other-than-temporary decline in value, the Company considers such factors as, among other things, the performance of the investee in relation to its business plan, the investee’s revenue and cost trends, liquidity and cash position, market acceptance of the investee’s products or services, any significant news that has been released regarding the investee and the outlook for the overall industry in which the investee operates. If events and circumstances indicate that a decline in the value of these assets has occurred and is other-than-temporary, the Company records a reduction to the carrying value of its investment and a corresponding charge to the consolidated statements of operations.

Concentrations

The Company generally relies on one key vendor for billing services, one key vendor for handset logistics, one key vendor for a majority of its voice and data communications transport services and a limited number of vendors for payment processing services. Loss or disruption of these services could adversely affect the Company’s business.

The Company does not have a national network, and it must pay fees to other carriers who provide it with roaming services which allow the Company’s customers to roam on such carriers’ networks. Currently, the

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company relies on roaming agreements with several other carriers for a majority of its roaming needs. If it were unable to cost-effectively provide roaming services to customers in geographically desirable service areas, the Company’s competitive position, business, financial condition and results of operations could be materially adversely affected.

Operating Leases

Rent expense is recognized on a straight-line basis over the initial lease term and those renewal periods that are reasonably assured as determined at lease inception. The difference between rent expense and rent paid is recorded as deferred rent and is included in other long-term liabilities in the consolidated balance sheets. Rent expense totaled $177.7 million, $127.0 million and $85.8 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Asset Retirement Obligations

The Company recognizes an asset retirement obligation and an associated asset retirement cost when it has a legal obligation in connection with the retirement of tangible long-lived assets. These obligations arise from certain of the Company’s leases and relate primarily to the cost of removing its equipment from such lease sites and restoring the sites to their original condition. When the liability is initially recorded, the Company capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. The liability is initially recorded at its present value and is accreted to its then present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Accretion expense is recorded in cost of service in the consolidated statements of operations. Upon settlement of the obligation, any difference between the cost to retire the asset and the liability recorded is recognized in operating expenses in the consolidated statements of operations.

The following table summarizes the Company’s asset retirement obligations as of and for the years ended December 31, 2008 and 2007 (in thousands):

	Year Ended December 31,
	2008	2007

Asset retirement obligations, beginning of year	$15,813	$20,489
Liabilities incurred	3,079	1,602
Liabilities settled(1)	(3,048)	(7,944)
Accretion expense	1,153	1,666

Asset retirement obligations, end of year	$16,997	$15,813

(1)	The Company negotiated amendments to agreements that reduced its liability for the removal of equipment on certain of its cell sites at the end of the lease term, resulting in a reduction to its liability of $3.0 million and $7.9 million in 2008 and 2007, respectively.

Debt Issuance Costs

Debt issuance costs are amortized and recognized as interest expense under the effective interest method over the expected term of the related debt. Unamortized debt issuance costs related to extinguished debt are expensed at the time the debt is extinguished and recorded in other income (expense), net in the consolidated statements of operations. Unamortized debt issuance costs are recorded in other assets or as a reduction of the respective debt balance, as applicable, in the consolidated balance sheets.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs totaled $101.0 million, $63.9 million and $48.0 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Share-Based Compensation

The Company accounts for share-based awards exchanged for employee services in accordance with SFAS No. 123(R), “Share-Based Payment” (“SFAS 123(R)”). Under SFAS 123(R), share-based compensation expense is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense, net of estimated forfeitures, over the employee’s requisite service period. Compensation expense is amortized on a straight-line basis over the requisite service period for the entire award, which is generally the maximum vesting period of the award. No share-based compensation was capitalized as part of inventory or fixed assets prior to or during 2008.

Income Taxes

The Company calculates income taxes in each of the jurisdictions in which it operates. This process involves calculating the actual current tax expense and any deferred income tax expense resulting from temporary differences arising from differing treatments of items for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities. Deferred tax assets are also established for the expected future tax benefits to be derived from net operating loss carryforwards, capital loss carryforwards and income tax credits.

The Company must then periodically assess the likelihood that its deferred tax assets will be recovered from future taxable income, which assessment requires significant judgment. To the extent the Company believes it is more likely than not that its deferred tax assets will not be recovered, it must establish a valuation allowance. As part of this periodic assessment for the year ended December 31, 2008, the Company weighed the positive and negative factors with respect to this determination and, at this time, does not believe there is sufficient positive evidence and sustained operating earnings to support a conclusion that it is more likely than not that all or a portion of its deferred tax assets will be realized, except with respect to the realization of a $2.4 million Texas Margins Tax credit. The Company will continue to closely monitor the positive and negative factors to determine whether its valuation allowance should be released. Deferred tax liabilities associated with wireless licenses, tax goodwill and investments in certain joint ventures cannot be considered a source of taxable income to support the realization of deferred tax assets because these deferred tax liabilities will not reverse until some indefinite future period.

At such time as the Company determines that it is more likely than not that all or a portion of the deferred tax assets are realizable, the valuation allowance will be reduced. After its adoption of SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”) which became effective for the Company on January 1, 2009, any reduction in the valuation allowance, including the valuation allowance established in fresh-start reporting, will be accounted for as a reduction to income tax expense.

On January 1, 2007, the Company adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” or FIN 48. At the date of adoption and during the years ended December 31, 2007 and 2008, the Company’s unrecognized income tax benefits and uncertain tax positions were not material. Interest and penalties related to uncertain tax positions are recognized by the Company as a component of income tax expense but were immaterial on the date of adoption and for the years ended December 31, 2007 and 2008. All of the Company’s tax years from 1998 to 2007 remain open to examination by federal and state taxing authorities.

The Company changed its tax accounting method for amortizing wireless licenses during the year ended December 31, 2007. Under the prior method, the Company began amortizing wireless licenses for tax purposes on

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the date a license was placed into service. Under the new tax accounting method, the Company generally begins amortizing wireless licenses for tax purposes on the date the wireless license is acquired. The new tax accounting method generally allows the Company to amortize wireless licenses for tax purposes at an earlier date and allows it to accelerate its tax deductions. At the same time, the new method increases the Company’s income tax expense due to the deferred tax effect of accelerating amortization on wireless licenses. The Company has applied the new method as if it had been in effect for all of its prior tax periods, and the resulting increase to income tax expense of $28.9 million was recorded during the year ended December 31, 2007. This tax accounting method change also affects the characterization of certain income tax gains and losses on the sale of non-operating wireless licenses. Under the prior method, gains or losses on the sale of non-operating licenses were characterized as capital gains or losses; however, under the new method, gains or losses on the sale of non-operating licenses for which the Company had commenced tax amortization prior to the sale are characterized as ordinary gains or losses. As a result of this change, $75.4 million of net income tax losses previously reported as capital loss carryforwards have been recharacterized as net operating loss carryforwards and wireless license deferred tax assets. These net operating loss carryforwards and wireless license deferred tax assets can be used to offset future taxable income and reduce the amount of cash required to settle future tax liabilities.

Basic and Diluted Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the sum of the weighted-average number of common shares outstanding during the period and the weighted-average number of dilutive common share equivalents outstanding during the period, using the treasury stock method and the if-converted method, where applicable. Dilutive common share equivalents are comprised of stock options, restricted stock awards, employee stock purchase rights, warrants and convertible senior notes.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS 141(R), which expands the definition of a business and a business combination, requires the fair value of the purchase price of an acquisition (including the issuance of equity securities) to be determined on the acquisition date and requires that all assets, liabilities, contingent consideration, contingencies and in-process research and development costs of an acquired business be recorded at fair value at the acquisition date. In addition, SFAS 141(R) requires that acquisition costs generally be expensed as incurred, requires that restructuring costs generally be expensed in periods subsequent to the acquisition date and requires certain changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period to impact income tax expense. The Company was required to adopt SFAS 141(R) on January 1, 2009. Since the Company has significant deferred tax assets recorded through fresh-start reporting for which full valuation allowances were recorded as of its emergence from bankruptcy, this standard could materially affect the Company’s results of operations if changes in the valuation allowances occur.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51” (“SFAS 160”), which changes the accounting and reporting for minority interests such that minority interests will be recharacterized as noncontrolling interests and will be required to be reported as a component of equity. In addition, SFAS 160 requires that purchases or sales of equity interests that do not result in a change in control be accounted for as equity transactions and, upon a loss of control, requires that the interest sold, as well as any interest retained, be recorded at fair value with any gain or loss recognized in earnings. The Company was required to adopt SFAS 160 on January 1, 2009. As a result of its adoption of SFAS 160, the Company will be required to recharacterize certain components of its minority interests as a component of stockholders’ equity rather than in the mezzanine section of its consolidated balance sheets. In addition, the Company anticipates that it will be required to present accretion charges and the minority share of income or loss as a component of consolidated net income (loss) available to the Company’s common shareholders rather than as a component of net income (loss).

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In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”), which is intended to help investors better understand how derivative instruments and hedging activities affect an entity’s financial position, financial performance and cash flows through enhanced disclosure requirements. The enhanced disclosures include, for example, a tabular summary of the fair values of derivative instruments and their gains and losses, disclosure of derivative features that are credit-risk-related to provide more information regarding an entity’s liquidity and cross-referencing within footnotes to make it easier to locate important information about derivative instruments. The Company was required to adopt SFAS 161 on January 1, 2009 and will provide the required disclosures associated with its interest rate swaps commencing with the quarter ending March 31, 2009 accordingly.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”), which identifies the sources of accounting principles and the framework for selecting principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. SFAS 162 emphasizes that an organization’s management and not its auditors has the responsibility to follow GAAP and categorizes sources of accounting principles that are generally accepted in descending order of authority. The Company will be required to adopt SFAS 162 within 60 days after the Securities and Exchange Commission’s (“SEC”) approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” SFAS 162 will not have an impact on the Company’s consolidated financial statements.

Note 3.	Fair Value of Financial Instruments

The Company has categorized its financial assets and liabilities measured at fair value into a three-level hierarchy in accordance with SFAS 157. Financial assets and liabilities measured at fair value using quoted prices in active markets for identical assets or liabilities are generally categorized as Level 1 assets and liabilities; financial assets and liabilities measured at fair value using observable market-based inputs or unobservable inputs that are corroborated by market data for similar assets or liabilities are generally categorized as Level 2 assets and liabilities; and financial assets and liabilities measured at fair value using unobservable inputs that cannot be corroborated by market data are generally categorized as Level 3 assets and liabilities. The lowest level input that is significant to the fair value measurement of a financial asset or liability is used to categorize that asset or liability, as determined in the judgment of management. Financial assets and liabilities presented at fair value in the Company’s consolidated balance sheets are generally categorized as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities. The Company did not have Level 1 assets or liabilities as of December 31, 2008.

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. The Company’s Level 2 assets and liabilities as of December 31, 2008 included its cash equivalents, its short-term investments in obligations of the U.S. government, a majority of its short-term investments in commercial paper and its interest rate swaps.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Such assets and liabilities may have values determined using pricing models, discounted cash flow methodologies, or similar techniques, and include instruments for which the determination of fair value requires significant management judgment or estimation. The Company’s Level 3 asset as of December 31, 2008 comprised its short-term investment in asset-backed commercial paper.

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The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were recorded at fair value as of December 31, 2008. As required by SFAS 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Thus, financial assets and liabilities categorized as Level 3 may be measured at fair value using inputs that are observable (Levels 1 and 2) and unobservable (Level 3). Management’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of financial assets and liabilities and their placement within the fair value hierarchy levels.

	At Fair Value as of December 31, 2008
	Level 1	Level 2	Level 3	Total

Assets:
Cash equivalents	$—	$175,280	$—	$175,280
Short-term investments	—	236,893	1,250	238,143

Total	$—	$412,173	$1,250	$413,423

Liabilities:
Interest rate swaps	$—	$(11,045)	$—	$(11,045)

Total	$—	$(11,045)	$—	$(11,045)

The following table provides a summary of the changes in the fair value of the Company’s Level 3 assets (in thousands).

Level 3

Beginning balance, December 31, 2007	$16,200
Total losses (realized/unrealized):
Included in net loss	$(7,613)
Included in comprehensive loss	—
Settlements	(7,337)
Transfers in (out) of Level 3	—

Ending balance, December 31, 2008	$1,250

The realized losses included in earnings in the table above are presented in other income (expense), net in the consolidated statements of operations and relate to both an investment still held by the Company and an investment no longer held by the Company as of December 31, 2008.

Cash Equivalents and Short-Term Investments

As of December 31, 2008 and 2007, all of the Company’s short-term investments were debt securities with contractual maturities of less than one year and were classified as available-for-sale. The fair value of the Company’s cash equivalents, short-term investments in obligations of the U.S. government and a majority of its short-term investments in commercial paper is determined using observable market-based inputs for similar assets, which primarily include yield curves and time to maturity factors. Such investments are therefore considered to be Level 2 items. The fair value of the Company’s investment in asset-backed commercial paper is determined using primarily unobservable inputs that cannot be corroborated by market data, which primarily include ABX and monoline indices and a valuation model that considers a liquidity factor that is subjective in nature, and therefore such investment is considered to be a Level 3 item.

Through its non-controlled consolidated subsidiary Denali, the Company holds an investment in asset-backed commercial paper for which the fair value was determined using the Level 3 inputs described above. This

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investment was purchased as a highly rated investment grade security. This security, which is collateralized, in part, by residential mortgages, has declined in value since December 31, 2007. As a result of declines in this remaining investment in asset-backed commercial paper and declines in an investment liquidated in the third quarter of 2008, during the year ended December 31, 2008, the Company recognized an other-than-temporary impairment loss of approximately $7.6 million. Future volatility and uncertainty in the financial markets could result in additional losses.

Available-for-sale securities were comprised as follows as of December 31, 2008 and 2007 (in thousands):

	As of December 31, 2008
		Unrealized	Unrealized
	Cost	Gain	Loss	Fair Value

Commercial paper	$50,899	$16	$—	$50,915
Asset-backed commercial paper	1,250	—	—	1,250
U.S. government or government agency securities	185,597	381	—	185,978

	$237,746	$397	$—	$238,143

	As of December 31, 2007
		Unrealized	Unrealized
	Cost	Gain	Loss	Fair Value

Commercial paper	$69,333	$—	$(135)	$69,198
Asset-backed commercial paper	26,962	—	—	26,962
U.S. government or government agency securities	52,972	103	(2)	53,073
Auction rate securities	30,000	—	—	30,000

	$179,267	$103	$(137)	$179,233

Interest Rate Swaps

As more fully described in Note 2, the Company’s interest rate swaps effectively fix the LIBOR interest rate (subject to the LIBOR floor of 3.0% per annum, as more fully described in Note 6) on a portion of its floating rate debt. The fair value of the Company’s interest rate swaps is primarily determined using LIBOR spreads, which are significant observable inputs that can be corroborated, and therefore such swaps are considered to be Level 2 items. SFAS 157 states that the fair value measurement of a liability must reflect the nonperformance risk of the entity. Therefore, the impact of the Company’s creditworthiness has been considered in the fair value measurement of the interest rate swaps.

Long-Term Debt

The Company continues to report its long-term debt obligations at amortized cost; however, for disclosure purposes, the Company is required to measure the fair value of outstanding debt on a recurring basis. The fair value of the Company’s outstanding long-term debt is determined using quoted prices in active markets and was $2,201.2 million as of December 31, 2008.

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Note 4.	Supplementary Financial Information

Supplementary Balance Sheet Information (in thousands):

	As of December 31,
	2008	2007

Other current assets:
Accounts receivable, net(1)	$31,177	$21,158
Prepaid expenses	19,367	16,076
Other	1,404	865

	$51,948	$38,099

Property and equipment, net:(2)
Network equipment	$1,911,173	$1,421,648
Computer equipment and other	264,692	184,224
Construction-in-progress	574,773	341,742

	2,750,638	1,947,614
Accumulated depreciation	(907,920)	(630,957)

	$1,842,718	$1,316,657

Other intangible assets, net:
Customer relationships	$7,347	$124,715
Trademarks	37,000	37,000

	44,347	161,715
Accumulated amortization customer relationships(3)	(2,820)	(106,583)
Accumulated amortization trademarks(3)	(11,673)	(9,030)

	$29,854	$46,102

Accounts payable and accrued liabilities:
Trade accounts payable	$201,843	$109,781
Accrued payroll and related benefits	50,462	41,048
Other accrued liabilities	72,989	74,906

	$325,294	$225,735

Other current liabilities:
Deferred service revenue(4)	$62,998	$45,387
Deferred equipment revenue(5)	20,614	14,615
Accrued sales, telecommunications, property and other taxes payable	32,799	20,903
Accrued interest	38,500	18,508
Other	7,091	15,395

	$162,002	$114,808

(1)	Accounts receivable consists primarily of amounts billed to third-party dealers for handsets and accessories net of an allowance for doubtful accounts.

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(2)	As of December 31, 2008 and 2007, approximately $8.7 million and $49.5 million, respectively, of gross assets were held by the Company under capital lease arrangements. Accumulated amortization relating to these assets totaled $3.2 million and $5.6 million as of December 31, 2008 and 2007, respectively.

(3)	Amortization expense for other intangible assets for the years ended December 31, 2008, 2007 and 2006 was $23.6 million, $33.7 million and $33.7 million, respectively. Estimated amortization expense for intangible assets for 2009 is $5.3 million, for 2010 is $4.1 million, for 2011 is $3.0 million, for 2012 is $2.7 million, for 2013 is $2.7 million and is $12.1 million thereafter.

(4)	Deferred service revenue consists primarily of cash received from customers in advance of their service period.

(5)	Deferred equipment revenue relates to handsets sold to third-party dealers.

Supplementary Cash Flow Information (in thousands):

	December 31,
	2008	2007	2006

Supplementary disclosure of cash flow information:
Cash paid for interest	$178,880	$161,280	$61,360
Cash paid for income taxes	$1,914	$506	$1,034
Supplementary disclosure of non-cash investing activities:
Contribution of wireless licenses	$—	$25,130	$16,100
Supplementary disclosure of non-cash financing activities:
Assets acquired through capital lease arrangements	$—	$40,799	$—

Note 5.	Basic and Diluted Earnings (Loss) Per Share

A reconciliation of basic weighted-average shares outstanding to diluted weighted-average shares outstanding used in calculating basic and diluted earnings (loss) per share is as follows (in thousands):

	December 31,
	2008	2007	2006

Basic weighted-average shares outstanding	68,021	67,100	61,645
Effect of dilutive common share equivalents:
Non-qualified stock options	—	—	—
Restricted stock awards	—	—	—
Warrants	—	—	—
Convertible senior notes	—	—	—

Diluted weighted-average shares outstanding	68,021	67,100	61,645

The Company incurred losses for the years ended December 31, 2008, 2007 and 2006; therefore, 9.1 million, 5.4 million and 4.9 million common share equivalents were excluded in computing diluted earnings (loss) per share for those periods, respectively.

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Note 6.	Long-Term Debt

Long-term debt at December 31, 2008 and 2007 was comprised of the following (in thousands):

	As of December 31,
	2008	2007

Term loans under senior secured credit facilities	$916,000	$926,500
Unamortized deferred lender fees	(4,527)	(1,898)
Senior notes	1,400,000	1,100,000
Unamortized premium on $350 million senior notes due 2014	17,552	19,800
Convertible senior notes	250,000	—

	2,579,025	2,044,402
Current maturities of long-term debt	(13,000)	(10,500)

	$2,566,025	$2,033,902

Senior Secured Credit Facilities

Cricket Communications

The senior secured credit facility under the Company’s Credit Agreement consists of a six-year $895.5 million term loan and a $200 million revolving credit facility. As of December 31, 2008, the outstanding indebtedness under the term loan was $877.5 million. Outstanding borrowings under the term loan must be repaid in 22 quarterly payments of $2.25 million each (which commenced on March 31, 2007) followed by four quarterly payments of $211.5 million (which commence on September 30, 2012).

As of December 31, 2008, the interest rate on the term loan was the London Interbank Offered Rate (“LIBOR”) plus 3.50% or the bank base rate plus 2.50%, as selected by Cricket. This represents an increase of 50 basis points to the interest rate applicable to the term loan borrowings in effect on December 31, 2007. The Credit Agreement contains a floor on LIBOR of 3.00% per annum.

In June 2008, the Company amended the Credit Agreement, among other things, to:

•	increase the size of the permitted unsecured debt basket under the Credit Agreement from $1.2 billion to $1.65 billion plus $1.00 for every $1.00 of cash proceeds from the issuance of new common equity by Leap, up to $200 million in the aggregate;

•	increase the add-back to consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for operating losses in new markets from $75 million to $100 million, and extend the period in which such add-back applies until December 31, 2011. For purposes of calculating the consolidated fixed charge coverage ratio under the Credit Agreement, an additional $125 million in new market operating losses can be added back to consolidated EBITDA through December 31, 2009;

•	exclude up to $125 million of capital expenditures made in connection with the expansion of network coverage, capability and capacity in markets in existence as of December 31, 2007 from the consolidated fixed charge coverage ratio calculation through December 31, 2009;

•	increase the baskets under the Credit Agreement for capital lease and purchase money security interests from $150 million to $250 million;

•	increase the baskets under the Credit Agreement for letters of credit from $15 million to $30 million;

•	exclude qualified preferred stock from the definition of indebtedness under the Credit Agreement and make certain other amendments to facilitate the issuance by Leap of qualified preferred stock;

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•	establish that, if Cricket enters into an incremental facility for term loans or a revolving credit facility with an effective interest rate or weighted average yield (taking into account factors such as any interest rate floor, call protection, original issue discount and lender fees) that is higher than the then-existing interest rate for the existing term loans or revolving credit facility, as applicable, under the Credit Agreement, then the interest rate for the existing term loans or revolving credit facility, as applicable, shall be increased to match the effective interest rate or weighted average yield of such incremental facility;

•	cap any new incremental facilities under the Credit Agreement at $400 million in the aggregate;

•	increase the applicable rate spread on the term loans and revolving credit facility under the Credit Agreement by 50 basis points, and set a floor on the LIBOR under the Credit Agreement of 3.0% per annum; and

•	include a prepayment (or repayment) premium on the term loans of 2.0% on any principal amount prepaid (or repaid) prior to the first anniversary of the date of the amendment and 1.0% on any principal amount prepaid (or repaid) on or after the first anniversary but prior to the second anniversary of the date of amendment (other than prepayments in respect of extraordinary receipts).

In connection with the execution of the Credit Agreement amendment, the Company paid a fee equal to 50 basis points on the aggregate principal amount of the commitments and loans of each lender that executed the amendment.

At December 31, 2008, the effective interest rate on the term loan was 7.3%, including the effect of interest rate swaps, as more fully described in Note 2. The terms of the Credit Agreement require the Company to enter into interest rate swap agreements in a sufficient amount so that at least 50% of the Company’s outstanding indebtedness for borrowed money bears interest at a fixed rate. The Company was in compliance with this requirement as of December 31, 2008.

Outstanding borrowings under the revolving credit facility, to the extent that there are any borrowings, are due in June 2011. As of December 31, 2008, the revolving credit facility was undrawn; however, approximately $4.3 million of letters of credit were issued under the Credit Agreement and were considered as usage of the revolving credit facility, as more fully described in Note 14. The commitment of the lenders under the revolving credit facility may be reduced in the event mandatory prepayments are required under the Credit Agreement. The commitment fee on the revolving credit facility is payable quarterly at a rate of between 0.25% and 0.50% per annum, depending on the Company’s consolidated senior secured leverage ratio, and the rate is currently 0.25%. As of December 31, 2008, borrowings under the revolving credit facility would have accrued interest at LIBOR plus 3.25% (subject to the LIBOR floor of 3.0% per annum), or the bank base rate plus 2.25%, as selected by Cricket.

The facilities under the Credit Agreement are guaranteed by Leap and all of its direct and indirect domestic subsidiaries (other than Cricket, which is the primary obligor, and LCW Wireless and Denali and their respective subsidiaries) and are secured by substantially all of the present and future personal property and real property owned by Leap, Cricket and such direct and indirect domestic subsidiaries. Under the Credit Agreement, the Company is subject to certain limitations, including limitations on its ability to: incur additional debt or sell assets, with restrictions on the use of proceeds; make certain investments and acquisitions; grant liens; pay dividends; and make certain other restricted payments. In addition, the Company will be required to pay down the facilities under certain circumstances if it issues debt, sells assets or property, receives certain extraordinary receipts or generates excess cash flow (as defined in the Credit Agreement). The Company is also subject to a financial covenant with respect to a maximum consolidated senior secured leverage ratio and, if a revolving credit loan or uncollateralized letter of credit is outstanding or requested, with respect to a minimum consolidated interest coverage ratio, a maximum consolidated leverage ratio and a minimum consolidated fixed charge coverage ratio. In addition to investments in the Denali joint venture, the Credit Agreement allows the Company to invest up to $85 million in LCW Wireless and its subsidiaries and up to $150 million, plus an amount equal to an available cash flow basket, in other joint ventures, and allows the Company to provide limited guarantees for the benefit of Denali, LCW Wireless and other joint ventures. The Company was in compliance with these covenants as of December 31, 2008.

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The Credit Agreement also prohibits the occurrence of a “change of control,” which includes the acquisition of beneficial ownership of 35% or more of Leap’s equity securities, a change in a majority of the members of Leap’s board of directors that is not approved by the board and the occurrence of a “change of control” under any of the Company’s other credit instruments.

LCW Operations

LCW Operations has a senior secured credit agreement consisting of two term loans for $40 million in the aggregate. The loans bear interest at LIBOR plus the applicable margin ranging from 2.70% to 6.33%. At December 31, 2008, the effective interest rate on the term loans was 5.2%, and the outstanding indebtedness was $38.5 million. LCW Operations has entered into an interest rate cap agreement which effectively caps the three month LIBOR interest rate at 7.0% on $20 million of its outstanding borrowings through October 2011. The obligations under the loans are guaranteed by LCW Wireless and LCW Wireless License, LLC (a wholly owned subsidiary of LCW Operations) and are non-recourse to Leap, Cricket and their other subsidiaries. Outstanding borrowings under the term loans must be repaid in varying quarterly installments, which commenced in June 2008, with an aggregate final payment of $24.5 million due in June 2011. Under the senior secured credit agreement, LCW Operations and the guarantors are subject to certain limitations, including limitations on their ability to: incur additional debt or sell assets, with restrictions on the use of proceeds; make certain investments and acquisitions; grant liens; pay dividends; and make certain other restricted payments. In addition, LCW Operations will be required to pay down the facilities under certain circumstances if it or the guarantors issue debt, sell assets or generate excess cash flow. The senior secured credit agreement requires that LCW Operations and the guarantors comply with financial covenants related to EBITDA, gross additions of subscribers, minimum cash and cash equivalents and maximum capital expenditures, among other things. LCW Operations was in compliance with these covenants as of December 31, 2008.

Senior Notes

Senior Notes Due 2014

In 2006, Cricket issued $750 million of 9.375% unsecured senior notes due 2014 in a private placement to institutional buyers, which were exchanged in 2007 for identical notes that had been registered with the SEC. In June 2007, Cricket issued an additional $350 million of 9.375% unsecured senior notes due 2014 in a private placement to institutional buyers at an issue price of 106% of the principal amount, which were exchanged in June 2008 for identical notes that had been registered with the SEC. These notes are all treated as a single class and have identical terms. The $21 million premium the Company received in connection with the issuance of the second tranche of notes has been recorded in long-term debt in the consolidated financial statements and is being amortized as a reduction to interest expense over the term of the notes. At December 31, 2008, the effective interest rate on the $350 million of senior notes was 8.7%, which includes the effect of the premium amortization and excludes the effect of the additional interest that was paid in connection with the delay in the exchange of the notes, as more fully described below.

The notes bear interest at the rate of 9.375% per year, payable semi-annually in cash in arrears, which interest payments commenced in May 2007. The notes are guaranteed on an unsecured senior basis by Leap and each of its existing and future domestic subsidiaries (other than Cricket, which is the issuer of the notes, and LCW Wireless and Denali and their respective subsidiaries) that guarantee indebtedness for money borrowed of Leap, Cricket or any subsidiary guarantor. The notes and the guarantees are Leap’s, Cricket’s and the guarantors’ general senior unsecured obligations and rank equally in right of payment with all of Leap’s, Cricket’s and the guarantors’ existing and future unsubordinated unsecured indebtedness. The notes and the guarantees are effectively junior to Leap’s, Cricket’s and the guarantors’ existing and future secured obligations, including those under the Credit Agreement, to the extent of the value of the assets securing such obligations, as well as to future liabilities of Leap’s and Cricket’s subsidiaries that are not guarantors, and of LCW Wireless and Denali and their respective subsidiaries. In

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addition, the notes and the guarantees are senior in right of payment to any of Leap’s, Cricket’s and the guarantors’ future subordinated indebtedness.

Prior to November 1, 2009, Cricket may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 109.375% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, thereon to the redemption date, from the net cash proceeds of specified equity offerings. Prior to November 1, 2010, Cricket may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the applicable premium and any accrued and unpaid interest, if any, thereon to the redemption date. The applicable premium is calculated as the greater of (i) 1.0% of the principal amount of such notes and (ii) the excess of (a) the present value at such date of redemption of (1) the redemption price of such notes at November 1, 2010 plus (2) all remaining required interest payments due on such notes through November 1, 2010 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of such notes. The notes may be redeemed, in whole or in part, at any time on or after November 1, 2010, at a redemption price of 104.688% and 102.344% of the principal amount thereof if redeemed during the twelve months ending October 31, 2011 and 2012, respectively, or at 100% of the principal amount if redeemed during the twelve months ending October 31, 2013 or thereafter, plus accrued and unpaid interest, if any, thereon to the redemption date.

If a “change of control” occurs (which includes the acquisition of beneficial ownership of 35% or more of Leap’s equity securities, a sale of all or substantially all of the assets of Leap and its restricted subsidiaries and a change in a majority of the members of Leap’s board of directors that is not approved by the board), each holder of the notes may require Cricket to repurchase all of such holder’s notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, thereon to the repurchase date.

In connection with the private placement of the $350 million of additional senior notes, the Company entered into a registration rights agreement with the initial purchasers of the notes in which the Company agreed to file a registration statement with the SEC to permit the holders to exchange or resell the notes. The Company was required to use reasonable best efforts to file such registration statement within 150 days after the issuance of the notes, have the registration statement declared effective within 270 days after the issuance of the notes and then consummate any exchange offer within 30 business days after the effective date of the registration statement. In the event that the registration statement was not filed or declared effective or the exchange offer was not consummated within these deadlines, the agreement provided that additional interest would accrue on the principal amount of the notes at a rate of 0.50% per annum during the 90-day period immediately following the first to occur of these events and would increase by 0.50% per annum at the end of each subsequent 90-day period until all such defaults were cured, but in no event would the penalty rate exceed 1.50% per annum. There were no other alternative settlement methods and, other than the 1.50% per annum maximum penalty rate, the agreement contained no limit on the maximum potential amount of penalty interest that could be paid in the event the Company did not meet these requirements. Due to the Company’s restatement of its historical consolidated financial results during the fourth quarter of 2007, the Company was unable to file the registration statement within 150 days after issuance of the notes. The Company filed the registration statement on March 28, 2008, which was declared effective on May 19, 2008, and consummated the exchange offer on June 20, 2008. Due to the delay in filing the registration statement and having it declared effective, the Company paid approximately $1.3 million of additional interest on May 1, 2008 and paid approximately $0.3 million of the remaining additional interest on November 3, 2008.

Convertible Senior Notes Due 2014

In June 2008, Leap issued $250 million of unsecured convertible senior notes due 2014 in a private placement to institutional buyers. The notes bear interest at the rate of 4.50% per year, payable semi-annually in cash in arrears commencing in January 2009. The notes are Leap’s general unsecured obligations and rank equally in right of payment with all of Leap’s existing and future senior unsecured indebtedness and senior in right of payment to all indebtedness that is contractually subordinated to the notes. The notes are structurally subordinated to the existing

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and future claims of Leap’s subsidiaries’ creditors, including under the Credit Agreement and the senior notes described above and below. The notes are effectively junior to all of Leap’s existing and future secured obligations, including those under the Credit Agreement, to the extent of the value of the assets securing such obligations.

Holders may convert their notes into shares of Leap common stock at any time on or prior to the third scheduled trading day prior to the maturity date of the notes, July 15, 2014. If, at the time of conversion, the applicable stock price of Leap common stock is less than or equal to approximately $93.21 per share, the notes will be convertible into 10.7290 shares of Leap common stock per $1,000 principal amount of the notes (referred to as the “base conversion rate”), subject to adjustment upon the occurrence of certain events. If, at the time of conversion, the applicable stock price of Leap common stock exceeds approximately $93.21 per share, the conversion rate will be determined pursuant to a formula based on the base conversion rate and an incremental share factor of 8.3150 shares per $1,000 principal amount of the notes, subject to adjustment.

Leap may be required to repurchase all outstanding notes in cash at a repurchase price of 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, thereon to the repurchase date if (1) any person acquires beneficial ownership, directly or indirectly, of shares of Leap’s capital stock that would entitle the person to exercise 50% or more of the total voting power of all of Leap’s capital stock entitled to vote in the election of directors, (2) Leap (i) merges or consolidates with or into any other person, another person merges with or into Leap, or Leap conveys, sells, transfers or leases all or substantially all of its assets to another person or (ii) engages in any recapitalization, reclassification or other transaction in which all or substantially all of Leap’s common stock is exchanged for or converted into cash, securities or other property, in each case subject to limitations and excluding in the case of (1) and (2) any merger or consolidation where at least 90% of the consideration consists of shares of common stock traded on NYSE, ASE or NASDAQ, (3) a majority of the members of Leap’s board of directors ceases to consist of individuals who were directors on the date of original issuance of the notes or whose election or nomination for election was previously approved by the board of directors, (4) Leap is liquidated or dissolved or holders of common stock approve any plan or proposal for its liquidation or dissolution or (5) shares of Leap common stock are not listed for trading on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors). Leap may not redeem the notes at its option.

In connection with the private placement of the convertible senior notes, the Company entered into a registration rights agreement with the initial purchasers of the notes in which the Company agreed, under certain circumstances, to use commercially reasonable efforts to cause a shelf registration statement covering the resale of the notes and the common stock issuable upon conversion of the notes to be declared effective by the SEC and to pay additional interest if such registration obligations are not performed. In the event that the Company does not comply with such obligations, the agreement provides that additional interest will accrue on the principal amount of the notes at a rate of 0.25% per annum during the 90-day period immediately following a registration default and will increase to 0.50% per annum beginning on the 91st day of the registration default until all such defaults have been cured. There are no other alternative settlement methods and, other than the 0.50% per annum maximum penalty rate, the agreement contains no limit on the maximum potential amount of penalty interest that could be paid in the event the Company does not meet these requirements. However, the Company’s obligation to file, have declared effective or maintain the effectiveness of a shelf registration statement (and pay additional interest) is suspended to the extent and during the periods that the notes are eligible to be transferred without registration under the Securities Act of 1933, as amended (the “Securities Act”) by a person who is not an affiliate of the Company (and has not been an affiliate for the 90 days preceding such transfer) pursuant to Rule 144 under the Securities Act without any volume or manner of sale restrictions. The Company did not issue any of the convertible senior notes to any of its affiliates. As a result, the Company currently expects that prior to the time by which the Company would be required to file and have declared effective a shelf registration statement covering the resale of the convertible senior notes that the notes will be eligible to be transferred without registration pursuant to Rule 144 without any volume or manner of sale restrictions. Accordingly, the Company does not believe that the payment of additional interest is probable, and therefore no related liability has been recorded in the consolidated financial statements.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Senior Notes Due 2015

In June 2008, Cricket issued $300 million of 10.0% unsecured senior notes due 2015 in a private placement to institutional buyers. The notes bear interest at the rate of 10.0% per year, payable semi-annually in cash in arrears commencing in January 2009. The notes are guaranteed on an unsecured senior basis by Leap and each of its existing and future domestic subsidiaries (other than Cricket, which is the issuer of the notes, and LCW Wireless and Denali and their respective subsidiaries) that guarantee indebtedness for money borrowed of Leap, Cricket or any subsidiary guarantor. The notes and the guarantees are Leap’s, Cricket’s and the guarantors’ general senior unsecured obligations and rank equally in right of payment with all of Leap’s, Cricket’s and the guarantors’ existing and future unsubordinated unsecured indebtedness. The notes and the guarantees are effectively junior to Leap’s, Cricket’s and the guarantors’ existing and future secured obligations, including those under the Credit Agreement, to the extent of the value of the assets securing such obligations, as well as to future liabilities of Leap’s and Cricket’s subsidiaries that are not guarantors, and of LCW Wireless and Denali and their respective subsidiaries. In addition, the notes and the guarantees are senior in right of payment to any of Leap’s, Cricket’s and the guarantors’ future subordinated indebtedness.

Prior to July 15, 2011, Cricket may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 110.0% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, thereon to the redemption date, from the net cash proceeds of specified equity offerings. Prior to July 15, 2012, Cricket may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the applicable premium and any accrued and unpaid interest, if any, thereon to the redemption date. The applicable premium is calculated as the greater of (i) 1.0% of the principal amount of such notes and (ii) the excess of (a) the present value at such date of redemption of (1) the redemption price of such notes at July 15, 2012 plus (2) all remaining required interest payments due on such notes through July 15, 2012 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of such notes. The notes may be redeemed, in whole or in part, at any time on or after July 15, 2012, at a redemption price of 105.0% and 102.5% of the principal amount thereof if redeemed during the twelve months ending July 15, 2013 and 2014, respectively, or at 100% of the principal amount if redeemed during the twelve months ending July 15, 2015, plus accrued and unpaid interest, if any, thereon to the redemption date.

If a “change of control” occurs (which includes the acquisition of beneficial ownership of 35% or more of Leap’s equity securities, a sale of all or substantially all of the assets of Leap and its restricted subsidiaries and a change in a majority of the members of Leap’s board of directors that is not approved by the board), each holder of the notes may require Cricket to repurchase all of such holder’s notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, thereon to the repurchase date.

In connection with the private placement of these senior notes, the Company entered into a registration rights agreement with the initial purchasers of the notes in which the Company agreed, under certain circumstances, to use its reasonable best efforts to offer registered notes in exchange for the notes or to cause a shelf registration statement covering the resale of the notes to be declared effective by the SEC and to pay additional interest if such registration obligations are not performed. In the event that the Company does not comply with such obligations, the agreement provides that additional interest will accrue on the principal amount of the notes at a rate of 0.50% per annum during the 90-day period immediately following a registration default and will increase by 0.50% per annum at the end of each subsequent 90-day period until all such defaults are cured, but in no event will the penalty rate exceed 1.50% per annum. There are no other alternative settlement methods and, other than the 1.50% per annum maximum penalty rate, the agreement contains no limit on the maximum potential amount of penalty interest that could be paid in the event the Company does not meet these requirements. However, the Company’s obligation to file, have declared effective or maintain the effectiveness of a registration statement for an exchange offer or a shelf registration statement (and pay additional interest) is only triggered to the extent that the notes are not eligible to be transferred without registration under the Securities Act by a person who is not an affiliate of the Company (and has

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

not been an affiliate for the 90 days preceding such transfer) pursuant to Rule 144 under the Securities Act without any volume or manner of sale restrictions. The Company did not issue any of the senior notes to any of its affiliates. As a result, the Company currently expects that prior to the time by which the Company would be required to file and have declared effective a registration statement for an exchange offer or a shelf registration statement covering the senior notes that the notes will be eligible to be transferred without registration pursuant to Rule 144 without any volume or manner of sale restrictions. Accordingly, the Company does not believe that the payment of additional interest is probable, and therefore no related liability has been recorded in the consolidated financial statements.

The aggregate maturities of the Company’s long-term debt obligations are as follows:

Years Ended December 31:

2009	$14,377
2010	18,598
2011	37,338
2012	429,619
2013	426,039
Thereafter	1,653,054

Total	$2,579,025

Note 7.	Income Taxes

The components of the Company’s income tax provision are summarized as follows (in thousands):

	December 31,
	2008	2007	2006

Current provision:
Federal	$—	$(422)	$422
State	2,660	1,704	21

	2,660	1,282	443

Deferred provision:
Federal	32,107	39,044	7,389
State	3,864	(2,960)	1,445

	35,971	36,084	8,834

	$38,631	$37,366	$9,277

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of the amounts computed by applying the statutory federal income tax rate to income before income taxes to the amounts recorded in the consolidated statements of operations is summarized as follows (in thousands):

	December 31,
	2008	2007	2006

Amounts computed at statutory federal rate	$(38,217)	$(13,496)	$(5,335)
Non-deductible expenses	2,473	2,910	421
State income tax expense (benefit), net of federal income tax impact	5,574	(816)	(425)
Net tax expense related to joint venture	2,066	2,645	1,751
Change in valuation allowance	66,735	46,123	12,865

	$38,631	$37,366	$9,277

The components of the Company’s deferred tax assets (liabilities) are summarized as follows (in thousands):

	As of December 31,
	2008	2007

Deferred tax assets:
Net operating loss carryforwards	$390,463	$276,361
Wireless licenses	17,913	17,950
Capital loss carryforwards	1,621	4,200
Reserves and allowances	13,002	16,024
Share-based compensation	16,685	14,190
Deferred charges	35,254	20,112
Investments and deferred tax on unrealized losses	19,158	6,105
Other	12,831	8,560

Gross deferred tax assets	506,927	363,502
Deferred tax liabilities:
Intangible assets	(10,012)	(17,727)
Property and equipment	(80,437)	(58,967)

Net deferred tax assets	416,478	286,808
Valuation allowance	(414,030)	(284,301)
Other deferred tax liabilities:
Wireless licenses	(205,474)	(172,492)
Goodwill	(11,093)	(8,688)
Investment in joint venture	(8,450)	(6,225)

Net deferred tax liabilities	$(222,569)	$(184,898)

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred tax assets (liabilities) are reflected in the accompanying consolidated balance sheets as follows (in thousands):

	As of December 31,
	2008	2007

Current deferred tax assets (included in other current assets)	$818	$—
Current deferred tax liabilities (included in other current liabilities)	$—	$(2,063)
Long-term deferred tax liabilities	(223,387)	(182,835)

	$(222,569)	$(184,898)

Except with respect to the $2.4 million and $2.5 million Texas Margins Tax credit outstanding as of December 31, 2008 and 2007, respectively, the Company established a full valuation allowance against its net deferred tax assets due to the uncertainty surrounding the realization of such assets. The valuation allowance is based on available evidence, including the Company’s historical operating losses. Deferred tax liabilities associated with wireless licenses, tax goodwill and investments in certain joint ventures cannot be considered a source of taxable income to support the realization of deferred tax assets because these deferred tax liabilities will not reverse until some indefinite future period. Since it has recorded a valuation allowance against the majority of its deferred tax assets, the Company carries a net deferred tax liability on its balance sheet. During the year ended December 31, 2008, the Company recorded a $129.7 million increase to its valuation allowance, which primarily consists of $66.7 million and $6.8 million related to the impact of 2008 federal and state taxable losses, respectively, and $43.9 million attributable to a claim filed with the Internal Revenue Service (“IRS”) in 2008 for additional tax deductions it now believes are more likely than not to be sustained by the IRS.

At December 31, 2008, the Company estimated it had federal net operating loss carryforwards of approximately $1,002.4 million which begin to expire in 2022, and state net operating loss carryforwards of approximately $1,040.4 million which begin to expire in 2009. In addition, the Company had federal capital loss carryforwards of approximately $4.2 million which begin to expire in 2012. Included in the Company’s federal and state net operating loss carryforwards are $13.5 million of losses which, when utilized, will increase additional paid-in capital by approximately $5.2 million.

Pursuant to SOP 90-7, the tax benefits of deferred tax assets recorded in fresh-start reporting were recorded as a reduction of goodwill if the benefit was recognized in the Company’s financial statements prior to January 1, 2009. These tax benefits did not reduce income tax expense for GAAP purposes, although such assets, when recognized as a deduction for tax return purposes, may reduce U.S. federal and certain state taxable income, if any, and may therefore reduce income taxes payable. Effective for years beginning after December 15, 2008, SFAS 141(R) provides that any tax benefit related to deferred tax assets recorded in fresh-start reporting be accounted for as a reduction to income tax expense.

Note 8.	Stockholders’ Equity

Forward Sale Agreements

In October 2006, Leap issued 6,440,000 shares of its common stock to physically settle its forward sale agreements and received aggregate cash proceeds of $260.0 million (before expenses) from such physical settlements. Upon such full settlement, the forward sale agreements were fully performed.

Warrants

On the effective date of the plan of reorganization, Leap issued warrants to purchase 600,000 shares of Leap common stock at an exercise price of $16.83 per share, which expire on March 23, 2009. All of these warrants were outstanding as of December 31, 2008.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 9.	Share-Based Compensation

The Company allows for the grant of stock options, restricted stock awards and deferred stock units to employees, independent directors and consultants under its 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan (the “2004 Plan”). As of December 31, 2008, a total of 8,300,000 aggregate shares of common stock were reserved for issuance under the 2004 Plan, of which 965,631 shares of common stock were available for future awards. Certain of the Company’s stock options and restricted stock awards include both a service condition and a performance condition that relates only to the timing of vesting. These stock options and restricted stock awards generally vest in full three or five years from the grant date. These awards also provide for the possibility of annual accelerated performance-based vesting of a portion of the awards if the Company achieves specified performance conditions. In addition, the Company has granted stock options and restricted stock awards that vest periodically over a fixed term, usually four years. These awards do not contain any performance conditions. Share-based awards also generally provide for accelerated vesting if there is a change in control (as defined in the 2004 Plan) and, in some cases, if additional conditions are met. The stock options are exercisable for up to ten years from the grant date. Compensation expense is amortized on a straight-line basis over the requisite service period for the entire award, which is generally the maximum vesting period of the award, and if necessary, is adjusted to ensure that the amount recognized is at least equal to the vested (earned) compensation. No share-based compensation expense has been capitalized as part of inventory or fixed assets.

Stock Options

The estimated fair value of the Company’s stock options is determined using the Black-Scholes model. All stock options were granted with an exercise price equal to the fair value of the common stock on the grant date. The weighted-average grant date fair value of employee stock options granted during the years ended December 31, 2008 and 2007 was $22.28 and $34.50 per share, respectively, which was estimated using the following weighted-average assumptions:

	As of December 31,
	2008	2007

Expected volatility	51%	47%
Expected term (in years)	6.0	6.3
Risk-free interest rate	2.80%	4.30%
Expected dividend yield	—	—

The determination of the fair value of stock options using an option valuation model is affected by the Company’s stock price, as well as assumptions regarding a number of complex and subjective variables. The volatility assumption is based on a combination of the historical volatility of the Company’s common stock and the volatilities of similar companies over a period of time equal to the expected term of the stock options. The volatilities of similar companies are used in conjunction with the Company’s historical volatility because of the lack of sufficient relevant history for the Company’s common stock equal to the expected term. The expected term of employee stock options represents the weighted-average period the stock options are expected to remain outstanding. The expected term assumption is estimated based primarily on the options’ vesting terms and remaining contractual life and employees’ expected exercise and post-vesting employment termination behavior. The risk-free interest rate assumption is based upon observed interest rates at the end of the period in which the grant occurred appropriate for the term of the employee stock options. The dividend yield assumption is based on the expectation of no future dividend payouts by the Company.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the Company’s stock option award activity as of and for the years ended December 31, 2008 and 2007 is as follows (in thousands, except per share data):

		Weighted-	Weighted-
		Average	Average
		Exercise	Remaining
	Number of	Price per	Contractual	Aggregate
	Shares	Share	Term	Intrinsic Value
			(In years)

Options outstanding at December 31, 2006	3,070	$37.55

Options exercisable at December 31, 2006	76	$26.50

Options granted	956	$67.11
Options forfeited	(374)	51.08
Options exercised	(278)	29.33

Options outstanding at December 31, 2007	3,374	$45.12	8.28	$28,419

Options exercisable at December 31, 2007	270	$38.71	7.85	$3,370

Options granted	1,392	$43.61
Options forfeited	(129)	48.75
Options exercised	(229)	27.03

Options outstanding at December 31, 2008	4,408	$45.48	8.04	$679

Options exercisable at December 31, 2008	1,004	$34.44	6.61	$213

As share-based compensation expense under SFAS 123(R) is based on awards ultimately expected to vest, it is reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

At December 31, 2008, total unrecognized compensation cost related to unvested stock options was $55.1 million, which is expected to be recognized over a weighted-average period of 3.1 years.

Upon option exercise, the Company issues new shares of common stock. Cash received from stock option exercises was $6.2 million during the year ended December 31, 2008. The Company did not recognize any income tax benefits from stock option exercises as it continues to record a valuation allowance on its deferred tax assets, as more fully described in Note 9. The total intrinsic value of stock options exercised was $4.8 million during the year ended December 31, 2008.

Restricted Stock

Under SFAS 123(R), the fair value of the Company’s restricted stock awards is based on the grant date fair value of the Company’s common stock. All restricted stock awards were granted with a purchase price of $0.0001 per share. The weighted-average grant date fair value of the restricted stock awards was $42.70 and $56.86 per share during the years ended December 31, 2008 and 2007, respectively.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the Company’s restricted stock award activity as of and for the years ended December 31, 2008 and 2007 is as follows (in thousands, except per share data):

		Weighted-
		Average
		Grant Date
	Number of	Fair Value
	Shares	Per Share

Restricted stock awards outstanding at December 31, 2006	1,118	$34.50
Shares issued	529	56.86
Shares forfeited	(74)	50.48
Shares vested	(168)	29.24

Restricted stock awards outstanding at December 31, 2007	1,405	42.70
Shares issued	593	43.13
Shares forfeited	(49)	50.94
Shares vested	(572)	28.25

Restricted stock awards outstanding at December 31, 2008	1,377	$48.60

The following table summarizes information about restricted stock awards that vested during the years ended December 31, 2008, 2007 and 2006 (in thousands):

	Year Ended December 31,
	2008	2007	2006

Fair value on vesting date of vested restricted stock awards	$24,104	$10,525	$1,519

At December 31, 2008, total unrecognized compensation cost related to unvested restricted stock awards was $45.2 million, which is expected to be recognized over a weighted-average period of 3.0 years.

The terms of the restricted stock grant agreements allow the Company to repurchase unvested shares at the option, but not the obligation, of the Company for a period of sixty days, commencing ninety days after the employee has a termination event. If the Company elects to repurchase all or any portion of the unvested shares, it may do so at the original purchase price per share.

Employee Stock Purchase Plan

The Company’s Employee Stock Purchase Plan (the “ESP Plan”) allows eligible employees to purchase shares of common stock during a specified offering period. The purchase price is 85% of the lower of the fair market value of such stock on the first or last day of the offering period. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period for the purchase of shares under the ESP Plan, subject to certain limitations. A total of 800,000 shares of common stock were reserved for issuance under the ESP Plan, and a total of 665,067 shares remained available for issuance under the ESP Plan as of December 31, 2008. The most recent offering period under the ESP Plan was from July 1, 2008 through December 31, 2008.

Deferred Stock Units

Under SFAS 123(R), the fair value of the Company’s deferred stock units is based on the grant date fair value of the common stock. No deferred stock units were granted during the years ended December 31, 2008, 2007 or 2006.

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Allocation of Share-Based Compensation Expense

Total share-based compensation expense related to all of the Company’s share-based awards for the years ended December 31, 2008, 2007 and 2006 was allocated as follows (in thousands, except per share data):

	Year Ended December 31,
	2008	2007	2006

Cost of service	$3,060	$2,156	$1,245
Selling and marketing expenses	4,580	3,330	1,970
General and administrative expenses	27,575	23,853	16,510

Share-based compensation expense	$35,215	$29,339	$19,725

Share-based compensation expense per share:
Basic	$0.52	$0.44	$0.32

Diluted	$0.52	$0.44	$0.32

Effect of SFAS 123(R) Adoption

Forfeitures were accounted for as they occurred in the Company’s pro forma disclosures under SFAS 123. The Company recorded a gain of $0.6 million for the year ended December 31, 2006 as the cumulative effect of a change in accounting principle related to the change in accounting for forfeitures under SFAS 123(R). In addition, upon adoption of SFAS 123(R) during 2006, the Company recorded decreases in additional paid-in capital and unearned share-based compensation of $20.9 million. The adoption of SFAS 123(R) did not affect the share-based compensation expense associated with the Company’s restricted stock awards as they were already recorded at fair value on the grant date and recognized as an expense over the requisite service period. As a result, the incremental share-based compensation expense recognized upon adoption of SFAS 123(R) related only to stock options and the ESP Plan.

Note 10.	Employee Savings and Retirement Plan

The Company’s 401(k) plan allows eligible employees to contribute up to 30% of their salary, subject to annual limits. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions based upon earnings. The Company’s contributions were approximately $2,796,000, $1,571,000 and $1,698,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

Note 11.	Significant Acquisitions and Dispositions

In April 2008, the Company completed the purchase of Hargray Communications Group’s wireless subsidiary, Hargray Wireless, LLC (“Hargray Wireless”), for $31.2 million, including acquisition-related costs of $0.7 million. Hargray Wireless owned a 15 MHz wireless license covering approximately 0.7 million potential customers and operated a wireless business in Georgia and South Carolina, which complements the Company’s existing market in Charleston, South Carolina. In October 2008 the Company launched Cricket service in Hargray Wireless’ Georgia and South Carolina markets, and in December 2008, the Company merged Hargray Wireless into Cricket.

The Company has not presented pro forma financial information reflecting the effects of the business combination because such effects are not material. The acquisition was accounted for under the purchase method of accounting whereby the net tangible and intangible assets acquired and liabilities assumed were recorded at their

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

fair values at the date of acquisition. The allocation of the purchase price to the assets acquired and liabilities assumed based on their estimated fair values was as follows (in thousands):

Value

Finite-lived intangible assets acquired	$7,347
Indefinite-lived intangible assets acquired	10,042
Goodwill	4,319
Other net tangible assets acquired (excluding cash acquired)	9,509

Total net assets acquired	$31,217

The purchase price exceeds the fair market value of the net identifiable tangible and intangible assets acquired due to the Company’s expectation of strategic and financial benefits associated with a larger customer base and expanded network coverage area.

Finite-lived intangible assets include amounts recognized for the fair value of customer relationships. The customer relationships are amortized on an accelerated basis over a useful life of up to four years. Indefinite-lived intangible assets include amounts recognized for the fair value of a wireless license. Consistent with the Company’s policy regarding the useful lives of its wireless licenses, the wireless license acquired has an indefinite useful life.

In May 2008, the Company completed its exchange of certain disaggregated spectrum with Sprint Nextel. An aggregate of 20 MHz of disaggregated spectrum under certain of the Company’s existing PCS licenses in Tennessee, Georgia and Arkansas was exchanged for an aggregate of 30 MHz of disaggregated and partitioned spectrum in New Jersey and Mississippi owned by Sprint Nextel. The fair value of the assets exchanged was approximately $8.1 million, and the Company recognized a non-monetary gain of approximately $1.3 million upon the closing of the transaction.

On September 26, 2008, the Company and MetroPCS Communications, Inc., (“MetroPCS”) agreed to exchange certain wireless spectrum. Under the spectrum exchange agreement, the Company would acquire an additional 10 MHz of spectrum in San Diego, Fresno, Seattle and certain other Washington and Oregon markets, and MetroPCS would acquire an additional 10 MHz of spectrum in Dallas-Ft. Worth, Shreveport-Bossier City, Lakeland-Winter Haven, Florida and certain other northern Texas markets. Completion of the spectrum exchange is subject to customary closing conditions, including the consent of the FCC. The carrying values of the wireless licenses to be transferred to MetroPCS under the spectrum exchange agreement of $45.6 million have been classified in assets held for sale in the consolidated balance sheet as of December 31, 2008.

In December 2008, the Company entered into a long-term, exclusive services agreement with Convergys Corporation for the implementation and ongoing management of a new billing system. To help facilitate the transition of customer billing from its current vendor, VeriSign, Inc., to Convergys, the Company acquired VeriSign’s billing system software for $25.0 million and simultaneously entered into a transition services agreement with Convergys for billing services using the existing VeriSign software until the conversion to the new system is complete.

Note 12.	Segment and Geographic Data

The Company operates in a single operating segment as a wireless communications carrier that offers digital wireless service in the United States of America. During the year ended December 31, 2008, the Company introduced two new product offerings to complement its Cricket Wireless service. Cricket Broadband, the Company’s unlimited mobile broadband service, allows customers to access the internet through their computers for a flat monthly rate with no long-term commitment or credit checks. The Cricket PAYGo service provides a daily pay-as-you go service. For the year ended December 31, 2008, revenue for the Cricket Broadband and Cricket PAYGo services approximated 1% of consolidated revenues. As of and for the years ended

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December 31, 2008, 2007 and 2006, all of the Company’s revenues and long-lived assets related to operations in the United States of America.

Note 13.	Arrangements with Variable Interest Entities

As described in Note 2, the Company consolidates its interests in LCW Wireless and Denali in accordance with FIN 46(R) because these entities are variable interest entities and the Company will absorb a majority of their expected losses. LCW Wireless and Denali are non-guarantor subsidiaries and the carrying amount and classification of their assets and liabilities are presented in Note 15. Both entities offer (through wholly owned subsidiaries) Cricket service and, accordingly, are generally subject to the same risks in conducting operations as the Company.

Arrangements with LCW Wireless

The membership interests in LCW Wireless are held as follows: Cricket holds a 73.3% non-controlling membership interest; CSM Wireless, LLC (“CSM”) holds a 24.7% non-controlling membership interest; and WLPCS Management, LLC (“WLPCS”) holds a 2% controlling membership interest. As of December 31, 2008, Cricket’s equity contributions to LCW totaled $51.8 million.

Limited Liability Company Agreement

Under the amended and restated limited liability company agreement of LCW Wireless, LLC (“LCW LLC Agreement”), WLPCS has the option to put its entire equity interest in LCW Wireless to Cricket for a purchase price not to exceed $3.8 million during a 30-day period commencing on the earlier to occur of August 9, 2010 and the date of a sale of all or substantially all of the assets, or the liquidation, of LCW Wireless. If the put option is exercised, the consummation of this sale will be subject to FCC approval. The Company has recorded this obligation, including accretion charges to bring the WLPCS membership units to their redemption value, as a component of minority interests in the consolidated balance sheets. Accretion expense totaled $0.9 million, $0.2 million and $0.2 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Under the LCW LLC Agreement, CSM also has the option, during specified periods, to put its entire equity interest in LCW Wireless to Cricket in exchange for either cash, Leap common stock, or a combination thereof, as determined by Cricket at its discretion, for a purchase price based on the fair value of LCW Wireless. The Company has recorded CSM’s equity contributions and proportionate share of income or loss as a component of minority interests in the consolidated balance sheets.

Management Agreement

Cricket and LCW Wireless are party to a management services agreement, pursuant to which LCW Wireless has the right to obtain management services from Cricket in exchange for a monthly management fee based on Cricket’s costs of providing such services plus a mark-up for administrative overhead.

Other

LCW Wireless’ working capital requirements have been satisfied to date through the member’s initial equity contributions, through third party debt financing and cash provided by operating activities. Leap, Cricket and their wholly owned subsidiaries are not required to provide financial support to LCW Wireless.

Arrangements with Denali

Cricket and Denali Spectrum Manager, LLC (“DSM”) formed Denali as a joint venture to participate (through a wholly owned subsidiary) in Auction #66. Cricket owns an 82.5% non-controlling membership interest and DSM

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owns a 17.5% controlling membership interest in Denali. As of December 31, 2008, Cricket’s equity contributions to Denali totaled $83.6 million.

Limited Liability Company Agreement

Under the amended and restated limited liability company agreement of Denali, DSM may offer to sell its entire membership interest in Denali to Cricket in April 2012 and each year thereafter for a purchase price equal to DSM’s equity contributions in cash to Denali, plus a specified return, payable in cash. If exercised, the consummation of the sale will be subject to FCC approval. The Company has recorded this obligation, including accretion charges to bring the DSM membership units to their redemption value, as a component of minority interests in the consolidated balance sheets. Accretion expense totaled $4.0 million and $1.8 million for the years ended December 31, 2008 and 2007, respectively.

Senior Secured Credit Agreement

Cricket entered into a senior secured credit agreement with Denali and its subsidiaries to fund the payment to the FCC for the AWS license acquired by Denali in Auction #66 and to fund a portion of the costs of the construction and operation of the wireless network using such license. As of December 31, 2008, total borrowings under the license acquisition sub-facility totaled $223.4 million and total borrowings under the build-out sub-facility totaled $174.5 million. During January 2009, the build-out sub-facility was increased to a total of $394.5 million, approximately $150.0 million of which was unused as of February 20, 2009. The Company does not anticipate making any future increases to the size of the build-out sub-facility. Additional funding requests would be subject to approval by Leap’s board of directors. Loans under the credit agreement accrue interest at the rate of 14% per annum and such interest is added to principal quarterly. All outstanding principal and accrued interest is due in April 2021.

Management Agreement.

Cricket and Denali Spectrum License, LLC, a wholly owned subsidiary of Denali (“Denali License”), are party to a management services agreement, pursuant to which Cricket is to provide management services to Denali License and its subsidiaries in exchange for a monthly management fee based on Cricket’s costs of providing such services plus overhead.

Note 14.	Commitments and Contingencies

As more fully described below, the Company is involved in a variety of lawsuits, claims, investigations and proceedings concerning intellectual property, securities, commercial and other matters. Due in part to the growth and expansion of its business operations, the Company has become subject to increased amounts of litigation, including disputes alleging intellectual property infringement.

The Company believes that any damage amounts alleged in the matters discussed below are not necessarily meaningful indicators of its potential liability. The Company determines whether it should accrue an estimated loss for a contingency in a particular legal proceeding by assessing whether a loss is deemed probable and can be reasonably estimated. The Company reassesses its views on estimated losses on a quarterly basis to reflect the impact of any developments in the matters in which it is involved.

Legal proceedings are inherently unpredictable, and the matters in which the Company is involved often present complex legal and factual issues. The Company vigorously pursues defenses in legal proceedings and engages in discussions where possible to resolve these matters on favorable terms. The Company’s policy is to recognize legal costs as incurred. It is possible, however, that the Company’s business, financial condition and results of operations in future periods could be materially affected by increased litigation expense, significant settlement costs and/or unfavorable damage awards.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Patent Litigation

Freedom Wireless

On December 10, 2007, the Company was sued by Freedom Wireless, Inc. (“Freedom Wireless”), in the United States District Court for the Eastern District of Texas, Marshall Division, for alleged infringement of U.S. Patent No. 5,722,067 entitled “Security Cellular Telecommunications System,” U.S. Patent No. 6,157,823 entitled “Security Cellular Telecommunications System,” and U.S. Patent No. 6,236,851 entitled “Prepaid Security Cellular Telecommunications System.” Freedom Wireless alleged that its patents claim a novel cellular system that enables subscribers of prepaid services to both place and receive cellular calls without dialing access codes or using modified telephones. The complaint sought unspecified monetary damages, increased damages under 35 U.S.C. § 284 together with interest, costs and attorneys’ fees, and an injunction. On September 3, 2008, Freedom Wireless amended its infringement contentions to assert that the Company’s Cricket unlimited voice service, in addition to its Jump® Mobile and Cricket by Weektm services, infringes claims under the patents at issue. On January 19, 2009, the Company and Freedom Wireless entered into an agreement to settle this lawsuit, and the parties are finalizing the terms of a license agreement which will provide Freedom Wireless royalties on certain of the Company’s future products and services.

Electronic Data Systems

On February 4, 2008, the Company and certain other wireless carriers were sued by Electronic Data Systems Corporation (“EDS”) in the United States District Court for the Eastern District of Texas, Marshall Division, for alleged infringement of U.S. Patent No. 7,156,300 entitled “System and Method for Dispensing a Receipt Reflecting Prepaid Phone Services” and U.S. Patent No. 7,255,268 entitled “System for Purchase of Prepaid Telephone Services.” EDS alleges that the sale and marketing by the Company of prepaid wireless cellular telephone services infringes these patents, and the complaint seeks an injunction against further infringement, damages (including enhanced damages) and attorneys’ fees. The Company filed an answer to the complaint on March 28, 2008. Due to the complex nature of the legal and factual issues involved, the outcome of this lawsuit is not presently determinable.

EMSAT Advanced Geo-Location Technology

On October 7, 2008, the Company and certain other wireless carriers were sued by EMSAT Advanced Geo-Location Technology, LLC (“EMSAT”) and Location Based Services LLC (“LBS”) in the United States District Court for the Eastern District of Texas, Marshall Division for alleged infringement of U.S. Patent Nos. 5,946,611, 6,847,822, and 7,289,763 entitled “Cellular Telephone System that Uses Position of a Mobile Unit to Make Call Management Decisions.” EMSAT and LBS allege that the Company’s sale, offer for sale, use, and/or inducement to use mobile E911 services infringes one or more claims of these patents. While not directed at the Company, the complaint further alleges that the other defendants’ sale, offer for sale, use, and/or inducement to use commercial location-based services also infringes one or more claims of these patents. The complaint seeks unspecified damages (including pre- and post-judgment interest), costs, and attorney’s fees, but does not request injunctive relief. Due to the complex nature of the legal and factual issues involved, the outcome of this lawsuit is not presently determinable.

American Wireless Group

On December 31, 2002, several members of American Wireless Group, LLC (“AWG”) filed a lawsuit against various officers and directors of Leap in the Circuit Court of the First Judicial District of Hinds County, Mississippi, referred to herein as the Whittington Lawsuit. Leap purchased certain FCC wireless licenses from AWG and paid for those licenses with shares of Leap stock. The complaint alleges that Leap failed to disclose to AWG material facts regarding a dispute between Leap and a third party relating to that party’s claim that it was entitled to an increase in the purchase price for certain wireless licenses it sold to Leap. In their complaint, plaintiffs seek

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rescission and/or damages according to proof at trial of not less than the aggregate amount paid for the Leap stock (alleged in the complaint to have a value of approximately $57.8 million in June 2001 at the closing of the license sale transaction), plus interest, punitive or exemplary damages in the amount of not less than three times compensatory damages, and costs and expenses. Plaintiffs contend that the named defendants are the controlling group that was responsible for Leap’s alleged failure to disclose the material facts regarding the third party dispute and the risk that the shares held by the plaintiffs might be diluted if the third party was successful with respect to its claim. The defendants in the Whittington Lawsuit filed a motion to compel arbitration or, in the alternative, to dismiss the Whittington Lawsuit. The court denied defendants’ motion and the defendants appealed the denial of the motion to the Mississippi Supreme Court. On November 15, 2007, the Mississippi Supreme Court issued an opinion denying the appeal and remanded the action to the trial court. The defendants filed an answer to the complaint on May 2, 2008. Trial in this matter is scheduled to begin in October 2009.

In a related action to the action described above, in June 2003, AWG filed a lawsuit in the Circuit Court of the First Judicial District of Hinds County, Mississippi, referred to herein as the AWG Lawsuit, against the same individual defendants named in the Whittington Lawsuit. The complaint generally sets forth the same claims made by the plaintiffs in the Whittington Lawsuit. In its complaint, plaintiff seeks rescission and/or damages according to proof at trial of not less than the aggregate amount paid for the Leap stock (alleged in the complaint to have a value of approximately $57.8 million in June 2001 at the closing of the license sale transaction), plus interest, punitive or exemplary damages in the amount of not less than three times compensatory damages, and costs and expenses. An arbitration hearing was held in early November, 2008, and the arbitrator issued a final award on February 13, 2009 in which he denied AWG’s claims in their entirety. Plaintiffs may seek to have the arbitrator reconsider the award or appeal the award to a federal district court.

Although Leap is not a defendant in either the Whittington or AWG Lawsuits, several of the defendants have indemnification agreements with the Company. Due to the complex nature of the legal and factual issues involved, management believes that the defendants’ liability, if any, from the Whittington and AWG Lawsuits and any further indemnity claims of the defendants against Leap is not presently determinable.

Securities and Derivative Litigation

Leap is a nominal defendant in two shareholder derivative suits purporting to assert claims on behalf of Leap against certain of its current and former directors and officers. The lawsuits are pending in the California Superior Court for the County of San Diego and in the United States District Court for the Southern District of California. The state action was stayed on August 22, 2008 pending resolution of the federal action. The plaintiff in the federal action filed an amended complaint on September 12, 2008 asserting, among other things, claims for alleged breach of fiduciary duty, gross mismanagement, waste of corporate assets, unjust enrichment, and proxy violations based on the November 9, 2007 announcement that the Company was restating certain of its financial statements, claims alleging breach of fiduciary duty based on the September 2007 unsolicited merger proposal from MetroPCS Communications, Inc. and claims alleging illegal insider trading by certain of the individual defendants. The derivative complaints seek a judicial determination that the claims may be asserted derivatively on behalf of Leap, and unspecified damages, equitable and/or injunctive relief, imposition of a constructive trust, disgorgement, and attorney’s fees and costs. On October 27, 2008, Leap and the individual defendants filed motions to dismiss the amended federal complaint. The motions are scheduled for hearing on March 20, 2009.

Leap and certain current and former officers and directors, and Leap’s independent registered public accounting firm, PricewaterhouseCoopers LLP, also have been named as defendants in a consolidated securities class action lawsuit filed in the United States District Court for the Southern District of California. Plaintiffs allege that the defendants violated Section 10(b) of the Exchange Act and Rule 10b-5, and Section 20(a) of the Exchange Act. The consolidated complaint alleges that the defendants made false and misleading statements about Leap’s internal controls, business and financial results, and customer count metrics. The claims are based primarily on the November 9, 2007 announcement that the Company was restating certain of its financial statements

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and statements made in its August 7, 2007 second quarter 2007 earnings release. The lawsuit seeks, among other relief, a determination that the alleged claims may be asserted on a class-wide basis and unspecified damages and attorney’s fees and costs. On January 9, 2009, the federal court granted defendants’ motions to dismiss the complaint for failure to state a claim. On February 23, 2009, defendants were served with an amended complaint which does not name PricewaterhouseCoopers LLP. Defendants’ motions to dismiss are due on April 9, 2009.

Due to the complex nature of the legal and factual issues involved in these derivative and class action matters, their outcomes are not presently determinable. If either or both of these matters were to proceed beyond the pleading stage, the Company could be required to incur substantial costs to defend these matters and/or be required to pay substantial damages or settlement costs, which could materially adversely affect the Company’s business, financial condition and results of operations.

Department of Justice Inquiry

On January 7, 2009, the Company received a letter from the Civil Division of the United States Department of Justice, or the DOJ. In its letter, the DOJ alleges that between approximately 2002 and 2006, the Company failed to comply with certain federal postal regulations that required the Company to update customer mailing addresses in exchange for receiving certain bulk mailing rate discounts. As a result, the DOJ has asserted that the Company violated the False Claims Act (“FCA”) and is therefore liable for damages, which the DOJ estimates at $80,000 per month (which amount is subject to trebling under the FCA), plus statutory penalties of up to $11,000 per mailing. The DOJ has also asserted as an alternative theory of liability that the Company is liable on a basis of unjust enrichment for estimated single damages in the same of amount of $80,000 per month. Due to the complex nature of the legal and factual issues involved with the alleged FCA claims, the outcome of this matter is not presently determinable.

Other Litigation

In addition to the matters described above, the Company is often involved in certain other claims, including disputes alleging intellectual property infringement, which arise in the ordinary course of business and seek monetary damages and other relief. Based upon information currently available to the Company, none of these other claims is expected to have a material adverse effect on the Company’s business, financial condition or results of operations.

Indemnification Agreements

From time to time, the Company enters into indemnification agreements with certain parties in the ordinary course of business, including agreements with manufacturers, licensors and suppliers who provide it with equipment, software and technology that it uses in its business, as well as with purchasers of assets, lenders, lessors and other vendors. Indemnification agreements are generally entered into in commercial and other transactions in an attempt to allocate potential risk of loss. The Company has not recorded any liability with respect to any potential indemnification obligations it may have under agreements to which it was party as of December 31, 2008.

Spectrum Clearing Obligations

Portions of the AWS spectrum that the Company and Denali License Sub hold are currently used by U.S. government and/or incumbent commercial licensees. FCC rules require winning bidders to avoid interfering with these existing users or to clear the incumbent users from the spectrum through specified relocation procedures. To facilitate the clearing of this spectrum, the FCC adopted a transition and cost-sharing plan whereby incumbent non-governmental users may be reimbursed for costs they incur in relocating from the spectrum by AWS licensees benefiting from the relocation. In addition, this plan requires the AWS licensees and the applicable incumbent non-governmental user to negotiate for a period of two or three years (depending on the type of incumbent user and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

whether the user is a commercial or non-commercial licensee), triggered from the time that an AWS licensee notifies the incumbent user that it desires the incumbent to relocate. If no agreement is reached during this period of time, the FCC rules provide that an AWS licensee may force the incumbent non-governmental user to relocate at the licensee’s expense. The FCC rules also provide that a portion of the proceeds raised in Auction #66 will be used to reimburse the costs of governmental users relocating from the AWS spectrum. However, some such users may delay relocation for an extended and undetermined period of time. The Company is continuing to evaluate its spectrum clearing obligations, and the potential costs that may be incurred could be material.

System Equipment Purchase Agreements

In 2007, the Company entered into certain system equipment purchase agreements, which generally have a term of three years. In the agreements, the Company agreed to purchase and/or license wireless communications systems, products and services designed to be AWS functional at a current estimated cost to the Company of approximately $266 million, which commitments are subject, in part, to the necessary clearance of spectrum in the markets to be built. Under the terms of the agreements, the Company is entitled to certain pricing discounts, credits and incentives, which credits and incentives are subject to the Company’s achievement of its purchase commitments, and to certain technical training for the Company’s personnel. If the purchase commitment levels per the agreements are not achieved, the Company may be required to refund any previous credits and incentives it applied to historical purchases.

Capital and Operating Leases

The Company has entered into non-cancelable operating lease agreements to lease its administrative and retail facilities, and sites for towers, equipment and antennae required for the operation of its wireless network. These leases typically include renewal options and escalation clauses, some of which escalation clauses are based on the consumer price index. In general, site leases have five-year initial terms with four five-year renewal options. The following table summarizes the approximate future minimum rentals under non-cancelable operating leases, including renewals that are reasonably assured, and future minimum capital lease payments in effect at December 31, 2008 (in thousands):

	Capital	Operating
Years Ended December 31:	Leases	Leases

2009	$2,466	$188,563
2010	2,466	187,572
2011	2,466	182,898
2012	2,466	182,285
2013	2,466	181,913
Thereafter	3,992	647,804

Total minimum lease payments	$16,322	$1,571,035

Less amount representing interest	(4,923)

Present value of minimum lease payments	$11,399

Tower Provider Commitments

The Company has entered into master lease agreements with certain national tower vendors. These agreements generally provide for discounts, credits or incentives if the Company reaches specified lease commitment levels. If the commitment levels per the agreements are not achieved, the Company may be obligated to pay remedies for shortfalls in meeting these levels. These remedies would have the effect of increasing the Company’s rent expense.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Outstanding Letters of Credit and Surety Bonds

As of December 31, 2008 and 2007, the Company had approximately $9.6 million and $4.6 million, respectively, of letters of credit outstanding, which were collateralized by restricted cash, related to contractual commitments under certain of its administrative facility leases and surety bond programs and its workers’ compensation insurance program. As of December 31, 2008 and 2007, approximately $4.3 million and $2.0 million, respectively, of these letters of credit were issued pursuant to the Credit Agreement and were considered as usage for purposes of determining availability under the revolving credit facility.

As of December 31, 2008 and 2007, the Company had approximately $5.0 million and $2.1 million, respectively, of surety bonds outstanding to guarantee the Company’s performance with respect to certain of its contractual obligations.

Note 15.	Guarantor Financial Information

Of the $1,400 million of senior notes issued by Cricket (the “Issuing Subsidiary”), $1,100 million are due in 2014 and $300 million are due in 2015. The notes are jointly and severally guaranteed on a full and unconditional basis by Leap (the “Guarantor Parent Company”) and certain of its direct and indirect wholly owned subsidiaries, including Cricket’s subsidiaries that hold real property interests or wireless licenses (collectively, the “Guarantor Subsidiaries”).

The indentures governing these notes limit, among other things, Leap’s, Cricket’s and the Guarantor Subsidiaries’ ability to: incur additional debt; create liens or other encumbrances; place limitations on distributions from restricted subsidiaries; pay dividends; make investments; prepay subordinated indebtedness or make other restricted payments; issue or sell capital stock of restricted subsidiaries; issue guarantees; sell assets; enter into transactions with its affiliates; and make acquisitions or merge or consolidate with another entity.

Consolidating financial information of the Guarantor Parent Company, the Issuing Subsidiary, the Guarantor Subsidiaries, non-Guarantor Subsidiaries and total consolidated Leap and subsidiaries as of and for the years December 31, 2008 and 2007 and for the year ended December 31, 2006 is presented below. The equity method of accounting is used to account for ownership interests in subsidiaries, where applicable.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidating Balance Sheet as of December 31, 2008 (in thousands):

					Consolidating
	Guarantor				and
	Parent	Issuing	Guarantor	Non-Guarantor	Eliminating
	Company	Subsidiary	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Assets
Cash and cash equivalents	$27	$333,119	$—	$24,562	$—	$357,708
Short-term investments	—	236,893	—	1,250	—	238,143
Restricted cash, cash equivalents and short-term investments	1,611	3,129	—	40	—	4,780
Inventories	—	124,719	—	1,574	—	126,293
Other current assets	83	50,915	—	2,062	(1,112)	51,948

Total current assets	1,721	748,775	—	29,488	(1,112)	778,872
Property and equipment, net	2	1,594,502	—	256,370	(8,156)	1,842,718
Investments in and advances to affiliates and consolidated subsidiaries	1,875,391	2,078,276	19,133	9,227	(3,982,027)	—
Wireless licenses	—	19,957	1,489,564	332,277	—	1,841,798
Assets held for sale	—	—	45,569	—	—	45,569
Goodwill	—	430,101	—	—	—	430,101
Other intangible assets, net	—	29,854	—	—	—	29,854
Other assets	8,043	72,434	—	3,468	—	83,945

Total assets	$1,885,157	$4,973,899	$1,554,266	$630,830	$(3,991,295)	$5,052,857

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$20	$297,461	$—	$27,813	$—	$325,294
Current maturities of long-term debt	—	9,000	—	4,000	—	13,000
Intercompany payables	9,615	277,327	7,440	23,687	(318,069)	—
Other current liabilities	3,651	153,081	—	6,382	(1,112)	162,002

Total current liabilities	13,286	736,869	7,440	61,882	(319,181)	500,296
Long-term debt	250,000	2,281,525	—	524,007	(489,507)	2,566,025
Deferred tax liabilities	—	223,387	—	—	—	223,387
Other long-term liabilities	—	78,861	—	5,489	—	84,350

Total liabilities	263,286	3,320,642	7,440	591,378	(808,688)	3,374,058
Minority interests	—	26,833	—	—	30,095	56,928
Membership units subject to repurchase	—	—	—	43,269	(43,269)	—
Stockholders’ equity	1,621,871	1,626,424	1,546,826	(3,817)	(3,169,433)	1,621,871

Total liabilities and stockholders’ equity	$1,885,157	$4,973,899	$1,554,266	$630,830	$(3,991,295)	$5,052,857

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidating Balance Sheet as of December 31, 2007 (in thousands):

					Consolidating
	Guarantor				and
	Parent	Issuing	Guarantor	Non-Guarantor	Eliminating
	Company	Subsidiary	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Assets
Cash and cash equivalents	$62	$399,153	$—	$34,122	$—	$433,337
Short-term investments	—	163,258	—	15,975	—	179,233
Restricted cash, cash equivalents and short-term investments	7,671	7,504	—	375	—	15,550
Inventories	—	64,583	—	625	—	65,208
Other current assets	102	37,201	—	796	—	38,099

Total current assets	7,835	671,699	—	51,893	—	731,427
Property and equipment, net	30	1,254,856	—	66,901	(5,130)	1,316,657
Investments in and advances to affiliates and consolidated subsidiaries	1,728,602	1,903,009	173,922	5,325	(3,810,858)	—
Wireless licenses	—	18,533	1,519,638	328,182	—	1,866,353
Goodwill	—	425,782	—	—	—	425,782
Other intangible assets, net	—	45,948	—	154	—	46,102
Deposits for wireless licenses	—	—	—	—	—	—
Other assets	41	44,464		2,172	—	46,677

Total assets	$1,736,508	$4,364,291	$1,693,560	$454,627	$(3,815,988)	$4,432,998

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$6,459	$210,707	$7	$8,562	$—	$225,735
Current maturities of long-term debt		9,000	—	1,500	—	10,500
Intercompany payables	5,727	179,248	726	2,986	(188,687)	—
Other current liabilities	—	112,626	—	2,182	—	114,808

Total current liabilities	12,186	511,581	733	15,230	(188,687)	351,043
Long-term debt	—	1,995,402	—	311,052	(272,552)	2,033,902
Deferred tax liabilities	—	19,606	163,229	—	—	182,835
Other long-term liabilities	—	88,570	—	1,602	—	90,172

Total liabilities	12,186	2,615,159	163,962	327,884	(461,239)	2,657,952
Minority interests	—	20,530	—	—	30,194	50,724
Membership units subject to repurchase	—	—	—	37,879	(37,879)	—
Stockholders’ equity	1,724,322	1,728,602	1,529,598	88,864	(3,347,064)	1,724,322

Total liabilities and stockholders’ equity	$1,736,508	$4,364,291	$1,693,560	$454,627	$(3,815,988)	$4,432,998

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Operations for the Year Ended December 31, 2008 (in thousands):

					Consolidating
	Guarantor				and
	Parent	Issuing	Guarantor	Non-Guarantor	Eliminating
	Company	Subsidiary	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Revenues:
Service revenues	$—	$1,658,293	$—	$50,808	$—	$1,709,101
Equipment revenues	—	245,403	—	4,358	—	249,761
Other revenues	—	66	72,509	—	(72,575)	—

Total revenues	—	1,903,762	72,509	55,166	(72,575)	1,958,862

Operating expenses:
Cost of service (exclusive of items shown separately below)	—	(519,226)	—	(41,213)	72,141	(488,298)
Cost of equipment	—	(454,620)	—	(10,802)	—	(465,422)
Selling and marketing	—	(271,261)	—	(23,656)	—	(294,917)
General and administrative	(4,387)	(301,096)	(905)	(25,737)	434	(331,691)
Depreciation and amortization	(27)	(322,529)	—	(8,892)	—	(331,448)
Impairment of assets	—	—	(177)	—	—	(177)

Total operating expenses	(4,414)	(1,868,732)	(1,082)	(110,300)	72,575	(1,911,953)

Gain (loss) on sale or disposal of assets	—	(1,483)	1,274	—	—	(209)

Operating income (loss)	(4,414)	33,547	72,701	(55,134)	—	46,700
Minority interests in consolidated subsidiaries	—	(4,880)	—	—	6	(4,874)
Equity in net loss of consolidated subsidiaries	(149,961)	(45,626)	—	—	195,587	—
Equity in net loss of investee	—	(298)	—	—	—	(298)
Interest income	12,549	62,456	—	2,512	(62,946)	14,571
Interest expense	(6,364)	(176,908)	—	(34,230)	59,243	(158,259)
Other income (expense), net	367	(7,399)	—	—	—	(7,032)

Income (loss) before income taxes	(147,823)	(139,108)	72,701	(86,852)	191,890	(109,192)
Income tax expense	—	(10,853)	(27,778)	—	—	(38,631)

Net income (loss)	$(147,823)	$(149,961)	$44,923	$(86,852)	$191,890	$(147,823)

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Operations for the Year Ended December 31, 2007 (in thousands):

					Consolidating
	Guarantor				and
	Parent	Issuing	Guarantor	Non-Guarantor	Eliminating
	Company	Subsidiary	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Revenues:
Service revenues	$—	$1,360,801	$—	$34,866	$—	$1,395,667
Equipment revenues	—	230,457	—	4,679	—	235,136
Other revenues	—	38	54,424	—	(54,462)	—

Total revenues	—	1,591,296	54,424	39,545	(54,462)	1,630,803

Operating expenses:
Cost of service (exclusive of items shown separately below)	—	(424,022)	—	(14,494)	54,388	(384,128)
Cost of equipment	—	(392,062)	—	(13,935)	—	(405,997)
Selling and marketing	(8)	(196,803)	—	(9,402)	—	(206,213)
General and administrative	(4,979)	(259,325)	(132)	(7,174)	74	(271,536)
Depreciation and amortization	(65)	(293,621)	—	(8,515)	—	(302,201)
Impairment of assets	—	(383)	(985)	—	—	(1,368)

Total operating expenses	(5,052)	(1,566,216)	(1,117)	(53,520)	54,462	(1,571,443)
Gain (loss) on sale or disposal of assets	—	(349)	1,251	—	—	902

Operating income (loss)	(5,052)	24,731	54,558	(13,975)	—	60,262
Minority interests in consolidated subsidiaries	—	(2,067)	—	—	3,884	1,817
Equity in net loss of consolidated subsidiaries	(70,838)	(7,708)	—	—	78,546	—
Equity in net loss of investee	—	(2,309)	—	—	—	(2,309)
Interest income	38	63,024	—	985	(35,108)	28,939
Interest expense	—	(119,734)	—	(34,296)	32,799	(121,231)
Other expense, net	(75)	(5,933)	—	(31)	—	(6,039)

Income (loss) before income taxes	(75,927)	(49,996)	54,558	(47,317)	80,121	(38,561)
Income tax expense	—	(20,842)	(16,524)	—	—	(37,366)

Net income (loss)	$(75,927)	$(70,838)	$38,034	$(47,317)	$80,121	$(75,927)

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Operations for the Year Ended December 31, 2006 (in thousands):

					Consolidating
	Guarantor				and
	Parent	Issuing	Guarantor	Non-Guarantor	Eliminating
	Company	Subsidiary	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Revenues:
Service revenues	$—	$952,921	$—	$3,444	$—	$956,365
Equipment revenues	—	210,123	—	1,474	(775)	210,822
Other revenues	—	364	39,943	—	(40,307)	—

Total revenues	—	1,163,408	39,943	4,918	(41,082)	1,167,187

Operating expenses:
Cost of service (exclusive of items shown separately below)	—	(300,949)	—	(3,156)	39,943	(264,162)
Cost of equipment	—	(309,223)	—	(2,386)	775	(310,834)
Selling and marketing	—	(155,615)	—	(3,642)	—	(159,257)
General and administrative	(7,178)	(186,931)	(937)	(1,922)	364	(196,604)
Depreciation and amortization	(100)	(223,576)	—	(3,071)	—	(226,747)
Impairment of assets	—	—	(7,912)	—	—	(7,912)

Total operating expenses	(7,278)	(1,176,294)	(8,849)	(14,177)	41,082	(1,165,516)
Gain on sale or disposal of assets	—	21,300	754	—	—	22,054

Operating income (loss)	(7,278)	8,414	31,848	(9,259)	—	23,725
Minority interests in consolidated subsidiaries	—	(695)	—	—	2,188	1,493
Equity in net income (loss) of consolidated subsidiaries	(19,116)	4,869	—	—	14,247	—
Interest income	37	30,317	—	664	(7,955)	23,063
Interest expense	—	(61,219)	—	(8,070)	7,955	(61,334)
Other income (expense), net	2,000	(4,650)	—	—	—	(2,650)

Income (loss) before income taxes and cumulative effect of change in accounting principle	(24,357)	(22,964)	31,848	(16,665)	16,435	(15,703)
Income tax (expense) benefit	—	3,225	(12,502)	—	—	(9,277)

Income (loss) before cumulative effect of change in accounting principle	(24,357)	(19,739)	19,346	(16,665)	16,435	(24,980)
Cumulative effect of change in accounting principle	—	623	—	—	—	623

Net income (loss)	$(24,357)	$(19,116)	$19,346	$(16,665)	$16,435	$(24,357)

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Cash Flows for the Year Ended December 31, 2008 (in thousands):

					Consolidating
	Guarantor				and
	Parent	Issuing	Guarantor	Non-Guarantor	Eliminating
	Company	Subsidiary	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Operating activities:
Net cash provided by (used in) operating activities	$1,033	$349,796	$5,780	$(5,885)	$(78)	$350,646

Investing activities:
Acquisition of business, net of cash acquired	—	(31,217)	—	—	—	(31,217)
Purchases of and changes in prepayments for property and equipment	—	(622,008)	—	(179,546)	—	(801,554)
Return of deposits for wireless licenses	—	70,000	—	—	—	70,000
Purchases of and deposits for wireless licenses and spectrum clearing costs	—	(70,000)	(5,780)	(2,671)	—	(78,451)
Purchases of investments	—	(598,015)	—	—	—	(598,015)
Sales and maturities of investments	—	521,168	—	11,300	—	532,468
Investments in and advances to affiliates and consolidated subsidiaries	(7,885)	—	—	—	7,885	—
Purchase of membership units	—	(1,033)	—	—	—	(1,033)
Other	(19)	(2,502)	—	345	—	(2,176)

Net cash used in investing activities	(7,904)	(733,607)	(5,780)	(170,572)	7,885	(909,978)

Financing activities:
Proceeds from long-term debt	242,500	535,750	—	168,475	(410,975)	535,750
Issuance of related party debt	(242,500)	(168,475)	—	—	410,975	—
Principal payments on capital lease obligations	—	(41,774)	—	—	—	(41,774)
Repayment of long-term debt	—	(9,000)	—	(1,500)	—	(10,500)
Payment of debt issuance costs	(1,049)	(6,609)	—	—	—	(7,658)
Capital contributions, net	7,885	7,885	—	—	(7,885)	7,885
Minority interest distribution	—	—	—	(78)	78	—

Net cash provided by financing activities	6,836	317,777	—	166,897	(7,807)	483,703

Net decrease in cash and cash equivalents	(35)	(66,034)	—	(9,560)	—	(75,629)
Cash and cash equivalents at beginning of period	62	399,153	—	34,122	—	433,337

Cash and cash equivalents at end of period	$27	$333,119	$—	$24,562	$—	$357,708

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Cash Flows for the Year Ended December 31, 2007 (in thousands):

					Consolidating
	Guarantor				and
	Parent	Issuing	Guarantor	Non-Guarantor	Eliminating
	Company	Subsidiary	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Operating activities:
Net cash provided by (used in) operating activities	$(1,166)	$316,746	$(3,756)	$(16,168)	$20,525	$316,181

Investing activities:
Purchases of and changes in prepayments for property and equipment	—	(463,389)	—	(28,550)	—	(491,939)
Purchases of and deposits for wireless licenses and spectrum clearing costs	—	—	(5,744)	452	—	(5,292)
Proceeds from sale of wireless licenses and operating assets	—	—	9,500	—	—	9,500
Purchases of investments	—	(642,513)	—	—	—	(642,513)
Sales and maturities of investments	—	530,956	—	—	—	530,956
Investments in and advances to affiliates and consolidated subsidiaries	(9,690)	(4,706)	—	—	9,690	(4,706)
Purchase of membership units	—	(18,955)	—	—	—	(18,955)
Other	1,022	(426)	—	(375)	—	221

Net cash provided by (used in) investing activities	(8,668)	(599,033)	3,756	(28,473)	9,690	(622,728)

Financing activities:
Principal payments on capital lease obligation	—	(5,213)	—	—	—	(5,213)
Proceeds from long-term debt	—	370,480	—	6,000	(6,000)	370,480
Issuance of related party debt	—	(6,000)	—	—	6,000	—
Repayment of long-term debt	—	(9,000)	—	—	—	(9,000)
Payment of debt issuance costs	—	(7,757)	—	(8)	—	(7,765)
Capital contributions, net	9,690	9,690	—	29,405	(30,215)	18,570
Proceeds from issuance of common stock, net	—	—	—	—	—	—

Net cash provided by financing activities	9,690	352,200	—	35,397	(30,215)	367,072

Net increase (decrease) in cash and cash equivalents	(144)	69,913	—	(9,244)	—	60,525
Cash and cash equivalents at beginning of period	206	329,240	—	43,366	—	372,812

Cash and cash equivalents at end of period	$62	$399,153	$—	$34,122	$—	$433,337

LEAP WIRELESS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Cash Flows for the Year Ended December 31, 2006 (in thousands):

					Consolidating
	Guarantor				and
	Parent	Issuing	Guarantor	Non-Guarantor	Eliminating
	Company	Subsidiary	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Operating activities:
Net cash provided by operating activities	$6,933	$269,947	$—	$12,991	$—	$289,871

Investing activities:
Purchases of and changes in prepayments for property and equipment	—	(567,518)	—	(27,623)	—	(595,141)
Purchases of and deposits for wireless licenses	—	—	(743,688)	(275,144)	—	(1,018,832)
Proceeds from sale of wireless licenses and operating assets	—	6,887	33,485	—	—	40,372
Purchases of investments	—	(150,488)	—	—	—	(150,488)
Sales and maturities of investments	—	177,932	—	—	—	177,932
Investments in and advances to affiliates and consolidated subsidiaries	(259,898)	(777,291)	—	—	1,037,189	—
Changes in restricted cash, cash equivalents and short-term investments, net	(6,773)	1,571	—	735	—	(4,467)

Net cash used in investing activities	(266,671)	(1,308,907)	(710,203)	(302,032)	1,037,189	(1,550,624)

Financing activities:
Proceeds from long-term debt	—	2,220,000	—	263,378	(223,378)	2,260,000
Issuance of related party debt	—	(223,378)	—	—	223,378	—
Repayment of long-term debt	—	(1,168,944)	—	—	—	(1,168,944)
Capital contributions, net	259,898	268,783	710,203	70,605	(1,037,189)	272,300
Payment of debt issuance costs	—	(21,288)	—	(1,576)	—	(22,864)

Net cash provided by financing activities	259,898	1,075,173	710,203	332,407	(1,037,189)	1,340,492

Net increase in cash and cash equivalents	160	36,213	—	43,366	—	79,739
Cash and cash equivalents at beginning of period	46	293,027	—	—	—	293,073

Cash and cash equivalents at end of period	$206	$329,240	$—	$43,366	$—	$372,812

Performance Measurement Comparison of Stockholder Returns

The following graphs compare total stockholder return on our common stock (a) from August 17, 2004 (upon our emergence from Chapter 11 proceedings) to December 31, 2008 and (b) from January 1, 2003 to July 31, 2004, to two indices: the NASDAQ Composite Index and the NASDAQ Telecommunications Index.

Our stock performance is divided into two graphs because when Leap emerged from Chapter 11 proceedings on August 16, 2004, all of our formerly outstanding common stock was cancelled in accordance with our plan of reorganization and our former common stockholders ceased to have any ownership interest in us. The first graph below includes the period from August 17, 2004 (the first trading date for our new common stock) to December 31, 2008 (the end of our last fiscal year). The second graph below reflects a period prior to our emergence from Chapter 11 proceedings, from January 1, 2003 through July 31, 2004. The trading value of one share of our new common stock bears no relation to the value of one share of our old common stock.

The NASDAQ Composite Index is a broad-based index that tracks the aggregate price performance of over 3,000 domestic and international based common type stocks listed on the NASDAQ Stock Market. The NASDAQ Telecommunications Index tracks securities of NASDAQ-listed companies classified according to the Industry Classification Benchmark as Telecommunications and Telecommunications Equipment, including providers of fixed-line and mobile telephone services, and makers and distributors of high-technology communication products. The total return for our stock and for each index assumes the reinvestment of dividends, and is based on the returns of the component companies weighted according to their capitalizations as of the end of each annual period.

Comparison of Cumulative Total Return on Investment
(from August 17, 2004 to December 31, 2008)

	Base	Indexed Returns
	Period	Years Ending
Company Name / Index	8/17/04	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08

Leap Wireless International, Inc.	$100	$107.14	$150.32	$235.99	$185.08	$106.71

NASDAQ Composite Index	$100	$120.98	$123.64	$136.33	$149.86	$88.44

NASDAQ Telecommunications Index	$100	$130.15	$123.68	$162.62	$136.29	$82.67

Comparison of Cumulative Total Return on Investment
(from January 1, 2003 to July 31, 2004)

	Base	Indexed Returns
	Period	Year Ending
Company Name / Index	1/1/04	7/31/04

Leap Wireless International, Inc.	$100	$20.00

NASDAQ Composite Index	$100	$108.92

NASDAQ Telecommunications Index	$100	$97.08

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1 THROUGH 3.

Please mark your votes as indicated in this example	☒

		FOR	WITHHOLD	*EXCEPTIONS
1.	ELECTION OF DIRECTORS	ALL	FOR ALL				FOR	AGAINST	ABSTAIN

	Nominees:	☐	☐	☐	2.	Vote to ratify the selection of PricewaterhouseCoopers LLP as Leap’s independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	☐	☐

01 02 03 04 05	John D. Harkey, Jr. S. Douglas Hutcheson Robert V. LaPenta Mark H. Rachesky, M.D. Michael B. Targoff
3.
Vote to approve an amendment to the Leap Wireless International, Inc. 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan to increase the number of shares of common stock authorized for issuance under the plan by 1,000,000 shares.
							☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐	Will Attend Meeting	☐ YES

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲    FOLD AND DETACH HERE    ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting.

LEAP WIRELESS
INTERNATIONAL, INC.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders

The Proxy Statement and the 2008 Annual Report to Stockholders are available at:
http://bnymellon.mobular.net/bnymellon/leap
INTERNET
http://www.proxyvoting.com/leap
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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PROXY
LEAP WIRELESS INTERNATIONAL, INC.
ANNUAL MEETING OF STOCKHOLDERS – MAY 21, 2009
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
     The undersigned hereby appoints S. Douglas Hutcheson, Walter Z. Berger and Robert J. Irving, Jr., and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Leap Wireless International, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 21, 2009 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.
BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
Address Change/Comments
(Mark the corresponding box on the reverse side)

(Continued and to be marked, dated and signed, on the other side)

▲ FOLD AND DETACH HERE ▲
You can now access your Leap Wireless International, Inc. account online.
Access your Leap Wireless International, Inc. stockholder account online via Investor ServiceDirect® (ISD).
The transfer agent for Leap Wireless International, Inc. now makes it easy and convenient to get current information on your stockholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner/isd
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Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

45479